EXHIBIT 6

FORM OF LIMITED PARTNERSHIP AGREEMENT

LIMITED PARTNERSHIP AGREEMENT

OF

[______________]

A DELAWARE LIMITED PARTNERSHIP

THE LIMITED PARTNER INTERESTS (“INTERESTS”) IN [______________] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE.  INTERESTS MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.  IT IS NOT ANTICIPATED THAT INTERESTS WILL BE REGISTERED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.  IN ADDITION, TRANSFERS OF INTERESTS ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN ARTICLE 10 HEREOF.

TABLE OF CONTENTS

ARTICLE 6 DISTRIBUTIONS		50
6.1	Distributions Attributable to Investments	50
6.2	Adjustments to Distributions	51
6.3	Distributions in Kind	52
6.4	Limitation on Distributions	53
6.5	Reports on Distributions to General Partner	53
6.6	Reinvestment	53
6.7	Clawback	54
6.8	DIP Loan Proceeds	54

ARTICLE 7 CAPITAL ACCOUNTS AND ALLOCATIONS OF NET INCOME OR LOSS		55
7.1	Capital Accounts	55
7.2	No Interest Payable on Accounts	55
7.3	Allocation of Net Income or Loss	55
7.4	Allocation of Income or Loss for Tax Purposes	56
7.5	Tax Returns	56
7.6	Guaranteed Payments	56

ARTICLE 8 ACCOUNTING AND TAX MATTERS		56
8.1	Books and Records; Reports	56
8.2	Tax Election	58
8.3	Returns	59
8.4	Withholding Tax Payments and Obligations	59
8.5	Tax Matters Partner; Partnership Status; Certain Tax Elections	60
8.6	Advice	61

ARTICLE 9 EXCULPATION AND INDEMNIFICATION		61
9.1	Exculpation	61
9.2	Indemnification	62

ARTICLE 10 TRANSFERS BY LIMITED PARTNERS; WITHDRAWAL OF AND TRANSFER BY GENERAL PARTNER; LIQUIDITY EVENTS		64
10.1	Restrictions on Transfer by Limited Partners	64
10.2	Withdrawal of and Transfer by the General Partner	67
10.3	Additional Requirements and Conditions	67
10.4	Substituted Limited Partner	69
10.5	Incapacity of a Limited Partner	69
10.6	Tag-Along Rights	70
10.7	Syndication	72
10.8	Liquidity Events	72

ARTICLE 11 DISSOLUTION AND WINDING UP OF THE COMPANY		75
11.1	Events of Dissolution	75
11.2	Winding Up	76
11.3	Liquidation	76
11.4	Termination of Partnership	78

ii

11.5	Other Dissolution and Termination Provisions	78

ARTICLE 12 GENERAL PROVISIONS		78
12.1	Notices	78
12.2	Title to Partnership Property	79
12.3	Confidentiality	79
12.4	Exclusivity	82
12.5	Relations with Partners	82
12.6	Appointment of General Partner as Attorney-in-Fact	83
12.7	General Partner Discretion	84
12.8	Other Instruments and Acts	84
12.9	Binding Agreement	84
12.10	Payments by Partners	84
12.11	No Third Party Beneficiaries	85
12.12	Reliance on Authority of Person Signing Agreement	85
12.13	Applicable Law; Waiver of Jury Trial	85
12.14	Arbitration	85
12.15	Submission to Jurisdiction and Service of Process	86
12.16	Remedies and Waivers	87
12.17	Amendments	87
12.18	Counterparts	88
12.19	Construction; Headings	88
12.20	Severability	88
12.21	Side Letters	88
12.22	Entire Agreement	89
12.23	Anti-Money Laundering and Anti-Terrorist Laws	89
12.24	Investment by Certain Employee Benefit Plans	89
12.25	Disclosures and Restrictions Regarding Employee Benefit Plans	90
12.26	Custodian	90
12.27	Certain Protections	90

SCHEDULE A	Schedule of Partners and Investors in Parallel Investment Vehicles
SCHEDULE B	Transaction Costs
SCHEDULE C	Initial Members of Board of Directors

EXHIBIT A	Form of Escrow Agreement
EXHIBIT B	Restructuring Proposal
EXHIBIT C	Redemption Procedure

iii

LIMITED PARTNERSHIP AGREEMENT

OF

[______________]

THIS LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of [______________] (the “Partnership”) is made and entered into [_______], 2010, by and among Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P., a Manitoba limited partnership, as the general partner (the “General Partner”), and those persons who become limited partners of the Partnership in accordance with the provisions hereof and whose names are set forth as “Limited Partners” on the books and records of the Partnership.

RECITALS:

WHEREAS, the Partnership was formed pursuant to the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Section 17-101, et seq.), as amended from time to time (the “Act”), by filing a Certificate of Limited Partnership of the Partnership with the office of the Secretary of State of the State of Delaware on [_______], 2010 (the “Certificate”);

WHEREAS, from that date the Partnership has been governed by a Limited Partnership Agreement dated [_______] (the “Partnership Agreement”) pursuant to which the General Partner was admitted as the general partner of the Partnership and [______________] (the “Withdrawing Limited Partner” and together with the General Partner, the “Original Partners”) was admitted as the initial limited partner of the Partnership;

WHEREAS, the Investment (as defined below) is one of the investments contemplated by the Protocol for a Real Estate Turnaround Investment Program (the “Protocol”) dated June 2009 among BAM and certain institutional investors;

WHEREAS, as of the date of this Agreement, each Person whose subscription to the Partnership is accepted by the General Partner is admitted to the Partnership as a limited partner of the Partnership (each, a “Limited Partner” and together with the General Partner, collectively, the “Partners”);

WHEREAS, following the admission of the Limited Partners, the Withdrawing Limited Partner desires to withdraw as a limited partner of the Partnership as of the date hereof, and the General Partner hereby accepts and permits such withdrawal; and

WHEREAS, the Partners wish to continue the Partnership and to amend and restate the Partnership Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners hereby amend and restate the Partnership Agreement in its entirety to read as follows:

ARTICLE 1
DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Acceptance Notice” has the meaning set forth in Section 10.1(b)(iii) hereof.

“Acceptance Notice Period” has the meaning set forth in Section 10.1(b)(iii) hereof.

“Acquiring Members” has the meaning set forth in Section 10.8(d)(ii) hereof.

“Acquisition Notice” has the meaning set forth in Section 10.8(d)(ii)(C) hereof.

“Act” has the meaning set forth in the Recitals hereof.

“Additional Limited Partner” has the meaning set forth in Section 3.3(a) hereof.

“Advisers Act” means the Investment Advisers Act of 1940, as amended from time to time.

“Affiliate” of a Person means any Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of transactions between one another, the Partnership and any Parallel Investment Vehicle shall not be considered “Affiliates” of each other or of Brookfield.

“Affiliate Transaction” has the meaning set forth in Section 4.13 hereof.

“Aggregate Commitments” means the sum of the Commitments of all Partners or any subset of the Partners, as the context may require.

“Aggregate Consortium Commitments” means the sum of (i) the Aggregate Commitments plus (ii) the aggregate Commitments of the Parallel Vehicle Members to each of the Parallel Investment Vehicles.  For avoidance of doubt, each Consortium Member’s Commitment within a single subscription agreement shall only be included in either clause (i) or clause (ii) in the preceding sentence.

“Agreement” has the meaning set forth in the introductory paragraph hereof, including all schedules and exhibits hereto, as subsequently amended or restated from time to time in accordance with the provisions hereof and the Act.

“Available Commitment” means, with respect to any Partner as of any date of determination, such Partner’s Commitment, less the excess of (i) the aggregate amount of all previously funded Capital Contributions over (ii) the aggregate amount of any Capital Contributions returned to such Partner pursuant to Section 3.1(e) or 3.3(d) hereof.

“BAM” means Brookfield Asset Management Inc., an Ontario corporation.

“Bankruptcy” of a Person, means:  (a) such Person (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of such nature; or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of its properties; or (b) if one hundred and twenty (120) days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, the proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver, or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.  Without limiting the generality of the foregoing, if a Person is a partnership, Bankruptcy of such Person shall also include the Bankruptcy of any general partner of such Person.

“Beneficial Owner” has the meaning set forth in Section 12.26 hereof.

“Benefit Plan” has the meaning set forth in Section 12.24 hereof.

“Benefit Plan Fiduciary” has the meaning set forth in Section 12.24 hereof.

“Board of Directors” has the meaning set forth in Section 4.3 hereof.

“BRH” means Brookfield Retail Holdings LLC, a Delaware limited liability company (f/k/a REP Investments LLC).

“Brookfield” means BAM or any Affiliate thereof, other than the Partnership and any Parallel Investment Vehicle.

“Brookfield Minimum Hold” means the minimum aggregate Commitments of BAM and its wholly-owned Subsidiaries (which, for the avoidance of doubt, does not include any account managed by Brookfield on a discretionary basis unless 100% of the economic and beneficial interests in such account are owned by BAM or any its wholly-owned Subsidiaries) to the Partnership and/or any Parallel Investment Vehicle, which shall be the lesser of (i) twenty percent (20%) of the Aggregate Consortium Commitments, (ii) $600 million or (iii) such lesser amount resulting solely from any permitted Disposition contemplated by Section 10.8(a) or 10.8(d)(i) that reduces the Commitment of BAM and its wholly-owned Subsidiaries (which, for the avoidance of doubt, does not include any account managed by Brookfield on a discretionary basis unless 100% of the economic and beneficial interests in such account are owned by BAM or any its wholly-owned Subsidiaries) below the applicable thresholds in clauses (i) and (ii).

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in either New York, New York or Beijing, China are authorized or required to be closed.

“Business Hours” means between the hours of 9 a.m. and 5 p.m. on a Business Day at the address of the recipient for a notice or other communication under Article 12 hereof.

“Business Plan” has the meaning set forth in Section 4.5(a)(iii) hereof.

“Capital Account” means, with respect to any Partner, the capital account in respect of its Interest maintained for such Partner in accordance with Section 7.1 hereof.

“Capital Call Payment Date” means a date specified in a Funding Notice for the payment of a Capital Contribution by one (1) or more Partners to the Partnership or any date on which an Additional Limited Partner makes its initial Capital Contribution to the Partnership.

“Capital Contribution” means, with respect to any Partner, the (i) value of any property contributed or deemed contributed as capital by such Partner to the Partnership and (ii) cash contributions contributed as capital by such Partner to the Partnership.

“Carried Interest” means the distributions actually received or deemed to be received by the Class B Limited Partner in respect of its Class B Interest pursuant to Sections 6.1(d) and 6.1(e) hereof.  For purposes of this Agreement, “deemed” Carried Interest distributions shall refer to distributions deemed made to the Class B Limited Partner in respect of its Class B Interest pursuant to Sections 8.4 and 11.3 hereof.

“Certificate” has the meaning set forth in the Recitals hereof, as originally filed in the office of the Secretary of State of the State of Delaware, and as subsequently amended and/or restated from time to time in accordance with the provisions hereof and the Act.

“Change of Control” means the occurrence of any of the following: (1) any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, becomes the beneficial owner, as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act, directly or indirectly, of 50% or more of the total voting power of BAM (on a direct or indirect basis); (2) there will be consummated any consolidation or merger or amalgamation of BAM in which BAM is not the continuing or surviving corporation or pursuant to which the common voting shares of BAM would be converted into cash, securities or other property, other than a merger or consolidation or amalgamation of BAM in which the holders of the voting common shares of BAM outstanding immediately prior to the consolidation or merger or amalgamation hold, directly or indirectly, at least a majority of the voting common shares or voting interests of the surviving corporation immediately after such consolidation or merger or amalgamation; (3) the first day on which a majority of the members of the board of directors of BAM are not Continuing Directors or (4) the first day that 100% of the economic and beneficial interests in the General Partner are not owned and controlled, directly or indirectly, by BAM.

“Chapter 11 Case” means the cases pending as of the Initial Closing Date before the United States Bankruptcy Court for the Southern District of New York involving GGP and certain of its Affiliates which are being jointly administered under Case No. 09-11977 (ALG).

“Class”, “Class A Interest”, “Class B Interest” and “Class C Interest” each has the meaning set forth in Section 2.6(b) hereof.

“Class B Limited Partner” has the meaning set forth in Section 2.6(b) hereof.

“Class C Partner” has the meaning set forth in Section 2.6(b) hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, (i) with respect to any Partner, such Partner’s obligation to make Capital Contributions to the Partnership (or a Parallel Investment Vehicle, to the extent set forth in such Partner’s Subscription Agreement) in an aggregate amount not to exceed the amount set forth in such Partner’s Subscription Agreement and opposite such Partner’s name on Schedule A hereto in the column entitled “Commitment”, as such amount may be reduced or increased, as applicable, by assignment, transfer, or syndication or otherwise adjusted from time to time in accordance with this Agreement and (ii) with respect to any Parallel Vehicle Member, such Parallel Vehicle Member’s obligation to make capital contributions to the applicable Parallel Investment Vehicle in accordance with the terms of the applicable Parallel Vehicle Agreement and the Parallel Vehicle Member’s applicable subscription agreement.

“Commitment Account” has the meaning set forth in Section 3.1(f) hereof.

“Commitment Account Draw” has the meaning set forth in Section 3.1(f)(i) hereof.

“Commitment LC” has the meaning set forth in Section 3.1(g) hereof.

“Commitment LC Draw” has the meaning set forth in Section 3.1(g)(i) hereof.

“Consortium” means, collectively, the Partnership and all the Parallel Investment Vehicles.

“Consortium Member” means any Partner or any Parallel Vehicle Member.

“Consortium Percentage Interest” means, (i) with respect to any Consortium Member as of any date of determination, the interest, expressed as a percentage, in the Consortium held by such Consortium Member, determined by dividing the Invested Capital of such Consortium Member by the aggregate Invested Capital of all Consortium Members, (ii) with respect to the Partnership as of any date of determination, the interest, expressed as a percentage, in the Consortium held by the Partnership, determined by dividing the Invested Capital of all the Partners by the aggregate Invested Capital of all Consortium Members and (iii) with respect to any Parallel Investment Vehicle as of any date of determination, the interest, expressed as a percentage, in the Consortium held by such Parallel Investment Vehicle, determined by dividing the Invested Capital of all Consortium Members holding an Interest in such Parallel Investment Vehicle by the aggregate Invested Capital of all Consortium Members, provided that in each case, if the Invested Capital of all Consortium Members is zero, the determinations above shall be based on the Commitment of each Consortium Member and the Aggregate Consortium Commitments.

“Constituent Member” of a specified Person, means any other Person that is an officer, director, member, partner or shareholder in such specified Person, or any Person that, indirectly through one or more limited liability companies, partnerships or other entities, is an officer, director, member, partner or shareholder in such specified Person.

“Continuing Director” means with respect to BAM, as of any date of determination, any member of the board of directors of BAM: (i) who was a member of the board of directors of BAM on the Initial Closing Date; or (ii) whose appointment or election was approved by the affirmative vote of a majority of the Continuing Directors who were members of the board of directors of BAM at the time of that director's nomination or election.

“control”, “controlled”, and “controlling” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise.

“Daily VWAP” means, for any trading day in respect of a Security trading on a national stock exchange or active over-the-counter market, the per Security volume weighted average price as displayed on Bloomberg (or its equivalent successor if such service is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day on the national stock exchange or active over-the-counter market for such Security (or if such volume weighted average price is not reported by Bloomberg, then as reported by another recognized source selected by the General Partner; provided, that the selection is consistent with previous selections made in respect of such Security). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Debt” means any notes, bonds, evidences of indebtedness or debt of GGP not secured by real property, including the 3.98% Exchangeable Senior Notes issued by GGP Limited Partnership, under Rule 144A of the Securities Act, pursuant to an indenture dated April 16, 2007, five (5) series of public bonds issued by The Rouse Company LP pursuant to an indenture dated February 24, 1995, one (1) series of bonds in a private placement issued by The Rouse Company LP and TRC Co-Issuer, Inc. pursuant to an indenture dated May 5, 2006, and a term and revolving credit facility pursuant to the Second Amended and Restated Credit Agreement, dated as of February 24, 2006, by and among General Growth Properties, Inc., GGP Limited Partnership and GGPLP, L.L.C., as borrowers, Eurohypo AG, New York Branch, as administrative agent, and the lenders from time to time party thereto.

“Default Amount” has the meaning set forth in Section 3.6(a) hereof.

“Defaulting Limited Partner” has the meaning set forth in Section 3.6(a) hereof.

“Delaware Arbitration Act” has the meaning set forth in Section 12.14 hereof.

“DIP Loan” means that certain Senior Secured Debtor in Possession Credit, Security and Guaranty Agreement dated July 23, 2010 among certain lenders, Barclays Capital as the sole arranger, Barclays Bank PLC, as the administration and collateral agent, General Growth Properties, Inc. and GGP Limited Partnership, as the borrowers and the guarantors party thereto.

“DIP Loan Contributions” has the meaning set forth in Section 3.1(h)(i) hereof.

“DIP Loan Funding Member” has the meaning set forth in the Operating Agreement of REP.

“DIP Loan Investment” means the lender interests in the DIP Loan held directly or indirectly by the Partnership or a Subsidiary thereof.

“DIP Loan Purchase Price” means the amount necessary to fund the DIP Loan (provided it does not exceed $400 million).

“Disposing Member” has the meaning set forth in Section 10.8(d)(ii) hereof.

“Disposition” means any transaction or series of transactions whereby the Partnership sells or otherwise disposes of all or any portion of its right, title and interest in and to the Investment or other assets of the Partnership, including any merger or consolidation, any distribution in kind of all or any portion of the Investment or other assets of the Partnership to any Limited Partner, and any deemed sales or other dispositions pursuant to Sections 6.1(a)-6.1(d), 8.4, 10.8(d) or 11.3(c) hereof.  Notwithstanding the foregoing, the sale or disposition of all or any portion of the Investment in connection with the substitution or exchange of any part of the Investment in the ordinary course of business under the terms of the Investment or in connection with or as a result of the Chapter 11 Case shall not be deemed a Disposition in whole or in part, unless such sale or disposition is for cash, which cash is not required to be immediately reinvested in GGP pursuant to the Plan.

“Dispose” and “Disposed of” have meanings correlative thereto.

“Dispute” has the meaning set forth in Section 12.14 hereof.

“Distribution Date” means any date of distribution under Sections 3.3(d), 6.1, 10.8(a), 10.8(b), 10.8(d) or 11.3 hereof.

“Dollars” or “$” refers to lawful money of the United States of America.

“Electing Member” has the meaning set forth in Section 5.2(g) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, the related provisions of the Code, and the respective rules and regulations promulgated thereunder, in each case, as amended from time to time, and the judicial and administrative rulings and interpretations thereof.

“Escrow Agreement” has the meaning set forth in Section 3.1(f) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Consortium Members” means, collectively, the General Partner and any Consortium Member admitted or deemed admitted to BRH prior to September 1, 2010.

“Exit Price” has the meaning set forth in Section 10.8(d)(ii)(B) hereof.

“Fair Market Value” means on a valuation date:

(a)           with respect to Securities, (i) if traded on one (1) or more securities exchanges or the Nasdaq National Market System, the Twenty-One-Day Average VWAP of the Securities; (ii) if actively traded over-the-counter (other than on the Nasdaq National Market System), the Twenty-One-Day Average VWAP of such Securities; or (iii) if there is no active public market, determined based on a valuation as of such valuation date by an appropriately qualified independent third-party valuation agent, designated by the General Partner and approved pursuant to the Voting Agreement, which such approval shall be based on the approval of a Super-Majority Vote of Tier One Parallel Investment Vehicles;

(b)           with respect to Debt (other than Debt that is a Security), (i) the average of three (3) quotes, or such lesser number of quotes as available, each provided by a different nationally recognized banking institution that actively trades such Debt or different market maker for such Debt designated by the General Partner as to the amount in cash in immediately available funds that such nationally recognized banking institution or market maker would be willing to pay to the Partnership as of such date to purchase the Debt held on such date by the Partnership, or (ii) in the event such quote(s) are unavailable, determined based on a valuation as of such valuation date by an appropriately qualified independent third-party valuation agent, designated by the General Partner and approved pursuant to the Voting Agreement, which such approval shall be based on the approval of a Super-Majority Vote of Tier One Parallel Investment Vehicles; and

(c)           with respect to any other Partnership asset or liability, (i) the market value as of the valuation date as reasonably determined pursuant to the Voting Agreement, which such determination shall be based on the determination of a Super-Majority Vote of Tier One Parallel Investment Vehicles, or (ii) in the event under the Voting Agreement a Super-Majority Vote of Tier One Parallel Investment Vehicles is unable to agree on such valuation within 30 days of the first consideration by the Tier One Parallel Investment Vehicles of the need to determine Fair Market Value, determined based on a valuation made by an appropriately qualified independent third-party valuation agent, designated by the General Partner and approved pursuant to the Voting Agreement, which such approval shall be based on the approval of a Super-Majority Vote of Tier One Parallel Investment Vehicles.

“Fiscal Year” means the calendar year, unless otherwise determined pursuant to the Voting Agreement, which such determination shall be based on the determination of a Hyper-Majority Vote of Tier One Parallel Investment Vehicles.

“FOIA” has the meaning set forth in Section 12.3(d) hereof.

“FOIA Partner” has the meaning set forth in Section 12.3(b) hereof.

“Funding Date” has the meaning set forth in Section 3.1(c) hereof.

“Funding Notice” has the meaning set forth in Section 3.1 hereof.

“GAAP” means the United States generally accepted accounting principles, applied on a consistent basis.

“General Partner” has the meaning set forth in the introductory paragraph hereof, or any temporary replacement general partner from time to time while and for so long as it is a general partner.

“GGP” means General Growth Properties, Inc., a Delaware corporation, including its successor(s) (including, for greater certainty, General Growth Opportunities (as defined in the Restructuring Proposal)), and its subsidiaries.

“GGP Director” has the meaning set forth in Section 4.2(a)(viii) hereof.

“GGP Financing Allocation Percentage” means, for each GGP Financing Member, an amount, expressed as a percentage, equal to such GGP Financing Member’s Consortium Percentage Interest divided by the aggregate Consortium Percentage Interests of all GGP Financing Members.

“GGP Financing Interests” has the meaning set forth in Section 5.2(a) hereof.

“GGP Financing Member” has the meaning set forth in Section 5.2(b) hereof.

“GGP Financing Vehicle” has the meaning set forth in Section 5.2(a) hereof.

“GGP Holdco” means an entity or entities which directly or indirectly owns and controls all or substantially all of the business of the entities comprising GGP (including, for greater certainty, General Growth Opportunities (as defined in the Restructuring Proposal)) as of the date hereof.

“Hyper-Majority Vote of Board of Directors” means the affirmative vote of the members of the Board of Directors representing Limited Partners who in the aggregate hold Partnership Percentage Interests of at least eighty-six percent (86%).  For purposes of the preceding sentence, certain Interests shall not be included as provided in Section 4.4(c) hereof.

“Hyper-Majority Vote of Members” means (i) with respect to any vote, consent, approval or determination of only the Partners, the affirmative vote, consent, approval or determination of the Partners who in the aggregate hold Partnership Percentage Interests of at least eighty-six percent (86%) of all of the Partnership Percentage Interests and (ii) with respect to any vote, consent, approval or determination of the Consortium Members (which the Partners agree will include the votes, consents, approvals and determinations referenced in Sections 4.6(c), 4.11(f), 10.2, 10.8(c) and 12.17 and such other votes, consents, approvals and determinations for matters pertaining to all of the Consortium Members as set forth in this Agreement) the affirmative vote, consent, approval or determination of the Consortium Members who in the aggregate hold Consortium Percentage Interests of at least eighty-six percent (86%) of all of the Consortium Percentage Interests.  For purposes of the preceding sentence, certain Interests shall not be included as provided in Section 4.11(d) hereof.

“Hyper-Majority Vote of Tier One Parallel Investment Vehicles” means the affirmative vote of the Tier One Parallel Investment Vehicles who in the aggregate hold Consortium Percentage Interests of at least eighty-six percent (86%) of all of the Consortium Percentage Interests held by Tier One Parallel Investment Vehicles.  For purposes of the preceding sentence, certain Interests shall not be included as provided in the Voting Agreement.

“IFRS” means the International Financial Reporting Standards as adopted by the International Accounting Standards Board.

“Indemnified Party” has the meaning set forth in Section 9.2(a) hereof.

“Indemnifying Party” means any Person responsible for making payments of amounts constituting indemnification pursuant to Article 9 hereof.

“Independent Accounting Firm” means Deloitte & Touche LLP, or any other “Big Four” accounting firm selected by the General Partner and approved pursuant to the Voting Agreement, which such approval shall be based on the approval of a Super-Majority Vote of Tier One Parallel Investment Vehicles.

“Initial Closing Date” means March 31, 2010.

“Initial Members” means, collectively, the Managing Member of BRH and any Consortium Member admitted or deemed admitted to BRH on the Initial Closing Date for so long as such Consortium Member maintains a Consortium Percentage Interest of at least fifteen percent (15%).

“Interest” means (i) with respect to any Partner, the limited partnership interest of any Class owned by a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement or applicable law, together, with any and all obligations of such Partner to comply with all terms and provisions of this Agreement and (ii) with respect to any Parallel Vehicle Member, the limited liability company, limited partner or other similar interest owned by a Parallel Vehicle Member in a Parallel Investment Vehicle at any particular time, including the right of such Parallel Vehicle Member to any and all benefits to which such Parallel Vehicle Member may be entitled as provided in the applicable Parallel Vehicle Agreement or applicable law, together, with any and all obligations of such Parallel Vehicle Member to comply with all terms and provisions of the applicable Parallel Vehicle Agreement.

“Internal Dispute” means any claim in which (a) one or more members of the Board of Directors, the General Partner, the General Partner’s Affiliates or their respective employees or managers are suing one or more other members of the Board of Directors, the General Partner, the General Partner’s Affiliates or their respective employees or managers and (b) neither the Partnership nor a Parallel Investment Vehicle is a plaintiff, defendant or other participant in such claim and/or will (or could reasonably be expected to) receive any monetary benefit from the outcome of such claim.

“Internal Rate of Return” means, with respect to a Partner as of any Distribution Date, the annual percentage rate, which when utilized to calculate the present value of all distributions (i.e., cash inflows) received by such Partner from the Partnership shall cause such present value to equal the present value of all Capital Contributions (i.e., cash outflows) made by such Partner.  In order for a Partner to receive a positive Internal Rate of Return, a Partner must receive an aggregate amount equal to (a) its aggregate Capital Contributions, plus (b) a return thereon.  The Internal Rate of Return with respect to a Partner, at any Distribution Date, shall be computed with annual compounding.  For purposes of computing such Internal Rate of Return, (i) all Capital Contributions of such Partner shall be treated as Capital Contributions made on the applicable Capital Call Payment Date, (ii) each distribution or payment of cash received by such Partner (including pursuant to Sections 3.3(d), 6.1, 10.8(a), 10.8(b), 10.8(d) or 11.3 hereof) shall be treated as a distribution on the date such funds are distributed by the Partnership, and (iii) each distribution or payment of non-cash property received by such Partner in kind (including pursuant to Sections 6.1 or 11.3 hereof) shall be treated as a distribution on the Distribution Date such non-cash property is distributed by the Partnership; provided, however, that with respect to clause (iii), for purposes of calculating the Internal Rate of Return with respect to a Partner, such Partner shall be deemed to have received cash in an amount equal to the Fair Market Value (determined as of the applicable Distribution Date) of all non-cash property distributed (or deemed distributed) to such Partner by the Partnership.

“Invested Capital” means, (i) with respect to any Partner as of any date of determination, the sum of all Capital Contributions made by such Partner as of such date reduced by any Invested Capital returned to such Partner pursuant to Sections 3.1(e) or 3.3(d) hereof; provided, that, except for any Invested Capital returned to a Partner pursuant to Sections 3.1(e) and 3.3(d) hereof, the amount of Invested Capital at any time shall not take into account any return of, or distribution with respect to, such Invested Capital, and (ii) with respect to any Parallel Vehicle Member as of any date of determination, such Parallel Vehicle Member’s “invested capital” as determined in accordance with the applicable Parallel Vehicle Agreement.

“Investment” means, collectively, the Debt and New Equity held by the Partnership from time to time in accordance with this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Proceeds” means all cash, other proceeds or Securities available for distribution by the Partnership, net of (a) Reserves and (b) amounts necessary to pay Transaction Costs, liabilities and obligations of the Partnership then due and owing (to the extent the Partner have not made Capital Contributions in respect of such Transaction Costs, liabilities and obligations of the Partnership or such Transaction Costs, liabilities and obligations of the Partnership were not otherwise covered by Reserves).

“Long Stop Date” means, except as otherwise agreed in writing by the Initial Members or extended pursuant to the Voting Agreement, which such extension shall be based on the consent of a Hyper-Majority Vote of Tier One Parallel Investment Vehicles, the later of (a) the earlier of (i) the final day of the Standstill Period and (ii) October 31, 2010 and (b) the date the Restructuring Proposal is (I) terminated or (II) terminable by BRH in accordance with its terms without default by BRH thereunder.

“Majority Vote of Board of Directors” means the affirmative vote of the members of the Board of Directors representing Partners who in the aggregate hold Partnership Percentage Interests greater than fifty percent (50%) of all of the Partnership Percentage Interests.  For purposes of the preceding sentence, certain Interests shall not be included as provided in Section 4.4(c) hereof.

“Majority Vote of Members” means (i) with respect to any vote, consent, approval or determination of only the Partners, the affirmative vote, consent, approval or determination of the Partners who in the aggregate hold Partnership Percentage Interests representing greater than fifty percent (50%) of all of the Partnership Percentage Interests and (ii) with respect to any vote, consent, approval or determination of the Consortium Members (which the Partners agree will include the votes, consents, approvals and determinations referenced in Section 4.11(a) and such other votes, consents, approvals and determinations for matters pertaining to all of the Consortium Members as set forth in this Agreement), the affirmative vote, consent, approval or determination of the Consortium Members who in the aggregate hold Consortium Percentage Interests representing greater than fifty percent (50%) of all of the Consortium Percentage Interests.  For purposes of the preceding sentence, certain Interests shall not be included as provided in Section 4.11(d) hereof.

“Majority Vote of Tier One Parallel Investment Vehicles” means the affirmative vote of the Tier One Parallel Investment Vehicles who in the aggregate hold Consortium Percentage Interests representing greater than fifty percent (50%) of all of the Consortium Percentage Interests held by Tier One Parallel Investment Vehicles.  For purposes of the preceding sentence, certain Interests shall not be included as provided in the Voting Agreement.

 “Minimum Condition” means, except as otherwise agreed in writing by the Initial Members, either (a) the transaction contemplated by the Restructuring Proposal has been consummated, or (b)(i) the Consortium holds or controls at least twenty-five (25%) of the common voting equity of GGP Holdco on a fully diluted basis, and (ii) the Consortium has representation on the board of directors of GGP Holdco (or the right thereto) (which, in the case of agreement by General Growth Properties Inc. to the Restructuring Proposal as amended from time to time, shall be representation by two directors (or the right thereto)), in each case by the Long Stop Date.

“New Equity” means common equity of GGP Holdco, including common shares, preferred shares, convertible preferred shares or any other type of security instrument or contract that grants equity-like rights and interests or is convertible or exchangeable into common equity of GGP Holdco.

“Limited Partner” has the meaning set forth in the Recitals hereof until any such Person ceases to be a limited partner, and any other Person from time to time while and for so long as it is a limited partner.

“Notional Interest” has the meaning set forth in Section 3.3(a) hereof.

“Notional Principal Amount” has the meaning set forth in Section 3.3(a) hereof.

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Development Assets Control, pursuant to applicable law, including, without limitation, trade embargo, economic sanctions or other prohibitions imposed by the executive order of the President of the United States.  As of the date hereof, the OFAC List is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Offer Notice” has the meaning set forth in Section 10.1(b)(ii) hereof.

“Offer Price” has the meaning set forth in Section 10.1(b)(ii) hereof.

“Offer Terms” has the meaning set forth in Section 10.1(b)(ii) hereof.

“Offered Interest” has the meaning set forth in Section 10.1(b) hereof.

“Offeree Members” has the meaning set forth in Section 10.1(b) hereof.

“Operating Expenses” has the meaning set forth in Section 4.7(b) hereof.

“Organizational Expenses” has the meaning set forth in Section 4.7(a) hereof.

“Original Partners” has the meaning set forth in the introductory paragraph hereof.

“Parallel Investment Vehicle” has the meaning set forth in Section 4.12 hereof.

“Parallel Vehicle Agreement” means the limited liability company agreement, limited partnership agreement or similar agreement of a Parallel Investment Vehicle, as amended from time to time.

“Parallel Vehicle Member” has the meaning set forth in Section 4.12 hereof.

“Partially Adjusted Exit Price” has the meaning set forth in Section 10.8(d)(ii)(E).

“Participating GGP Financing Members” has the meaning set forth in Section 5.2(c) hereof.

“Partners” has the meaning set forth in the Recitals hereof.

“Partnership” has the meaning set forth in the introductory paragraph hereof.

“Partnership Business” has the meaning set forth in Section 2.5 hereof.

“Partnership Percentage Interest” means, with respect to any Partner as of any date of determination, the interest, expressed as a percentage, in the Partnership held by such Partner, determined by dividing the Invested Capital of such Partner by the aggregate Invested Capital of all Partners, or if the Invested Capital of all Partners is zero, determined by dividing the Commitment of such Partner by the Aggregate Commitments.

“Person” means any individual, general partnership, limited partnership, limited liability company, unlimited liability company, corporation, joint venture, trust, business trust, statutory trust, cooperative, association, or other entity, and, where the context so permits, the legal representatives, successors in interest and permitted assigns of such Person.

“Plan” means GGP’s plan of reorganization with respect to the Chapter 11 Case.

“Potential Transfer Notice” has the meaning set forth in Section 10.1(b)(i) hereof.

“Prime Rate” means, on any date of determination, a variable rate per annum equal to the rate of interest published, from time to time, by The Wall Street Journal (United States edition) designated therein as the “prime rate” at large United States money center banks.

“Proceeding” has the meaning set forth in Section 3.5(c)(i) hereof.

“Prohibited Person” means any Person identified on the OFAC List or any other Person with whom a U.S. Person (as defined below) may not conduct business or transactions by prohibition of federal law or executive order of the President of the United States of America. For the purposes of this definition, the term “U.S. Person” means any United States citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person in the United States.

“Protocol” has the meaning set forth in the Recitals hereof.

“Provisional Sale Notice” has the meaning set forth in Section 10.8(d)(ii)(A) hereof.

“Redemption Procedure” means the procedure set forth in Exhibit C hereto.

“Remaining GGP Financing Percentage” means, for each Participating GGP Financing Member, an amount, expressed as a percentage, equal to such Participating GGP Financing Member’s Consortium Percentage Interest divided by the aggregate Consortium Percentage Interests of all Participating GGP Financing Members.

“Removal Conduct Event” means (a) the occurrence of a Change of Control with respect to the General Partner or BAM; (b) the failure of BAM and its wholly-owned Subsidiaries to comply with the requirements of Section 3.2 hereof; (c) the failure of the General Partner or BAM (or any of its wholly-owned Subsidiaries) to fund any of their respective Commitments; (d) the General Partner or BAM (or any of its wholly-owned Subsidiaries that are Partners) being subject to any event of Bankruptcy or (e) the occurrence of a “Removal Conduct Event” (as defined in each Parallel Vehicle Agreement) under any Parallel Vehicle Agreement (unless such “Removal Conduct Event” is waived pursuant to the terms of such Parallel Vehicle Agreement).

“Removal Liquidating Trustee” means Deloitte & Touche LLP, or any other liquidating trustee approved pursuant to the Voting Agreement, which such approval shall be based on the approval of a Super-Majority Vote of Tier One Parallel Investment Vehicles.

“Reports” has the meaning set forth in Section 8.3(b) hereof.

“Reply” has the meaning set forth in Section 10.6(b) hereof.

“Reserves” means the amount of cash, other proceeds or Securities that the General Partner determines in good faith and in its reasonable discretion, subject to different instructions in writing by a Hyper-Majority Vote of Members (excluding from both the numerator and denominator of such percentage the Interests held by the General Partner and its Affiliates, including any Person or account the Interest of which is managed by Brookfield on a discretionary basis), is necessary to be maintained by the Partnership for the purpose of paying reasonably anticipated Transaction Costs, liabilities and obligations of the Partnership, regardless of whether such Transaction Costs, liabilities and obligations are actual or contingent.

“Restructuring Proposal” means that certain Amended and Restated Cornerstone Investment Agreement, effective as of March 31, 2010, by and between GGP and the Partnership, in the form as submitted to the Partnership by the General Partner prior to the Initial Closing Date and attached hereto as Exhibit B, as the same may be amended from time to time in accordance with this Agreement.

“Restructuring Proposal Termination” has the meaning set forth in Section 3.1(h)(iv).

 “Returns” has the meaning set forth in Section 8.3(a) hereof.

“Rules” has the meaning set forth in Section 12.14 hereof.

“Sale Notice” has the meaning set forth in Section 10.8(d)(ii)(B) hereof.

“Sale Offer” has the meaning set forth in Section 10.8(d)(ii)(B) hereof.

“Sale Recommendation” has the meaning set forth in Section 10.8(d)(i)(A) hereof.

“Sale Recommendation Acceptance Period” has the meaning set forth in Section 10.8(d)(i)(A) hereof.

“Securities” means, for purposes of this Agreement, securities of every kind and nature and rights and options with respect thereto, including stock, shares, notes, bonds, evidences of indebtedness, New Equity and other business interests of every type, including interests in GGP.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Member” has the meaning set forth in Section 10.1(b) hereof.

“Services Agreement” has the meaning set forth in Section 4.5(a) hereof.

“Sharing Percentage” means, with respect to any Partner as of any date of determination, a fraction, expressed as a percentage, the numerator of which is an amount equal to the Invested Capital of such Partner, and the denominator of which is an aggregate amount equal to the sum of the Invested Capital of all Partners.

“Standstill Period” means the period ending on the later of (a) the date the Consortium is required to continue to hold all or any portion of the Investment under the Restructuring Proposal, and (b) the period ending on the date ninety (90) calendar days after the earlier of (i) the date an order confirming the Plan becomes final and no longer subject to an outstanding appeal or (ii) the date the Plan becomes effective.

“Subject Interest” has the meaning set forth in Section 10.8(d)(ii) hereof.

“Subscription Agreement” means, with respect to any Limited Partner, any subscription agreement (together with any amendments, supplements or modifications thereto) entered into between the Partnership and such Limited Partner pursuant to the terms of which such Limited Partner has agreed or shall agree to purchase an Interest.

“Subsequent Closing Date” has the meaning set forth in Section 3.3(a) hereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Super-Majority Vote of Members” means (i) with respect to any vote, consent, approval or determination of only the Partners, the affirmative vote, consent, approval or determination of Partners who in the aggregate hold Partnership Percentage Interests representing at least sixty-six and two-thirds percent (66-2/3%) of all of the Partnership Percentage Interests and (ii) with respect to any vote, consent, approval or determination of the Consortium Members (which the Partners agree will include the votes, consents and approvals referenced in Sections 4.6(a), 4.11(h), 4.13, and 5.2(a) and such other votes, consents, approvals and determinations for matters pertaining to all of the Consortium Members as set forth in this Agreement), the affirmative vote, consent, approval or determination of Consortium Members who in the aggregate hold Consortium Percentage Interests representing at least sixty-six and two-thirds percent (66-2/3%) of all of the Consortium Percentage Interests.  For purposes of the preceding sentence, certain Interests shall not be included as provided in Section 4.11(d) hereof.

“Super-Majority Vote of Tier One Parallel Investment Vehicles” means the affirmative vote of the Tier One Parallel Investment Vehicles who in the aggregate hold Consortium Percentage Interests of at least sixty-six and two-thirds percent (66-2/3%) of all of the Consortium Percentage Interests held by Tier One Parallel Investment Vehicles.  For purposes of the preceding sentence, certain Interests shall not be included as provided in the Voting Agreement.

“Tag-Along Partner” has the meaning set forth in Section 10.6(a) hereof.

“Tag-Along Notice” has the meaning set forth in Section 10.6(a) hereof.

“Tag-Along Transfer” has the meaning set forth Section 10.6(a) hereof.

“Tagging Partners” has the meaning set forth in Section 10.6(c) hereof.

“Tax Indemnified Party” has the meaning set forth in Section 8.4(e) hereof.

“Tax Matters Partner” has the meaning set forth in Section 8.5 hereof.

“Temporary Investments” means any of the following: (a) cash; (b) debt securities issued or directly or indirectly fully guaranteed or insured by the United States or any agency or instrumentality thereof and having a maturity of one year or less; and (c) demand deposits of any commercial bank having capital and surplus in excess of $10 billion on the date of acquisition thereof and rated A or better.

“Ten-Day Average VWAP” means the arithmetic average of the Daily VWAP for each trading day during the ten (10) trading day period commencing on the tenth (10th) trading day prior to the valuation date and ending on the valuation date, rounded to two decimal places.

“Tier One Action” means any action by the Partnership or the Consortium, as applicable, which is subject to the vote, consent, approval or determination of the Tier One Parallel Investment Vehicles under this Agreement, which the Partners hereby agree shall include, without limitation, the actions set forth in (i) the following defined terms: Fair Market Value, Fiscal Year, Independent Accounting Firm, Long Stop Date and Removal Liquidating Trustee and (ii) Sections 3.6, 4.2(a) - 4.2(c), 4.3(a), 4.5, 8.2(a), 9.2(e), 9.2(f), 11.1 and 11.2 and such other votes, consents, approvals and determinations for matters pertaining to all of the Consortium Members as set forth in this Agreement.

“Tier One Parallel Investment Vehicles” means each Parallel Investment Vehicle (including for purposes of this definition, the Partnership) that, at the time a particular vote, consent, approval or determination is required under the Voting Agreement, has a Consortium Percentage Interest of at least ten percent (10%); provided, however, that if any Consortium Member holding an interest in such Parallel Investment Vehicle has a Consortium Percentage Interest of at least ten percent (10%), but is a Defaulting Limited Partner (as defined hereunder or the applicable Parallel Investment Agreement), then either (i) if such Defaulting Limited Partner is the only Limited Partner in such Parallel Investment Vehicle that has a Consortium Percentage Interest of at least ten percent (10%), such Parallel Investment Vehicle shall not be a Tier One Parallel Investment Vehicle and shall be excluded from both the numerator and denominator of the calculation of the percentage of such vote, consent, approval or determination hereunder for so long as such Consortium Member is a Defaulting Limited Partner or (ii) if such Defaulting Limited Partner is not the only Limited Partner in such Parallel Investment Vehicle that has a Consortium Percentage Interest of at least ten percent (10%), the Consortium Percentage Interest of such Defaulting Limited Partner shall be excluded for purposes of such Tier One Investment Vehicle’s voting, consent and approval rights under the Voting Agreement.

“Transaction Costs” has the meaning set forth in Section 4.7 hereof.

“Transaction Documents” has the meaning set forth in Section 4.5(c).

“Transaction Distribution Amount” has the meaning set forth in Section 6.1(b) hereof.

“Transfer” means (i) as a noun, any transfer, sale, pledge, assignment, hypothecation or other disposition, whether voluntary or involuntary and whether direct or indirect (including any transfer or other disposition of a direct or indirect ownership interest in or in an interest held by any Partner) and (ii) as a verb, to transfer, sell, pledge, assign, hypothecate or otherwise dispose of whether voluntarily or involuntarily and whether directly or indirectly (including to transfer or otherwise dispose of a direct or indirect ownership interest in or in an interest held by any Partner), except that, Transfer shall not include any transfer of equity or beneficial interests in a public company listed on a national exchange or a pension plan. “Transferor” means a Person that Transfers or proposes to Transfer; and “Transferee” means a Person to whom a Transfer is made or is proposed to be made.

“Treasury Regulations” means all final and temporary United States federal tax regulations issued under the Code from time to time.

“True-Up Member” means each Existing Consortium Member who is not a DIP Loan Funding Member (as described in the Operating Agreement of REP).

“Twenty-One-Day Average VWAP” means the arithmetic average of the Daily VWAP for each trading day during the twenty-one (21) trading day period commencing on the tenth (10th) trading day prior to the valuation date and ending on the tenth (10th) trading day after the valuation date, rounded to two decimal places.

“Unsecured Creditors Committee” means the official committee of unsecured creditors of GGP, appointed under the Chapter 11 Case.

“Voting Agreement” has the meaning set forth in Section 4.1(a) hereof.

“Voting Member” has the meaning set forth in Section 4.3(a) hereof.

1.2 Transaction Document Terms.  To the extent that any of the Transaction Documents define a term by reference to this Agreement which is not defined in this Agreement, the following definitions shall apply: (1) any references to the “Company” shall be replaced with “Partnership” (as defined herein), (2) any references to the “Managing Member” shall be replaced with “General Partner” (as defined herein), (3) any references to “Member” or “Members” shall be replaced with “Partner” or “Partners” respectively (as defined herein), and (4) any references to the “Company Percentage Interest” shall be replaced with “Partnership Percentage Interest” (as defined herein).

ARTICLE 2
FORMATION AND PURPOSE

2.1 Formation.  The Partnership has previously been formed as a limited partnership pursuant to the Act by filing the Certificate in the office of the Secretary of State of the State of Delaware and such Certificate has not been withdrawn as of the date hereof.  The rights and liabilities of the Partners shall be as provided for in the Act if not otherwise expressly provided for in this Agreement. The Partnership was initially formed by the Original Partners.

2.2 Name.  The name of the Partnership is [______________].  The business and affairs of the Partnership shall be managed and conducted under such name or under such other names as the Board of Directors may deem appropriate upon written notice to the Partners.

2.3 Registered Office and Registered Agent; Principal Office.  The address of the Partnership’s registered office in Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.  The name and address of the registered agent in the State of Delaware for service of process is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.  The Board of Directors may change the registered office and the registered agent of the Partnership in its discretion.  The initial principal place of business of the Partnership shall be located at Level 22, 135 King Street, Sydney NSW 2000, Australia.  The General Partner may change the location of the principal place of business of the Partnership to such other place as the Board of Directors may from time to time designate in accordance with the Act.  The General Partner shall provide prompt written notice to the Limited Partners of any change in the Partnership’s principal place of business.

2.4 Term.  The term of the Partnership commenced upon the date of filing of the Certificate in the office of the Secretary of State of the State of Delaware pursuant to the Act and shall continue in full force and effect in perpetuity; provided, that the term of the Partnership shall not extend beyond the date of dissolution of the Partnership as contemplated by Article 11 hereof.  The existence of the Partnership as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act.

2.5 Purpose.  The primary purpose of the activities to be conducted by the Partnership is to make certain investments in GGP, as part of the Plan and as otherwise contemplated in this Agreement (the “Partnership Business”).  The Partnership’s ultimate purpose is to obtain a significant ownership interest in GGP following the effective date of the Plan.  The Partnership shall also deal in all manners and ways as are customary for an investment vehicle with such purposes, carry on any activities relating thereto or arising therefrom, and do anything reasonably incidental or necessary with respect to the foregoing.

2.6 Admission of Partners; Classes of Interests.

(a)           The General Partner hereby continues as the general partner of the Partnership.  The Limited Partners set forth on Schedule A hereto are admitted to the Partnership as limited partners of the Partnership upon acceptance of the Subscription Agreements of such Limited Partners by the General Partner on behalf of the Partnership and the execution and delivery of counterparts of this Agreement (whether directly or through a power of attorney) and the acceptance thereof by the General Partner, on behalf of the Partnership.  Following the admission of such Limited Partners, the Withdrawing Limited Partner withdraws as a limited partner and executes this Agreement solely to evidence such withdrawal.  Each Limited Partner admitted to the Partnership on any Subsequent Closing Date shall be admitted to the Partnership in accordance with Section 3.3 hereof.

(b)           Interests shall be issued in classes (each, a “Class”), designated as follows: each Limited Partner shall be issued an Interest designated as a “Class A Interest”; a wholly-owned Subsidiary of BAM designated by BAM (the “Class B Limited Partner”) may be issued an Interest designated as a “Class B Interest”, provided, that, as of the date hereof, no such Class B Limited Partner has been designated by BAM; and, the General Partner shall be issued an Interest designated as a “Class C Interest” (the General Partner, in its capacity as holder of the Class C Interest, the “Class C Partner”).  Interests of each Class shall be treated as Interests with the same rights and obligations of each other Class, except as expressly provided in this Agreement. Each Partner’s Class shall be set forth on Schedule A.

2.7 Partners Not Agents.  Except as specifically provided herein, nothing contained herein shall be construed to constitute any Partner as the agent of any other Partner or the Partnership.

2.8 ERISA.  The General Partner shall use its commercially reasonable efforts to manage the operations and affairs of the Partnership such that the assets of the Partnership are not, and are not deemed to be, “plan assets” within the meaning of ERISA or the Code.

ARTICLE 3
CAPITAL CONTRIBUTIONS

3.1 Capital Contributions.

(a)           Commitment.  The Commitment of each Partner is set forth in such Partner’s Subscription Agreement and opposite such Partner’s name on Schedule A hereto in the column entitled “Commitment”.

(b)           Capital Contributions.  Subject to the next following sentence and Sections 3.1(c) and 3.1(d), each Partner shall make Capital Contributions to the Partnership upon notice (a “Funding Notice”) from the General Partner and in such amounts and at such times as the General Partner shall deem appropriate, as specified in the Funding Notice; provided, however, that no Partner shall be required to make a Capital Contribution (including Capital Contributions required by Section 3.6(c) hereof) to the Partnership in excess of such Partner’s Available Commitment, except with respect to such Partner’s obligation to return distributions for the purpose of meeting such Partner’s indemnity obligations under Section 3.5 hereof or as otherwise required by the Act.  Such Capital Contributions may only be called by the General Partner, (i) to fund (A) the purchase of the Investment (in accordance with the Business Plan and the Restructuring Proposal), (B) the payment of Transaction Costs, (C) any shortfall arising as a result of any default by a Partner and (D) the payment of the DIP Loan Purchase Price pursuant to Section 3.1(h)(iv), (ii) except as set forth in Sections 3.1(h) or 3.6(c), pro rata in accordance with each Partner’s Partnership Percentage Interest and (iii) if the General Partner reasonably expects that such Capital Contributions will be used for their intended purposes within thirty (30) days.  No interest shall be paid to any Partner on any Capital Contributions.  Notwithstanding anything to the contrary herein, (x) no Capital Contributions shall be called by the General Partner in respect of any indemnity obligations under this Agreement, (y) the General Partner shall not have the right to call capital after the six (6) month anniversary of the effective date of the Plan, and (z) the General Partner may, in its discretion, accept Capital Contributions in kind of New Equity and/or claims against the Debtors (as defined in the Restructuring Proposal) held directly or indirectly by a Partner and able to be tendered to pay the Purchase Price in accordance with Section 1.1(a) of the Restructuring Proposal rather than in Dollars.  No Partner shall be required to make any loans or Capital Contributions to the Partnership other than as provided for in Sections 3.1 and 3.6(c).

(c)          Funding Notice.  The General Partner shall give a Funding Notice in the manner specified in Section 12.1 hereof, and a Funding Notice shall specify:  (i) the date and time at which such Capital Contribution is to be made, which time shall not be earlier than 12:00 p.m., New York, New York time, on the tenth (10th) Business Day after the deemed receipt of the Funding Notice (such date, the “Funding Date”), (ii) the place in the United States at which such Capital Contribution is to be made, including, if applicable, the account of the Partnership to which such Capital Contribution should be made, (iii) the amount of such Capital Contribution to be made, (iv) the aggregate amount of Capital Contributions to be made to the Partnership, and (v) whether such Capital Contribution shall be used (A) in connection with the Investment (and, if so, a brief description and the amount of the proposed Investment), (B) to pay Transaction Costs (and, if so, a brief description and the amount thereof), (C) to meet any shortfall arising as a result of any default by a Partner (and if so, the amount of such default), or (D) to fund the payment of the DIP Loan Purchase Price pursuant to Section 3.1(h)(iv).

(d)          United States Dollar Denominated Capital Contributions and Distributions.  The General Partner shall call all Capital Contributions (subject to clause (z) of the penultimate sentence of Section 3.1(b)) and shall make all cash distributions in Dollars.

(e)          Temporary Investment of Capital Contributions; Return of Capital Contributions.  Capital Contributions made by a Partner to fund the Investment may be held in Temporary Investments prior to the making of the Investment.  Capital Contributions made by a Partner for the purpose of funding a portion of the Investment shall be returned (together with any interest or profits earned thereon) to such Partner if such portion of the Investment is not made within thirty (30) days after the applicable Capital Call Payment Date.

(f)           Commitment Account.  The General Partner may permit any Partner to fund as of any date an amount up to such Partner’s Available Commitment as of such date into an escrow account or other separate account of the Partnership to be held in respect of such Partner separate and apart from any other assets of the Partnership (the “Commitment Account”), to be held by the Partnership until released in accordance with this Section 3.1(f).  Each Partner agrees that any Commitment Account held in respect of its Interest shall be governed by an escrow agreement (the “Escrow Agreement”) substantially similar to the Form of Escrow Agreement attached hereto as Exhibit A.  Any Partner may at any time, with two (2) Business Days prior written notice to the General Partner, elect to establish a Commitment LC pursuant to Section 3.1(g), and the General Partner shall thereafter return to such Partner all funds remaining in the related Commitment Account in accordance with clause (vi), below.

(i)           On each Capital Call Payment Date, the General Partner shall transfer from each Commitment Account to the Partnership’s general account an amount equal to the Capital Contribution specified in the Funding Notice to the related Partner (each such transfer, a “Commitment Account Draw”), provided, that such funds are available for release from escrow in accordance with the Escrow Agreement.

(ii)          Except as provided in this Section 3.1(f), each Commitment Account Draw shall be subject to all terms and conditions provided in this Agreement applicable to the obligation of the related Partner to fund any Capital Contribution, including the provisions of Section 3.1(a)-3.1(e) hereof, in each case as modified by any applicable side letter or similar agreement entered into with such Partner pursuant to Section 12.21 hereof.  Each Commitment Account Draw shall be deemed to be a Capital Contribution and Invested Capital for all purposes of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, no amount funded by such Partner into the related Commitment Account shall be deemed Invested Capital or a Capital Contribution with respect to such Partner or included in the Capital Account of such Partner until (and to the extent of) a Capital Call Payment Date and a Commitment Account Draw.

(iii)         Amounts that would otherwise be returned pursuant to Section 3.1(e) or 3.3(d) hereof to a Partner, in respect of which the Partnership holds a Commitment Account, shall be returned to such Commitment Account.

(iv)         Funds in the Commitment Account held by the Partnership in respect of any Partner shall be invested in Temporary Investments in the discretion of the General Partner until transferred as Commitment Account Draws or returned to the related Partner, in each case in accordance with this Section 3.1(f).  Notwithstanding the foregoing sentence, such Partner may direct the particular Temporary Investments in which funds in the related Commitment Account may be invested or that funds in the related Commitment Account be invested in other investments, provided, in each case, such investments are permitted under the Restructuring Proposal and reasonably acceptable to the General Partner.  Any interest or other returns on such Temporary Investments or other investments shall be distributed only to the related Partner and on a quarterly basis.

(v)          The Partnership shall return all funds remaining in each Commitment Account, if any, to the related Partner on the earliest of (A) the date on which a Commitment LC is established in respect of such Partner or such Partner requires such funds in connection with the establishment of such Commitment LC, (B) the date on which the release conditions have been satisfied in the applicable Escrow Agreement and (C) the date of dissolution of the Partnership.

(vi)         Amounts in the Commitment Account held in respect of any Partner shall be solely for the benefit of such Partner.  For the avoidance of doubt, funds in a Commitment Account shall not be available for any purpose other than to satisfy Commitment Account Draws on such Capital Call Payment Dates and in the amounts of such Capital Contributions, as the Partnership would otherwise determine applicable to the related Partner if no Commitment Account were held in respect of such Partner.

(g)          Commitment LC.  The General Partner may permit any Partner to establish as of any date a letter of credit for the benefit of the Partnership in an amount up to such Partner’s Available Commitment (a “Commitment LC”), which shall meet the requirements of an Acceptable LC (as defined in the Form of Escrow Agreement attached hereto as Exhibit A).  Any Partner may at any time, with two (2) Business Days prior written notice to the General Partner, elect to fund a Commitment Account pursuant to Section 3.1(f) and require the Partnership to surrender the Commitment LC to the issuer thereof for cancellation.

(i)           The terms of each Commitment LC shall provide in substance that, on each Capital Call Payment Date, the General Partner shall be permitted to draw on the Commitment LC an amount equal to the Capital Contribution specified in the Funding Notice to the related Partner (each such draw, a “Commitment LC Draw”) subject to the conditions required of an Acceptable LC (as defined in the Escrow Agreement).

(ii)          Except as provided in this Section 3.1(g), each Commitment LC Draw shall be subject to all terms and conditions provided in this Agreement applicable to the obligation of the related Partner to fund any Capital Contribution, including the provisions of Section 3.1(a) and 3.1(b) hereof, in each case as modified by any applicable side letter or similar agreement entered into with such Partner pursuant to Section 12.21 hereof. Each Commitment LC Draw shall be deemed to be a Capital Contribution for all purposes of this Agreement.

(iii)         Each Partner, in respect of which the Partnership is the beneficiary of a Commitment LC, hereby agrees that to the extent amounts are returned to it pursuant to Section 3.1(e) or 3.3(d) hereof, the Commitment LC shall be promptly amended in order to increase the face amount of the Commitment LC by an amount equal to the amounts so returned. Except as provided in the immediately preceding sentence, a Commitment LC shall not be amended without the prior written consent of the related Partner, the General Partner and GGP.

(iv)         On the earlier of (i) the date on which the applicable Partner requires funds in connection with the funding of a Commitment Account, (ii) the date which is two (2) Business Days (or as otherwise provided in the Restructuring Proposal) following the date that the agreement between GGP and the Partnership in respect of the Restructuring Proposal terminates or expires and (iii) the date of dissolution of the Partnership, the Partnership shall surrender the Commitment LC to the issuing bank for cancellation.

(v)          For the avoidance of doubt, the undrawn face amount of a Commitment LC shall not be available for any purpose other than to satisfy Commitment LC Draws on such Capital Call Payment Dates and in the amounts of such Capital Contributions, as the Partnership would otherwise determine applicable to the related Partner in accordance with this Agreement if no Commitment LC had been established in favor of the Partnership in respect of such Partner.

(h)          The DIP Loan Investment.

(i)           Intentionally Omitted.

(ii)          Intentionally Omitted.

(iii)         Intentionally Omitted.

(iv)         On the earlier to occur of (A) the Termination Date (as defined in the Restructuring Proposal) without repayment of the DIP Loan and (B) the termination of the Restructuring Proposal for any reason (in either case, a “Restructuring Proposal Termination”), the General Partner shall issue a Funding Notice to each Existing Consortium Member pursuant to which each Existing Consortium Member shall be required to make a Capital Contribution in an amount equal to such Existing Consortium Member’s Partnership Percentage Interest of the DIP Loan Purchase Price, which shall be satisfied as an in-kind Capital Contribution by each DIP Loan Funding Member (as defined in the Operating Agreement of REP) and a cash Capital Contribution by each True-Up Member.  The Capital Contributions made by the True-Up Members shall be distributed to the DIP Loan Funding Members (pursuant to this Section 3.1(h)(iv) and not pursuant to Article 6) in an amount necessary such that once received each such DIP Loan Funding Member will have only funded an amount equal to its pro rata share (based on its Partnership Percentage Interest) of the DIP Loan Purchase Price (such funded amount to be calculated disregarding any amounts distributed to the DIP Loan Funding Member under Section 6.8 prior to the Restructuring Proposal Termination).  For purposes of calculating the Partnership Percentage Interest of each Partner under this Section 3.1(h)(iv), the Invested Capital of all Partners shall be deemed to be zero, such that the calculations shall be based upon the Partners’ Commitments.  As of the Funding Date, the Capital Contributions made by the DIP Loan Funding Members and the True-Up Members in accordance with this Section 3.1(h)(iv) shall be deemed Invested Capital and a Capital Contribution and included in the Capital Account of such DIP Loan Funding Member or True-Up Member.

(v)          Following (but not before) a Restructuring Proposal Termination, the DIP Loan Investment shall be deemed to be an “Investment” under and subject to the terms of this Agreement.

3.2 Minimum Commitment of Brookfield.  The aggregate Commitment of BAM and its wholly-owned Subsidiaries shall not be less than the Brookfield Minimum Hold; provided, that, to the extent that the aggregate Commitments of such Persons exceeds the Brookfield Minimum Hold, BAM or any its wholly-owned Affiliates may exercise their partial syndication and/or additional rights as provided in Section 10.7 hereof, and thereby reduce the aggregate Commitment of BAM and its wholly-owned Subsidiaries to an amount not less than the Brookfield Minimum Hold.  In the event the rights under Section 10.7 hereof are exercised, the General Partner shall update Schedule A accordingly.

3.3 Subsequent Closings.

(a)           Additional Limited Partners.  The General Partner, in its discretion, may admit additional Limited Partners to the Partnership at any time up to the earlier of (I) six (6) months following the effective date of the Plan and (II) the first (1st) anniversary of the Initial Closing Date (each, an “Additional Limited Partner”) (each date upon which an Additional Limited Partner is admitted to the Partnership, a “Subsequent Closing Date”).  Each such Additional Limited Partner shall be required to inform the General Partner of the Commitment such Additional Limited Partner wishes to acquire and to make a payment to the Partnership, on the relevant Subsequent Closing Date, in an aggregate amount equal to the sum of (i) the Capital Contributions such Additional Limited Partner would have made had all Partners been admitted to the Partnership at the Initial Closing Date (the “Notional Principal Amount”), less (ii) such Additional Limited Partner’s pro rata share of any Investment Proceeds (other than Invested Capital returned pursuant to Sections 3.1(e) and 3.3(d) hereof) distributed to the Partners admitted on any prior Subsequent Closing Dates and the Initial Closing Date, plus (iii) notional interest on the average daily balance of the Notional Principal Amount from the date such Capital Contribution would have been funded if such Additional Limited Partner had been a Partner on the Initial Closing Date until the relevant Subsequent Closing Date at an effective annual rate equal to eight percent (8%) compounding annually (such notional interest, “Notional Interest”).  For the avoidance of doubt, any payments made by an Additional Limited Partner in respect of Notional Interest shall not be deemed a Capital Contribution for the purposes hereof and shall not reduce the Available Commitment of such Additional Limited Partner.

(b)            Increases in Commitment.  The General Partner may, in its discretion, subject to the terms and conditions of Section 3.3(a) hereof, allow any Limited Partner to increase its Commitment in connection with a Subsequent Closing Date.  For purposes of this Section 3.3, a Limited Partner that increases its Commitment shall be treated as an Additional Limited Partner with respect to the amount by which its Commitment is increased (and shall be required to make such payments as would be required of an Additional Limited Partner under Section 3.3(a)), except that for the purposes of determining under Section 3.3(e) hereof whether the Commitment of a Partner is equal to or in excess of $400 million, the existing Commitment of such Partner and any increase in its Commitment shall be aggregated.

(c)           Execution of Documents.  Each Additional Limited Partner shall be required to execute (directly or through a power of attorney) and deliver a written instrument satisfactory to the General Partner in its discretion, whereby such Additional Limited Partner becomes a party to this Agreement, as well as any other documents (including a Subscription Agreement) required by the General Partner.  Upon such execution and delivery of such instrument and such other documents, and acceptance thereof by the General Partner on behalf of the Partnership, such Person shall be admitted as a Limited Partner.  Each such Additional Limited Partner shall thereafter be entitled to all the rights and subject to all the obligations of Limited Partners as set forth herein.

(d)            Use of Proceeds.  Proceeds from payments made to the Partnership pursuant to this Section 3.3 shall be distributed on the applicable Subsequent Closing Date to the Partners that participated in prior closings, pro rata, in accordance with their respective Sharing Percentages (determined immediately prior to the Capital Contributions made by the Additional Limited Partner being admitted to the Partnership on such Subsequent Closing Date) and the Notional Principal Amount distributed to a Partner shall be added to such Partner’s Available Commitment and may be redrawn by the Partnership in accordance with Section 3.1 hereof.

(e)          Certain Consents.  Notwithstanding anything to the contrary herein, the consent of each Initial Member shall be required to admit any Additional Limited Partner that (A) seeks to make a Commitment or increase an existing Commitment such that its aggregate Commitment equals or exceeds $400 million or (B) is not an institutional investor, in each case other than any Additional Limited Partner that is either (x) a participant in the Protocol or, (y) a Person or account the Interest of which is managed by Brookfield on a discretionary basis.  In addition, any increase of the amount of Aggregate Consortium Commitments in excess of $2.7 billion shall require the consent of each Initial Member.

3.4 Withdrawals.  Except as expressly provided elsewhere herein, no Partner shall have any right (a) to withdraw as a Partner from the Partnership, (b) to withdraw from the Partnership all or any part of such Partner’s Capital Contributions, (c) to receive property other than cash in return for such Partner’s Capital Contributions or (d) to receive any distribution from the Partnership.

3.5 Liability of Partners.

(a)          Except as otherwise provided by the Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Partner of the Partnership.

(b)          (i)            Except as required by the Act or other applicable law, no Partner, in its capacity as such, shall be required to repay to the Partnership, any other Partner or any creditor of the Partnership all or any part of the distributions made to such Partner pursuant hereto.  Notwithstanding the foregoing and subject to the limitations set forth in Section 3.5(c) hereof, the General Partner may require a Partner to return to the Partnership distributions made to such Partner in an amount equal to such Partner’s Sharing Percentage of the Partnership’s indemnity obligations under Section 9.2, to the extent the Partnership has insufficient liquid assets (including, for greater certainty, marketable securities that are freely transferrable) to pay such indemnity obligations; provided, however, a Limited Partner shall not be required to return distributions pursuant to this Section 3.5(b)(i) (a) if all Partners are not required to return their Sharing Percentage of the Partnership’s indemnity obligations under Section 9.2, or (b) to the extent that any amount required to be returned to the Partnership pursuant to Section 3.5(b)(v) below is not so returned (pro rata based on the percentage of the amount required to be returned that was not so returned).

(i)           If, notwithstanding anything to the contrary contained herein, it is determined under applicable law that any Partner has received a distribution which is required to be returned to or for the account of the Partnership or Partnership creditors, then the obligation under applicable law of any Partner to return all or any part of a distribution made to such Partner shall be the obligation of such Partner and not of any other Partner.

(ii)          Any amount returned by a Partner pursuant to this Section 3.5(b) shall be treated as a contribution of capital to the Partnership (but not as a Capital Contribution for purposes hereof) and shall be treated as if such returned amount was not previously distributed to such Partner.

(iii)         For the avoidance of doubt, the General Partner shall be required to return at the same time as Limited Partners its Sharing Percentage of any amounts required to be returned by Limited Partners under this Section 3.5(b).

(iv)         At any time that the General Partner requires a Partner to return distributions under this Section 3.5(b) for the purpose of meeting such Partner’s pro rata share of indemnity obligations under Section 9.2 hereof, the Class B Limited Partner and the Class C Partner shall return a portion of any Carried Interest and Transaction Distribution Amount that the Class B Limited Partner or Class C Partner, as the case may be, received in respect of such other Partner equal to (A) the amount of such Carried Interest and Transaction Distribution Amount received by the Class B Limited Partner or Class C Partner, as the case may be, less (B) the Carried Interest and Transaction Distribution Amount, if any, that the Class B Limited Partner or Class C Partner, as the case may be, would have received, if any, in respect of such other Partner, if the amounts payable by such other Partner under this Section 3.5(b) (but for this Section 3.5(b)(v) had been paid by the Partnership and not distributed to such other Partner and the Class B Limited Partner or Class C Partner, as the case may be.

(c)          (i)            The obligation of a Partner to return distributions pursuant to this Section 3.5 shall survive the termination of the Partnership and this Agreement; provided, however, that to the fullest extent permitted by law, no Partner shall be required to return a distribution under this Agreement prior to the date of termination of the Partnership or after the second (2nd) anniversary of the date of termination of the Partnership; provided, further, that if at such second (2nd) anniversary, there are any legal actions, suits or proceedings by or before any court, arbitrator, governmental body or other agency then pending that were pending, threatened or reasonably foreseeable on the date of termination of the Partnership (a “Proceeding”) or any other liability (whether contingent or otherwise) or claim then outstanding, the General Partner shall so notify each Partner at or prior to the second (2nd) anniversary of the date of termination of the Partnership (which notice shall include a brief description of each such Proceeding (and of the liabilities asserted in such Proceeding) or of such liabilities and claims) and the obligation of each Partner to return any distribution for the purpose of meeting the Partnership’s obligations in respect of indemnity obligations under Section 9.2 hereof shall survive with respect to each such Proceeding, liability and claim set forth in such notice (or any related Proceeding, liability or claim based upon the same or a similar claim) until the date that such Proceeding, liability or claim is ultimately resolved and satisfied.

(i)           The aggregate amount of distributions which a Partner may be required to return under this Section 3.5(c) shall, to the fullest extent permitted by law, not exceed the lesser of (a) an amount equal to ten percent (10%) of the Investment Proceeds distributed to such Partner pursuant to Article 6 hereof and (b) an amount equal to such Partner’s Consortium Percentage Interest multiplied by $100 million.

3.6 Defaulting Limited Partners.

(a)          If at any time a Partner shall fail to make a required Capital Contribution to the Partnership when due under a Funding Notice (a “Defaulting Limited Partner”), a Majority Vote of Tier One Parallel Investment Vehicles, acting under the Voting Agreement, may subject such Defaulting Limited Partner to certain adverse consequences, including, but not limited to: (i) interest accruing on the amount of such default and any costs of collection associated therewith commencing on the date such Capital Contribution was due at the lesser of (A) the rate of twenty percent (20%) per annum and (B) the maximum rate permitted by applicable law (such default amount, together with any associated collection costs, including legal fees and expenses, plus any other liability or obligation incurred by the Partnership in connection with such default (but specifically excluding punitive and consequential damages) plus interest being the “Default Amount”); and (ii) causing distributions that would otherwise be made to the Defaulting Limited Partner to be credited against the Default Amount in a manner to be determined pursuant to the Voting Agreement (which such determination shall be based on the determination of a Majority Vote of Tier One Parallel Investment Vehicles).  In addition, while any of the Default Amount remains outstanding, the Defaulting Limited Partner shall forfeit its right to vote on matters on which such Defaulting Limited Partner would otherwise be entitled to vote and if the Partnership is a Tier One Parallel Investment Vehicle, the Partnership shall forfeit such portion of its right to vote under the Voting Agreement attributable to such Defaulting Limited Partner’s Consortium Percentage Interest.

(b)            If a Defaulting Limited Partner shall fail to make a required Capital Contribution as and when due and, except in the case of a Capital Contribution called in connection with the consummation of the transactions contemplated by the Restructuring Proposal, such failure continues for a period of three (3) Business Days following notice of such default, the Tier One Parallel Investment Vehicles (acting in accordance with the Voting Agreement) also shall be entitled, but not required, to (i) reduce the Defaulting Limited Partner’s Capital Account without taking into account any increase or decrease in the value of the Partnership, in an amount up to fifty percent (50%) of the Capital Account of such Defaulting Limited Partner, which amount (A) shall be allocated to the other non-Defaulting Limited Partners pro rata in accordance with their relative Partnership Percentage Interests (as determined with regard to the applicable Funding Notices), and (B) shall increase the amount to which such non-Defaulting Limited Partners are entitled pursuant to Section 6.1 hereof and upon liquidation of the Partnership, (ii) reduce all or any portion of the Defaulting Limited Partner’s Invested Capital and/or Sharing Percentages, as determined pursuant to the Voting Agreement (which such determination shall be based on the determination of a Majority Vote of Tier One Parallel Investment Vehicles), which reduced portion of Invested Capital and/or Sharing Percentages shall increase the Invested Capital and/or Sharing Percentages of the non-Defaulting Limited Partners pro rata in accordance with their relative Partnership Percentage Interests (as determined with regard to the applicable Funding Notices), (iii) transfer such Defaulting Limited Partner’s Interest to any Person (which Persons may be third parties, Partners or Parallel Vehicle Members) at a price equal to fifty percent (50%) of such Defaulting Limited Partner’s Capital Account or such other price determined pursuant to the Voting Agreement (which such determination shall be based on the determination of a Majority Vote of Tier One Parallel Investment Vehicles) (with any cash proceeds payable to the Defaulting Limited Partner pursuant to such transfer being applied pursuant to the decision made under the Voting Agreement (which such decision shall be based on the decision of a Majority Vote of Tier One Parallel Investment Vehicles) in full or partial satisfaction of such Defaulting Limited Partner’s outstanding Default Amount) and/or (iv) reduce all or any portion of the Defaulting Limited Partner’s Available Commitment, in each case as determined pursuant to the Voting Agreement (which such determination shall be based on the determination of a Majority Vote of Tier One Parallel Investment Vehicles).  If all or any portion of a Defaulting Limited Partner’s Available Commitment is reduced pursuant to clause (iv) of this Section 3.6(b), a Majority Vote of Tier One Parallel Investment Vehicles, acting under the Voting Agreement, may offer any Person the right (x) to subscribe for such Defaulting Limited Partner’s reduced Available Commitment and, if such Person is not a Limited Partner, be admitted as a member of the Partnership in accordance with Sections 3.3(a) and 10.4 hereof or (y) to subscribe for an amount equal to such Defaulting Limited Partner’s reduced Available Commitment in a Parallel Investment Vehicle and, if such Person is not a Parallel Vehicle Member, be admitted as a member of such Parallel Investment Vehicle in accordance with the terms of the applicable Parallel Vehicle Agreement.  The Partners agree that if a Parallel Vehicle Member elects to acquire a Defaulting Limited Partner’s Interest in accordance with this Section 3.6, the General Partner may, in its discretion, offer to transfer a portion of the Investment to the Parallel Vehicle Member’s respective Parallel Investment Vehicle in lieu of such Parallel Vehicle Member acquiring an Interest in the Partnership.

(c)           A Majority Vote of Tier One Parallel Investment Vehicles, acting under the Voting Agreement, may require the non-Defaulting Limited Partners to make Capital Contributions to the Partnership to make up any shortfall in Capital Contributions resulting from the failure of a Defaulting Limited Partner to fund its required amount; provided, however, that no Partner shall be obligated as a result thereof to contribute an amount in excess of such Partner’s Available Commitment.  If the non-Defaulting Limited Partners are required to make additional Capital Contributions pursuant to this Section 3.6(c), the General Partner shall deliver to such Partners an additional Funding Notice in accordance with Section 3.1(c) hereof.

(d)            Each Partner hereby consents to the application to it of the remedies provided in this Section 3.6 as specified penalties or consequences permitted by the Act.  No right, power or remedy conferred upon the Tier One Parallel Investment Vehicles (acting in accordance with the Voting Agreement) in this Section 3.6 shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 3.6 or now or hereafter available at law or in equity or by statute or otherwise, all of which are retained.  No course of dealing between the Tier One Parallel Investment Vehicles or the General Partner, in each case, acting in accordance with the Voting Agreement and any Defaulting Limited Partner and no delay in exercising any right, power or remedy conferred in this Section 3.6 or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. The provisions of this Section 3.6 are not intended to be for the benefit of any creditor or other Person (other than a Partner) to whom any debts, liabilities or obligations are owed by, or who otherwise has any claim against, the Partnership or any of the Partners; and no such creditor or other Person shall obtain any right under any such provision or by reason of any such liability, obligation or otherwise against the Partnership or any of the Partners.

ARTICLE 4
MANAGEMENT OF THE COMPANY

4.1 Management Generally.

(a)           Except for such matters as are expressly reserved hereunder or under the Act to the Partners for decision or to the General Partner hereunder, the management and control of the business of the Partnership and the Consortium shall be implemented by the General Partner (and the managing member, general partner or manager (or equivalent) of each Parallel Investment Vehicle) based on the direction of the Board of Directors (and the board of directors (or equivalent) of each Parallel Investment Vehicle); provided, that in all events with respect to Tier One Actions, such matters shall be implemented by the General Partner (and the managing member, general partner or manager (or equivalent) of each Parallel Investment Vehicle) based on the written direction of the Tier One Parallel Investment Vehicles pursuant to that certain Voting Agreement, by and among the Parallel Investment Vehicles dated on or about the date hereof (the “Voting Agreement”).  Each Tier One Action shall be subject to a vote, consent, approval or determination of the Tier One Parallel Investment Vehicles under the Voting Agreement, and in connection therewith, the Partnership and each Parallel Investment Vehicle shall be required to act solely in accordance with the result of the decision made under the Voting Agreement.  To the extent an applicable voting percentage is not expressly stated in this Agreement with respect to any Tier One Action, such Tier One Action shall be determined by a Majority Vote of Tier One Parallel Investment Vehicles.  Each Tier One Parallel Investment Vehicle shall act at the direction of its board of directors, as set forth in further detail in Section 4.1(c).

(b)           The Partners hereby agree that the Board of Directors shall direct the General Partner to cause the Partnership to enter into the Voting Agreement on or about the date hereof and that, notwithstanding anything in this Agreement to the contrary, the Partnership shall be bound by the result of any vote, consent, approval or determination made in accordance with the Voting Agreement, regardless of whether the Partnership participated in or was in favor of or against any such vote, consent, approval or determination, and the General Partner is hereby directed to cause the Partnership to act in accordance therewith.  Each Parallel Investment Vehicle shall be a party to such Voting Agreement and be bound to act in accordance with the decisions made thereunder in the same manner as the Partnership.  If, for any reason, a Parallel Investment Vehicle is not a party to the Voting Agreement either because it was established after the date such Voting Agreement was executed or for any other reason whatsoever, then the managing member, general partner or manager (or equivalent) of such Parallel Investment Vehicle (acting at the direction of the board of directors (or equivalent) of such Parallel Investment Vehicle) shall cause such Parallel Investment Vehicle to execute a joinder to the Voting Agreement and thereby be bound to act in accordance with the decisions made thereunder in the same manner as the Partnership.

(c)           If and for so long as the Partnership is a Tier One Parallel Investment Vehicle, the decision as to how the General Partner shall cause the Partnership to act under the Voting Agreement with respect to any Tier One Action shall be vested exclusively in the Board of Directors acting in accordance with the Voting Agreement.  No individual member of the Board of Directors, in its capacity as such, shall have any authority or power to act for or on behalf of the Partnership or to take any action or do any thing that would be binding on the Partnership, or to make any expenditures or to incur any indebtedness in the name or on behalf of the Partnership.  The powers and responsibilities of the Board of Directors shall be to direct the General Partner, including, in the event the Partnership is a Tier One Parallel Investment Vehicle, with respect to voting decisions on Tier One Actions under the Voting Agreement and to supervise the adherence of the General Partner to the terms of the Voting Agreement, and the General Partner shall be bound, subject to the Voting Agreement, to follow the direction of the Board of Directors; provided, that the Board of Directors shall not owe fiduciary or other duties to the Partnership or to the other Partners except for the implied covenant of good faith and fair dealing as set forth in Section 4.9 of this Agreement.  Except as otherwise provided in this Agreement, Limited Partners of the Partnership, in their capacity as such, shall have no part in the management of the Partnership, and shall have no authority or right in their capacity as Limited Partners to act on behalf of the Partnership in connection with any matter or to bind the Partnership.  By directing the managing member, general partner or manager (or equivalent) of its respective Tier One Parallel Investment Vehicle, the board of directors of each Tier One Parallel Investment Vehicle shall be responsible for causing such Tier One Parallel Investment Vehicle to set policy, approve the overall direction of the Consortium and make all decisions affecting the business and affairs of the Consortium, which shall be accomplished by causing the Tier One Parallel Investment Vehicles to, collectively as a group, cause all the Parallel Investment Vehicles in the Consortium to act in accordance with the decision made pursuant to the Voting Agreement.  If more than one Consortium Member is entitled, in accordance with Section 4.3(a), to appoint an individual to the board of directors of any Tier One Parallel Investment Vehicle and to thereby cause such Tier One Parallel Investment Vehicle to act at its direction under the Voting Agreement, then each such Consortium Member shall cause the Tier One Parallel Investment Vehicle to act only with respect to its respective Consortium Percentage Interest.  For example, if two Consortium Members each hold a fifteen percent (15%) Consortium Percentage Interest, then the individual appointed to the Board of Directors by each such Consortium Member shall direct the Tier One Parallel Investment Vehicle how to vote a fifteen percent (15%) Consortium Percentage Interest under the Voting Agreement, such that the Tier One Parallel Investment Vehicle may vote a fifteen percent (15%) Consortium Percentage Interest in favor of such matter and a fifteen percent (15%) Consortium Percentage Interest against such matter.

4.2 Approval of Actions Pursuant to the Voting Agreement.

(a)          The General Partner shall not cause the Partnership or any Subsidiary of the Partnership to take or agree to take any of the following actions without first obtaining approval pursuant to the Voting Agreement, which such approval shall be based on the approval of a Hyper-Majority Vote of Tier One Parallel Investment Vehicles:

(i)           During the Chapter 11 Case, amending, modifying or granting any waiver to any material terms and conditions of the Restructuring Proposal; it being understood that the Restructuring Proposal attached hereto as Exhibit B is hereby approved; provided that an amendment, modification or grant of a waiver of a material term and condition requiring the approval pursuant to the Voting Agreement (which such approval shall be based on the approval of a Hyper-Majority Vote of Tier One Parallel Investment Vehicles) shall include, but not be limited to, any amendment, modification, grant of a waiver or other agreement or arrangement that has the effect of: (A) extending the Long Stop Date, Standstill Period or any period during which the Partnership is prohibited from transferring all or any portion of the Investment; (B) increasing the consideration to be paid by the Partnership (either in the aggregate or on a per security basis); or (C) decreasing the percentage ownership of GGP contemplated to be acquired by the Partnership; and

(ii)          Solely in the event that (1) the Restructuring Proposal has been terminated, or (2) the transactions contemplated by the Restructuring Proposal have been consummated:

(A)          Declaring an event of default, granting any waivers, or exercising any remedies under the portion of the Investment comprised of Debt, if any;

(B)           Restructuring the portion of the Investment comprised of Debt, if any, including any exchange of such Debt for any New Equity (other than common equity of GGP), other Debt or other property;

(C)           Making any material amendment or modification to, or the conversion or extension of, the portion of the Investment comprised of Debt, if any;

(D)           Any matter that the Consortium, in its capacity as a holder of any Investment, is entitled to vote upon; and

(E)           If applicable, deciding whether to vote for or against the Plan, provided, that if the approval pursuant to the Voting Agreement (which such approval shall be based on the approval of a Hyper-Majority Vote of Tier One Parallel Investment Vehicles) is not obtained, the Investment shall be voted against the Plan;

(iii)         Other than the Investment, making any loans or issuing guaranties of obligations of any Person;

(iv)         Other than the Investment, acquiring any material assets or forming or acquiring any Subsidiary of the Partnership, except wholly-owned Subsidiaries;

(v)          Making any material decision with respect to any lawsuit, claim, counterclaim or other legal proceeding by or against the Consortium involving in excess of $20,000,000 (determined in the aggregate on a Consortium-wide basis), including confessing a judgment against the Consortium, accepting the settlement, compromise or payment of any claim asserted against the Consortium (including claims covered by the policies of insurance maintained by the Consortium) or asserted by the Consortium in respect of the foregoing (other than settlements, compromises or payments not to exceed the Consortium’s expenditure of $20,000,000 (determined in the aggregate on a Consortium-wide basis), not reimbursed by insurance, and in connection therewith, the Consortium admits no wrongdoing and agrees to no other non-monetary penalties);

(vi)         Incurring indebtedness for borrowed money or creating any mortgage, lien, charge, security interest or other form of encumbrance with respect to any of the assets of the Partnership;

(vii)        Dispositions of any material assets, other than in accordance with the Redemption Procedure or Section 10.8, 11.2 or 11.3;

(viii)       Any matter described in Section 4.2(c) that a member of the board of directors of GGP Holdco (a “GGP Director”) is entitled to vote upon;

(ix)          Adopting, or materially modifying, amending or departing from the Business Plan;

(x)           Admitting any Additional Limited Partner, other than in accordance with Section 3.3(a) hereof;

(xi)          Amending the constituent agreements governing the Partnership, including this Agreement, except as expressly provided in Section 12.17;

(xii)         Other than as approved in the Restructuring Proposal or the Business Plan or as permitted by Section 4.13 hereof, the entering into (including the approval of the terms and conditions of) or any material amendment or modification to, or the granting of, any material waiver under, or the assignment, extension, termination or cancellation of any contract, agreement or other arrangement of the Partnership, in each case either (A) requiring the expenditure by the Consortium of $2,000,000 (determined in the aggregate on a Consortium-wide basis and including all automatic or non-discretionary increases, but excluding any Transaction Costs) or more, (B) having a term in excess of one (1) year, or (C) requiring the consent of any party to any direct or indirect Transfer of Interests;

(xiii)        Upon the occurrence of any event, or the failure of an event to occur, which gives rise to the right of BRH to terminate the Restructuring Proposal without default by BRH in accordance with its terms, the decision not to so terminate the Restructuring Proposal thereunder; and

(xiv)        Approving or taking any action with respect to any other matter in this Agreement specified as requiring the approval pursuant to the Voting Agreement (which such approval shall be based on the approval of a Hyper-Majority Vote of Tier One Parallel Investment Vehicles);

(b)           Except as otherwise set forth in this Agreement, including without limitation Section 4.2(a), all decisions to be made regarding any Tier One Actions pursuant to the Voting Agreement shall be made by Majority Vote of Tier One Parallel Investment Vehicles;

(c)            Subject to the fiduciary obligations of a GGP Director, and when possible, a GGP Director shall not approve any merger, any change in the chief executive officer of GGP, material change in corporate policy, material corporate financing or disposition of assets in a single transaction or a series of related transactions having a net asset value in excess of $1 billion, if the same requires a vote by the members of the board of directors of GGP Holdco without first obtaining the approval pursuant to the Voting Agreement (which such approval shall be based on the approval of a Hyper-Majority Vote of Tier One Parallel Investment Vehicles); and

(d)           Any act, matter or thing in respect of a Subsidiary of the Partnership shall require the same majority vote or approval pursuant to the Voting Agreement (which majority vote or approval shall be based on the majority vote or approval of the Tier One Parallel Investment Vehicles) as such act, matter or thing would require if such act, matter or thing were undertaken by the Partnership, and the Partnership shall not permit any such act, matter or thing to be undertaken in respect of a Subsidiary of the Partnership without such vote or approval.

(e)           Notwithstanding anything to the contrary contained herein, but without limiting Section 4.2(a)(i) hereof, each Partner hereby acknowledges that such Partner has consented to the entering into of the Restructuring Proposal and that no further consent is required from such Partner to permit the Partnership to fulfill its obligations thereunder or consummate the transactions contemplated thereby in accordance with the terms thereof.  Each Consortium Member further acknowledges and agrees that in connection with any amendments to the Restructuring Proposal entered into in accordance with this Agreement, the General Partner is authorized to make conforming amendments to this Agreement and any Parallel Vehicle Agreements, notwithstanding the provisions of Section 12.17 hereof.

4.3 Composition of the Board of Directors.

(a)            The Partnership shall have a board of directors (the “Board of Directors”) that consists of at least one (1) individual and no more than three (3) individuals as contemplated in this Section 4.3, with such replacements or successors thereto as may be approved in the manner set forth in this Section 4.3.  Each non-Defaulting Limited Partner that has a Consortium Percentage Interest of at least ten percent (10%) shall be entitled to appoint at least one (1) individual and no more than three (3) individuals to the Board of Directors of the Partnership for so long as such non-Defaulting Limited Partner has a Consortium Percentage Interest of at least ten percent (10%); provided, that to the extent no Partner has a Consortium Percentage Interest of at least ten percent (10%), then the Partnership shall not be a Tier One Parallel Investment Vehicle entitled to participate in the decisions to be made under the Voting Agreement, unless and until such time that a non-Defaulting Limited Partner of the Partnership has a Consortium Percentage Interest of at least ten percent (10%); and, provided, further, that in the event the Partnership is not a Tier One Parallel Investment Vehicle, the Board of Directors shall be appointed by the General Partner.  The initial Board of Directors shall be composed of the individuals listed on Schedule C hereto.  Except upon a Hyper-Majority Vote of Board of Directors, there shall be no members of the Board of Directors except those appointed pursuant to the second preceding sentence.  In addition, each Partner that is entitled to appoint an individual or individuals to the Board of Directors may by written notice to the General Partner designate one or more individuals (and remove or replace such individual or individuals) as alternate representatives, any one of whom may participate in any activities of the Board of Directors (including receiving information and voting and exercising any other power) in the event that such Partner’s member of the Board of Directors does not (but would be permitted to) participate in such activities as if such person were a member of the Board of Directors for all purposes including, for the avoidance of doubt, in determining the rights and obligations of such person and whether there is a quorum for a meeting of the Board of Directors.  A Partner may give notice to the General Partner that the Consortium Percentage Interests of the Partner (in such capacity, the “Voting Member”) and its Affiliates and other Partners over whose account such Voting Members or any of its Affiliates has discretionary authority will all be aggregated and treated as held by such Voting Members for the purposes of appointing members to the Board of Directors and voting as a member of the Board of Directors for so long as such Consortium Percentage Interests are not held by a non-Defaulting Limited Partner.  For the avoidance of doubt, the Consortium Percentage Interests of Brookfield and any other Partner to which Brookfield has syndicated a portion of its Commitment pursuant to Section 10.7 hereof (other than any Affiliate, or Person or account the Interest of which is managed by Brookfield on a discretionary basis) shall not be aggregated for the purposes of appointing representatives to the Board of Directors or voting.  A member of the Board of Directors may resign his or her appointment as such at any time upon notice to each of the other members of the Board of Directors.  In addition, (i) any member of the Board of Directors of a Tier One Parallel Investment Vehicle may be removed if the member is a representative of a Consortium Member that holds less than ten percent (10%) of Aggregate Consortium Commitments if such removal is effected in accordance with the Voting Agreement (based upon a Super-Majority Vote of the Tier One Parallel Investment Vehicles) and (ii) any member of the Board of Directors that is the representative of a Partner that becomes a Defaulting Limited Partner shall be automatically removed.   Any vacancy, whether caused by the death, disability, resignation or removal of a member of the Board of Directors shall be filled by appointment of the Partner whose appointee created such vacancy, provided, that it remains entitled to do so, or, in the case of a non-Tier One Parallel Investment, by the General Partner.

(b)            If Brookfield is entitled to appoint a member or members to the Board of Directors under Section 4.3(a), then Brookfield shall have the right to appoint one (1) representative from among the representatives of Brookfield appointed under Section 4.3(a) to serve as the chairman of the Board of Directors for so long as Brookfield is the General Partner.  In all other cases, the chairman shall be selected by a Majority Vote of Board of Directors.  For the avoidance of doubt, in no event shall the chairman have a second casting vote, or any other special powers.

(c)           Except as provided in Section 4.7(c)(vi) hereof, no member of the Board of Directors (including the chairman thereof) shall be entitled to any fees with respect to its membership on the Board of Directors.

(d)            Any member of the Board of Directors shall be permitted to disclose information obtained by such member in his or her capacity as a member of the Board of Directors to the Partner which appointed such member to the Board of Directors and such Partner may require such information to be given to it.

4.4 Meetings; Action by the Board of Directors.

(a)          Meetings.  Meetings of the Board of Directors shall be held pursuant to this Section 4.4, provided, that the General Partner agrees that the meetings of the Board of Directors for each Tier One Parallel Investment Vehicle in the Consortium shall be noticed, called and held simultaneously when Tier One Actions are being considered, provided, however, that notwithstanding the foregoing, due regard will be given to the separateness of the Partnership and the Parallel Investment Vehicles and their respective boards of directors and the meetings shall be recorded as such.  Meetings of the Board of Directors shall be held at least quarterly during each Fiscal Year and whenever else called by the chairman thereof or any two (2) members of the Board of Directors at any time (but whenever possible on the same date as a meeting of participants in the Protocol), upon not less than three (3) Business Days’ advance written notice by the chairman of the Board of Directors (or the members of the Board of Directors calling such meeting, as the case may be) to the other members of the Board of Directors.  Meetings of the Board of Directors shall take place outside the United States and Canada.  Attendance at any meeting of the Board of Directors shall constitute waiver of notice of such meeting.  Any member of the Board of Directors may also provide written waiver of notice of a meeting, or consent to short notice, either before or after such meeting.  Members of the Board of Directors may participate in any meeting of the Board of Directors in person or by conference telephone facilities or similar communications equipment by means of which all persons participating in the meeting can hear and be heard by each other.

(b)          Quorum.

(i)           With respect to matters other than Tier One Actions, the quorum for a meeting of the Board of Directors shall be no less than all members of the Board of Directors (x) appointed by the General Partner in the event the Partnership is not a Tier One Parallel Investment Vehicle or (y) appointed by Partners who hold at least fifteen percent (15%) of the Aggregate Commitments at the time of such meeting, if any, in the event the Partnership is a Tier One Parallel Investment Vehicle.

(ii)          With respect to Tier One Actions, the quorum for a meeting of the Board of Directors shall be no less than all members of the Board of Directors plus the members of the board of directors for all the Tier One Parallel Investment Vehicles who constitute, as a group, at least fifty percent (50%) of Aggregate Consortium Commitments at the time of such meeting; provided, however, that the presence of at least one (1) member of the Board of Directors and the board of directors of the Tier One Parallel Investment Vehicles other than a member appointed by Brookfield (or any Person or account the Interest of which is managed by Brookfield on a discretionary basis) shall be required for a quorum; provided, further, that the presence of any such member of the Board of Directors or of any such member of a board of directors for a Tier One Parallel Investment Vehicle shall not be necessary to constitute a quorum at any meeting called under this Section 4.4 if the member failed to attend the two (2) most recent prior meetings properly called under this Section 4.4 and for the same purpose.

(c)          Voting.  For all purposes of voting, consent or approval rights of the Board of Directors or any members thereof, in determining whether the requisite percentage or majority has been obtained, the following Interests shall be excluded from both the numerator and denominator of the relevant percentage: (i) Interests of Defaulting Limited Partners; and (ii) Interests that this Agreement provides shall not be included with respect to the relevant matter.  Except as expressly provided herein, the Board of Directors shall conduct its business in such manner and by such procedures as a Majority Vote of Board of Directors deems appropriate; provided, that the procedures of the Board of Directors shall be substantially similar to the procedures of the board of directors for each Parallel Investment Vehicle in relation to any Tier One Action.

(d)          Action By Written Consent.  The Board of Directors may also take action without any meeting of the members of the Board of Directors by unanimous written consent setting forth the action to be approved.

4.5 Executive Authority of the General Partner.

(a)          The General Partner has the right and is hereby empowered and authorized to perform the following acts and services, subject to any express consent or approval under the Voting Agreement or of the Board of Directors required by the terms of this Agreement (and in the case of the acts and services referred to in clauses (ii), (iii), (x) and (xi) below, such acts and services shall constitute obligations of the General Partner):

(i)           To take a primary role in structuring the manner and strategy in making the Investment;

(ii)          To prepare, before the Initial Closing Date, the Restructuring Proposal;

(iii)         To prepare, after the effective date of the Plan, a business plan relating to the operations of the Partnership and the Investment, which, subject to Section 4.2(a),  shall be updated on an annual basis or on a more frequent basis as determined by the General Partner (the “Business Plan”);

(iv)         To represent the Partnership in all discussions and negotiations with GGP, its agents and advisers, the Unsecured Creditors Committee, the principal stakeholders in GGP and each of their agents and advisors, and all other stakeholders and constituents in connection with the Plan;

(v)          To communicate and coordinate with Partners;

(vi)         To coordinate due diligence and generally take all other steps in connection with the making of the Investment;

(vii)        To make recommendations regarding the appointment and compensation of senior officers of the Partnership and generally monitor management’s adherence to the Business Plan;

(viii)       To provide advice and assistance with respect to any future borrowings, financings or re-financings;

(ix)          To generally seek to ensure that the Investment meets the investment objectives and generates the expected returns;

(x)           To use reasonable efforts to ensure that the Board of Directors is promptly informed of material changes affecting the Partnership;

(xi)          To advise with respect to an exit plan with respect to the Investment;

(xii)         To form Subsidiaries in connection with the Partnership Business;

(xiii)        To form Parallel Investment Vehicles pursuant to Section 4.12 hereof;

(xiv)        To enter into any kind of activity and to enter into, perform and carry out contracts of any kind necessary, in connection with, or incidental to the accomplishment of the purposes of the Partnership, including, without limitation, any Subscription Agreements, side letters or similar agreements, subject to the terms of this Agreement;

(xv)         To open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;

(xvi)        To hire, for usual and customary payments and expenses, consultants, brokers, attorneys, accountants and such other agents for the Partnership as it may deem necessary or advisable, and authorize any such agent to act for and on behalf of the Partnership, subject to Section 4.13 hereof;

(xvii)       To purchase insurance policies on behalf of the General Partner and the Partnership, including for director and officer liability and other liabilities of the General Partner and the Partnership;

(xviii)      To pay all Transaction Costs of the Partnership and the General Partner in accordance with Section 4.7 hereof; and

(xix)         To take any and all other actions which are determined by the General Partner to be necessary, convenient or incidental to the conduct of the Partnership Business.

In addition, notwithstanding anything to the contrary contained herein, the General Partner has the right and is hereby empowered and authorized to delegate certain of its duties and responsibilities under this Agreement pursuant to that certain Amended and Restated Advisory Services Agreement, entered into on or about the date hereof by and among the Partnership and BAM and the Parallel Investment Vehicles (as may be amended from time to time, the “Services Agreement”).  The Partnership shall not amend, terminate or waive, or consent to any amendment to or termination or waiver of, any material provision of the Services Agreement without the consent required pursuant to the Voting Agreement (which such approval shall be based on the approval of a Hyper-Majority Vote of Tier One Parallel Investment Vehicles (other than Tier One Parallel Investment Vehicles acting at the direction of representatives of the General Partner and its Affiliates, including any Person or account the Interest of which is managed by Brookfield on a discretionary basis)).

(b)           Each Limited Partner agrees that if any transaction, including any transaction effected between the Partnership, the General Partner or any of its Affiliates, shall be subject to the disclosure and consent requirements of Section 206(3) of the Advisers Act, such requirements shall be satisfied with respect to the Partnership and all Limited Partners if disclosure shall be given to the Board of Directors, and consent obtained pursuant to the Voting Agreement by a Majority Vote of Tier One Parallel Investment Vehicles (other than Tier One Parallel Investment Vehicles acting at the direction of representatives of the General Partner and its Affiliates, including any Person or account the Interest of which is managed by Brookfield on a discretionary basis).

(c)          The Partnership, by or through the General Partner on behalf of the Partnership, may enter into and perform the (i) the Services Agreement, (ii) any Subscription Agreement, (iii) the Voting Agreement, (iv) the Amendment No. 1 to the Guarantee entered into on or about the date hereof by BAM for the benefit of the Partnership and the Parallel Investment Vehicles, (v) the Purchase Agreement entered into on or about the date hereof between the Company and certain of the Parallel Investment Vehicles and (vi) all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person, subject to any other provision of this Agreement, the Act or applicable law, rule or regulation (any and all such documents, agreements, certificates, or financing statements, the “Transaction Documents”).  The foregoing authorization shall not be deemed a restriction on the powers of the Partnership or the General Partner to enter into other agreements on behalf of the Partnership.

4.6 Removal of the General Partner.

(a)            The General Partner may be removed as the general partner of the Partnership within sixty (60) days after notice pursuant to Section 4.6(a) of a Removal Conduct Event (or the discovery by the Partners of the failure to give such notice whichever is later) and upon a Super-Majority Vote of Members (other than the General Partner and its Affiliates, including any Person or account the Interest of which is managed by Brookfield on a discretionary basis), at which time the Removal Liquidating Trustee shall be appointed to wind up and liquidate the assets of the Partnership in accordance with Section 11.3 hereof (except that if the General Partner is removed prior to the end of the Standstill Period, the assets of the Partnership shall not be liquidated until the end of the Standstill Period, except to the extent permitted by the Restructuring Proposal).

(b)           The General Partner shall provide prompt (and in any event within two (2) Business Days) written notice to the Limited Partners if and when any of the events described in the definition of “Removal Conduct Event” occurs.

(c)           In addition to the foregoing, the General Partner shall be suspended and temporarily replaced as general partner of the Partnership by Hyper-Majority Vote of Members (other than the General Partner and its Affiliates, including any Person or account the Interest of which is managed by Brookfield on a discretionary basis) if a Hyper-Majority Vote of Members claims that the General Partner has committed fraud, gross negligence, willful misconduct or willful and knowing breach of this Agreement or willful violation of law in the management of the affairs of the Partnership and/or GGP (including misappropriation of funds), which has a material adverse effect on the Partnership or GGP.  The General Partner may, in its sole discretion, dispute any such claim made against it by bringing such matter to arbitration pursuant to Section 12.14 hereof within thirty (30) days of such suspension and temporary replacement.  If the General Partner does not dispute any such claim made against it within thirty (30) days of such suspension and temporary replacement or if by final determination of such arbitration process it has been determined that the General Partner has committed such an act (whether as claimed or otherwise), the General Partner shall be removed as the general partner of the Partnership, at which time the Removal Liquidating Trustee shall be appointed to wind up and liquidate the assets of the Partnership in accordance with Section 11.3 hereof (except that if the General Partner is removed prior to the end of the Standstill Period, the assets of the Partnership shall not be liquidated until the end of the Standstill Period, except to the extent permitted by the Restructuring Proposal); provided, that if it is determined in such arbitration process that the General Partner committed an act constituting grounds for the removal of the General Partner, but such act is not the same act that was claimed, the General Partner shall not be removed as the general partner of the Partnership unless such removal is approved by a Hyper-Majority Vote of Members  (other than the General Partner and its Affiliates, including any Person or account the Interest of which is managed by Brookfield on a discretionary basis).  If by final determination of such arbitration process it is determined that the General Partner has not committed such an act (whether as claimed or otherwise), the General Partner shall be reinstated as general partner of the Partnership.  For greater certainty, any reduction in the Transaction Distribution Amount and the Carried Interest pursuant to Section 6.2(a) hereof shall not take effect unless and until the General Partner has been finally removed as general partner of the Partnership in accordance with the foregoing; provided, that, during the period the General Partner is suspended pursuant to this Section 4.6(c), any Transaction Distribution Amount or Carried Interest otherwise payable, if any, shall be withheld from the General Partner and the Class B Limited Partner, respectively, and held in escrow and paid immediately to the General Partner and the Class B Limited Partner, respectively, if and when the General Partner is reinstated as general partner.

(d)         In the event the General Partner is removed or temporarily replaced in accordance with Sections 4.6(a) or 4.6(c) hereof, the removed or temporarily replaced General Partner shall, until the Partnership is dissolved and wound up or the temporarily replaced General Partner is reinstated:

(i)           become, without any further action being required of any Person, a Limited Partner and shall cease being the general partner of the Partnership;

(ii)          subject to Section 6.2(a) hereof, be entitled to receive (in its capacity as a Limited Partner) all distributions that otherwise would have been distributable to it pursuant to Article 6 hereof as if it had not been removed as the general partner of the Partnership; and

(iii)         together with its Affiliates, continue to be Indemnified Parties and be entitled to indemnification in accordance with Section 9.2 hereof in respect of conduct prior to such removal or temporary replacement.

4.7 Transaction Costs.  Except as otherwise provided herein (including, without limitation, Section 4.12 hereof), the Partnership, in the discretion of the General Partner, shall pay or reimburse the General Partner and its Affiliates and each of their respective employees, agents, advisors, managers and Constituent Members for any and all third-party expenses, costs and liabilities reasonably and properly incurred by them in the furtherance of the Partnership Business including in connection with the Investment, the other transactions contemplated in this Agreement and the conduct of the business of the General Partner (in that capacity and with respect to the Partnership) and the Partnership in accordance with the provisions hereof (“Transaction Costs”), including by way of example and without limitation:

(a)           Organizational Expenses.  Expenses, costs and liabilities incurred in connection with (i) the structuring and formation of the Partnership and any Parallel Investment Vehicle, (ii) the offering and sale of the Interests and interests in any Parallel Investment Vehicle, and (iii) the negotiation, execution and delivery of this Agreement, any Parallel Vehicle Agreement, any agreement with or among the Partners and any related or similar documents, including, without limitation, any related legal and accounting fees and expenses, travel expenses and filing fees (“Organizational Expenses”).

(b)          Operating Expenses.  Expenses, costs and liabilities incurred in connection with the operation of the Partnership and the Investment and the performance by the General Partner, the Partnership and their respective Affiliates of their respective obligations under this Agreement, including, without limitation, (i) all expenses, costs and liabilities incurred in connection with the identification, structuring, negotiation, making, monitoring, ownership, operation, administration, management, financing, sale, proposed sale, enforcement, other disposition or valuation of the Investment and Temporary Investments or the Investment and Temporary Investments considered for the Partnership (including due diligence in connection therewith), whether or not consummated, (ii) costs and liabilities incurred in connection with litigation or other extraordinary events, directors and officers liability and other insurance expenses, (iii) all taxes, fees and other governmental charges payable by the Partnership, and all expenses incidental to the transfer, servicing and accounting for the Partnership’s cash and Securities, including all charges of depositories and custodians, (iv) communications expenses, (v) all expenses and costs associated with meetings of the Partners, (vi) all reasonable expenses and costs of the Board of Directors, (vii) brokerage commissions, custodial expenses, appraisal fees and other investment costs actually incurred in connection with the Investment and Temporary Investments, (viii) expenses of liquidating the Partnership and its Subsidiaries, (ix) expenses incurred in connection with the maintenance of the Partnership’s books of account and the preparation of audited or unaudited financial statements required to implement the provisions of this Agreement or by any governmental authority with jurisdiction over the Partnership (including, without limitation, fees and expenses of independent auditors, accountants and counsel, the costs and expenses of preparing and circulating the reports called for by Section 8.1 hereof and any fees or imposts of a governmental authority imposed in connection with such books and records and statements) and other routine administrative expenses of the Partnership or its Subsidiaries, including, but not limited to, the cost of the preparation of Returns, cash management expenses and insurance and legal expenses, (x) all expenses incurred in connection with any indebtedness of the Partnership or other credit arrangement (including any line of credit, loan commitment or letter of credit for the Partnership or related to the Investment (or any underlying asset)), (xi) all legal, accounting, investment banking, real estate, tax, financial or other consulting, audit, appraisal and other expenses (to the extent not subject to reimbursement) incurred by the Partnership or any Parallel Investment Vehicle in respect of its operation and affairs, (xii) all expenses and costs associated with the acquisition of the Investment and (xiii) all expenses and costs associated with the administration and enforcement of the portion of the Investment comprised of the Debt (including if such Debt remains outstanding following the effective date of the Plan and the appointment of a receiver, if necessary) (“Operating Expenses”).

(c)           Notwithstanding the foregoing, the following shall not constitute Transaction Costs and the Partnership shall not be responsible for payment of the following expenses, and such payment shall not be borne by or reimbursed by the Partnership:

(i)           ordinary operating expenses of the General Partner or its Affiliates;

(ii)          lease or other payments for the General Partner’s or its Affiliates’ office space, utilities and office equipment;

(iii)         salaries and benefits of employees of the General Partner or its Affiliates;

(iv)         placement agent fees, if any, incurred in connection with the offering of the Interests;

(v)          costs and expenses of any third-party advisors retained by any Partner, including BAM, for its own advice; provided, that the costs and expenses of Sidley Austin LLP and Goodwin Procter LLP incurred in connection with the organization, formation and operation of the Partnership and the Parallel Investment Vehicles, including, without limitation, the drafting of this Agreement, the Subscription Agreement and other related documentation, shall be included in Transaction Costs;

(vi)         except as set forth in clause (v) above, costs and expenses of the General Partner or its Affiliates, in their capacity as a Partner, to the extent similar costs and expenses incurred by any Limited Partner are not paid or reimbursed by the Partnership to such Limited Partner; and

(vii)        costs and expenses incurred in connection with providing any services to the Partnership, GGP or any of their Affiliates pursuant to any Affiliate Transaction approved in accordance with this Agreement (except, that such costs and expenses may be paid or reimbursed if provided for pursuant to the terms of any such Affiliate Transaction approved in accordance with this Agreement).

Schedule B hereto sets forth an estimate of the Transaction Costs incurred by the General Partner and the Partnership prior to October 15, 2010.  Notwithstanding the foregoing, the Transaction Costs to be borne or reimbursed by the Partnership in respect of the period up to and including October 15, 2010 shall not exceed the amount set out in Schedule B.  Notwithstanding the foregoing, the Transaction Costs to be borne or reimbursed by the Partnership shall not include any Transaction Costs resulting from acts or omissions by the General Partner or its Affiliates or any of their respective employees, agents, advisors, managers or Constituent Partners with respect to which an arbitration panel, in accordance with Section 12.14 hereof, has issued a final decision, judgment or order that such Person was grossly negligent or engaged in fraud, willful misconduct, a willful and knowing material breach of this Agreement or willful violation of law in the management of the Partnership.

4.8 Segregation of Funds.  Funds of the Partnership shall be kept exclusively in one (1) or more bank or brokerage accounts in the name of the Partnership or its designee.

4.8 Standard of Care.

(a)         Partners and Directors Generally.  Except as expressly provided to the contrary in this Section 4.9 and except for the implied contractual covenant of good faith and fair dealing, the Partners hereby agree and acknowledge that all fiduciary obligations of the Partners and any member of the Board of Directors designated by a Partner (or any member of a board of directors of a Parallel Investment Vehicle designated by a Consortium Member) to one another, the Partnership or the Consortium (as set forth in the Voting Agreement), in their capacity as Partners or members of the Board of Directors or a board of directors of a Parallel Investment Vehicle, are hereby eliminated to the maximum extent permissible under Section 17-1101 of the Act.

(b)         General Partner.  The General Partner, in its capacity as such, shall owe to the Partnership and to the other Partners such duties as are owed by the officers of a Delaware business corporation to the corporation and its stockholders.

4.10 Limited Partners.  No Limited Partner, in his, her or its capacity as such, has the authority or power to act for or on behalf of the Partnership or to take any action or do any thing that would be binding on the Partnership, or to make any expenditures or incur any indebtedness in the name or on behalf of the Partnership.  The Limited Partners (or any class, designation or other subset of the Limited Partners) shall have only such rights of consent or approval as are expressly reserved for them by this Agreement or the Act.

4.11 Partner Meetings; Voting; Limited Partner Approval Rights.

(a)         Meetings.  The Partnership and the Parallel Investment Vehicles shall hold an annual meeting of the Consortium Members, and may hold special meetings of the Consortium Members from time to time (but whenever possible on the same date as a meeting of participants in the Protocol) at such place as the General Partner may determine, or may at any time call for a vote without a meeting of the Consortium Members on matters on which they are entitled to vote.  In addition, a meeting of Consortium Members may be called by a Majority Vote of Members to discuss any matter put forward by the Consortium Members calling the meeting and for any other purpose reasonably related to their interests as Consortium Members and to vote on any matters on which Consortium Members are entitled to vote pursuant to the terms of this Agreement.

(b)   Notice; Attendance.  Written notice of any meeting or vote shall be given to the Consortium Members not less than thirty (30) days before the date of the meeting or vote.  Each notice of meeting or vote, if any, shall contain a description of any resolution to be adopted by the Consortium Members.  Any Consortium Member may provide written waiver of notice of a meeting or vote, or consent to short notice of the meeting or vote, either before or after such meeting or vote and attendance at any meeting shall be deemed conclusive evidence that notice of such meeting was properly given.  Consortium Members may participate in any meeting of Consortium Members by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and be heard by each other.  Attendance at any meeting of Consortium Members may also be by proxy or delegate.

(c)   Quorum.  The quorum for a meeting of the Consortium Members shall be no less than each Consortium Member who individually holds at least fifteen percent (15%) of the Aggregate Consortium Commitments at the time of such meeting; provided, however, that the presence of at least one Consortium Member other than Brookfield (or any Person or account the Interest of which is managed by Brookfield on a discretionary basis) shall be required for a quorum; provided, further, that the presence of any such Partner shall not be necessary to constitute a quorum at any meeting of the Consortium Members if such member failed to attend the two (2) most recent prior meetings of the Consortium Members properly called and for the same purpose.

(d)   Voting.  For all purposes of voting, consent or approval rights of the Consortium Members, each Consortium Member shall be entitled to cast a number of votes corresponding to such Consortium Member’s Consortium Percentage Interest.  However, in determining whether the requisite percentage or majority has been obtained, the following Interests shall be excluded from both the numerator and denominator of such percentage:  (i) Interests of Defaulting Limited Partners and any defaulting Parallel Vehicle Member; and (ii) Interests that this Agreement provides shall not be included with respect of the relevant matter.  A Voting Member may give notice to the General Partner that the Consortium Percentage Interests of such Voting Member and its Affiliates and other Consortium Members over whose account such Voting Member or any of its Affiliates has discretionary authority will all be aggregated and treated as held by such Voting Member for the purposes of appointing representatives to the Board of Directors and voting as a Consortium Member for so long as such Consortium Percentage Interests are held by a non-Defaulting Limited Partner or a non-defaulting Parallel Vehicle Member.  A Consortium Member shall be entitled to vote at a meeting in person or by written proxy delivered to the General Partner prior to the meeting.  When voting with respect to matters arising under this Agreement or the Act, all such Consortium Members shall be considered one class.  The individual votes of each of the Consortium Members cast at any meeting shall be recorded by the General Partner in the minutes of the meeting, which shall be filed in the Partnership’s and each Parallel Investment Vehicle’s books and records and available for inspection by each Consortium Member.

(e)   Partnership Partner Meetings.  In accordance with Section 4.12(d), the General Partner and the managing member, general partner or manager (or equivalent) of each such Parallel Investment Vehicle may determine (acting reasonably) that the subject matter of such vote or consent is such that an aggregate vote or aggregate consent of the Consortium Members is inappropriate, for example with respect to matters which relate solely to the Partnership and do not also apply to or affect the other Consortium Members, in which case the Partners or the applicable Parallel Vehicle Members shall be the only Consortium Members to vote or consent to such action.  The procedures set forth in this Section 4.11 shall be applicable, provided that all references to “Consortium Member” shall be replaced with “Partner” and references to “Consortium Percentage Interest” shall be replaced with “Partnership Percentage Interest.”

(f)   Actions Requiring Partner Approval.  The General Partner shall not cause the Partnership or any Subsidiary of the Partnership to take or agree to take any of the following actions without first obtaining approval of a Hyper-Majority Vote of Members:

(i)           Purchasing or redeeming any Interests, other than in accordance with Article 10 hereof;

(ii)          Modifying or amending the distribution provisions set forth in Article 6 hereof, or making any distribution or Disposition other than as set forth in this Agreement;

(iii)         Conducting an initial public offering, merging or consolidating with or into any Person, or selling all or substantially all of the assets of the Partnership or any of its Subsidiaries, other than as set forth in Section 10.8 and Article 11 hereof;

(iv)         Dissolution, liquidation, winding-up or voluntary Bankruptcy of the Partnership or any of its Subsidiaries, except as otherwise provided in Sections 4.6 and 10.8 and Article 11 hereof;

(v)          Approving or taking any action with respect to any other matter in this Agreement specified as requiring the approval of a Hyper-Majority Vote of Members  of the Partnership or with respect to the Consortium, as applicable; and

(vi)         Approving any en bloc sale or other orderly disposition of the Investment and other assets of the Partnership in accordance with Section 10.8, to the extent provided therein.

(g)       With the requisite vote of the Partners as contemplated by the provisions hereof, the Partners may also take action without any meeting of the Partners (and without any prior notice from the General Partner) by written consent setting forth the action to be approved.

(h)        In conjunction with or following the effective date of the Plan, BRH shall seek to use its voting power and other rights held pursuant to the Investment with GGP to nominate and elect one (1) or more GGP Directors.  Such nominee(s) will be approved or, subject to the cooperation or consent of GGP where required, removed by a Super-Majority Vote of Members, subject to the following: (i) so long as Brookfield is the General Partner, Brookfield shall have the right to appoint the first nominee (provided, that if by a Super-Majority Vote of Members, the Members vote to remove such person as a director of GGP Holdco, or such person otherwise ceases to be a GGP Director, Brookfield shall have the right to appoint a replacement nominee); (ii) the second nominee shall be selected from a list of candidates identified by any Consortium Member other than Brookfield (or any Person or account the Interest of which is managed by Brookfield on a discretionary basis) (provided, that, for greater certainty, Brookfield (and any Person or account the Interest of which is managed by Brookfield on a discretionary basis) shall be included in any vote to approve or remove such nominee); and (iii) each additional nominee shall be selected from a list of candidates identified by Brookfield and any other Consortium Member.

4.12 Parallel Investment Vehicles.  The General Partner may, in its discretion, establish one (1) or more additional limited liability companies, limited partnerships or similar investment vehicles to facilitate the ability of certain investors to invest with the Partnership generally on a side-by-side basis (each, a “Parallel Investment Vehicle” and collectively, the “Parallel Investment Vehicles”).  The following provisions, to the extent practicable, subject to legal, regulatory, tax or other considerations particular to one or more of the Partnership and any Parallel Investment Vehicle and their respective investors or other beneficial owners (each, a “Parallel Vehicle Member” and collectively, the “Parallel Vehicle Members”), shall apply with respect to the operation of the Partnership and any Parallel Investment Vehicle:

(a)           The General Partner and the managing member, general partner or manager (or equivalent) of each Parallel Investment Vehicle shall at all times be the same Person and the governing documents of a Parallel Investment Vehicle shall be on substantially the same terms as for the Partnership.

(b)         Each Parallel Investment Vehicle shall make an investment in GGP in the same class or type as the Investment made by the Partnership in GGP.  Subject to the preceding sentence and Sections 3.1(f), 3.1(g) and 3.1(h), all transactions in respect of the Investment, any Temporary Investment or otherwise by the Partnership and any Parallel Investment Vehicle shall be made, to the extent feasible, at the same time, on the same terms and pro rata based on the Partnership’s and each Parallel Investment Vehicle’s Consortium Percentage Interest.

(c)         Except to the extent borne directly by the Partnership or a Parallel Investment Vehicle pursuant to the second sentence of this Section 4.12(c), the Partnership and each Parallel Investment Vehicle shall share, pro rata, on the basis of the Partnership’s and each Parallel Investment Vehicle’s Consortium Percentage Interest to the extent feasible, all Transaction Costs, including Organizational Expenses (and any organizational expenses incurred in connection with the formation of the Partnership or any Parallel Investment Vehicle), Operating Expenses which relate to the Partnership or any Parallel Investment Vehicle and are payable by such entities rather than their respective managing members, general partners or managers (or equivalent) and any fees and expenses relating, directly or indirectly, to the transactions in respect of the Investment, any Temporary Investment or otherwise, which are undertaken by the Partnership and any Parallel Investment Vehicle together.  Notwithstanding the above or Section 10.8(d)(i) to the contrary, the Partnership and each Parallel Investment Vehicle shall bear and be responsible for its taxes and any Operating Expenses (including indemnification obligations or liabilities to third parties) that are attributable solely to or from actions solely of the Partnership or such Parallel Investment Vehicle, as applicable.

(d)            Any vote or consent by a specified percentage in interest of the Partners or the Parallel Vehicle Members shall, unless the General Partner and the managing member, general partner or manager (or equivalent) of each such Parallel Investment Vehicle determine (acting reasonably) that the subject matter of such vote or consent is such that an aggregate vote or aggregate consent of the Partners and the Parallel Vehicle Members is inappropriate, for example with respect to matters which relate solely to the Partnership and do not also apply to or affect the other Consortium Members, be deemed to require the aggregate vote or aggregate consent of the Partners and the Parallel Vehicle Members and subject to quorum requirements as if each commitment of any Parallel Vehicle Member in respect of each Parallel Investment Vehicle comprised part of the Aggregate Commitments, and such action shall be deemed to be valid if taken upon the aggregate written vote or aggregate written consent by those Partners and Parallel Vehicle Members who represent the specified percentage in interest of all Limited Partners and non-managing Parallel Vehicle Members at the time voting as a single class.

(e)            The Carried Interest (if any) and the carried interest in respect of a Parallel Investment Vehicle (and adjustments) shall, in the case of a Partner which is also a Parallel Vehicle Member, be calculated taking into account the interests of the Partner in respect of both the Partnership and the Parallel Investment Vehicle including by calculating the distributions to be apportioned between the Partner (on one hand) and the Class B Limited Partner and the Person entitled to carried interest in respect of such Parallel Investment Vehicle (on the other hand) as if all cumulative distributions to such Partner from the Partnership and the Parallel Investment Vehicle were aggregated, the cumulative distributions to the Class B Limited Partner in respect of such Partner from the Partnership and to such other Person in respect of such Partner from the Parallel Investment Vehicle were aggregated, all Invested Capital of such Partner and invested capital of such Partner in its capacity as a Parallel Vehicle Member were aggregated, the Commitment of the Partner and the commitment of such Partner in its capacity as a Parallel Vehicle Member were aggregated and the Internal Rate of Return were calculated taking into account the interests of the Partner in respect of both the Partnership and the Parallel Investment Vehicle.

(f)          The General Partner shall have discretion to and shall take such actions as are necessary or the General Partner deems advisable in order to carry out the intent of this Section 4.12, including, if necessary, allocating the Investment among the Partnership and any Parallel Investment Vehicle and making transfers related thereto in order to effect a pro rata allocation.  At the request of any Partner, the General Partner shall deliver a certificate to such Partner certifying that any Parallel Investment Vehicle established by the General Partner complies with the requirements of this Agreement.

(g)            For the avoidance of doubt, for the purposes of (i) determining whether the Minimum Condition has been satisfied, any common voting equity of GGP Holdco held or controlled by the Partnership and any common voting equity of GGP Holdco held or controlled by any Parallel Investment Vehicle shall be aggregated and any representation on the board of GGP Holdco (or rights thereto) of the Partnership and any Parallel Investment Vehicle shall be aggregated, (ii) determining whether a Removal Conduct Event has occurred, references to the General Partner shall include the managing member, general partner or manager (or equivalent) of any Parallel Investment Vehicle (if such entity is not the General Partner), references to Section 3.3 hereof shall include the corresponding provisions of the governing documents of a Parallel Investment Vehicle and references to a failure to fund any Commitment shall include any failure to fund a commitment to a Parallel Investment Vehicle, (iii) Section 4.6, any references to the removal, conduct or reinstatement of the General Partner or an effect on the Partnership shall include and result in the corresponding removal, conduct or reinstatement of the managing member, general partner or manager (or equivalent) of any Parallel Investment Vehicle (if such entity is not the General Partner) or effect in respect of any Parallel Investment Vehicle, and (iv) Section 10.1(b), Section 10.6 and Section 10.8(d)(ii), the Partnership and any Parallel Investment Vehicle shall be treated as a single entity.

4.13 Transactions with Affiliates.  The General Partner or its Affiliates may provide services (other than those set forth in Section 4.5(a) hereof) to the Partnership or GGP, including, asset management, consulting, operational, financial and advisory services (the provision of any such services, an “Affiliate Transaction”), subject, in each case, to approval of such Affiliate Transaction by a Super-Majority Vote of Members on a Consortium-wide basis (other than the General Partner and its Affiliates, including any Person or account the Interest of which is managed by Brookfield on a discretionary basis).  The terms on which Affiliate Transactions relating to the Partnership are entered into must be on terms no less favorable to the Partnership than would reasonably be expected to be obtained in an arm’s length negotiation between unaffiliated parties (including, but not limited to, fees, termination rights, required service levels and default provisions).  The terms on which Affiliate Transactions relating to GGP are entered into must be on terms no less favorable to GGP than would reasonably be expected to be obtained in an arm’s length negotiation between unaffiliated parties as to fees and otherwise consistent with industry standards.  In either case, any such fees will be disclosed to the Consortium Members on a quarterly basis.  For the avoidance of doubt, any fees paid to the General Partner or its Affiliates in respect of an Affiliate Transaction will not be applied to reduce the amounts payable to the General Partner under Section 6.1 hereof.

ARTICLE 5
INVESTMENT

5.1 Investment.  Except as otherwise provided in this Agreement, the General Partner shall have the authority to make the Investment and Temporary Investments on behalf of the Partnership as contemplated by the Business Plan and the Restructuring Proposal.

5.2 Subsequent GGP Financing.

(a)           If GGP conducts any financing, including any rights offering, at any time (i) when the General Partner is not permitted to call Capital Contributions pursuant to Section 3.1(b) or (ii) after the effective date of the Plan, in each case, upon the approval of a Super-Majority Vote of Members, the General Partner shall establish one or more vehicles to raise additional capital to participate in such GGP financing (collectively, a “GGP Financing Vehicle”) by selling interests therein (the “GGP Financing Interests”) pursuant to the terms on this Section 5.2.

(b)           If the General Partner has established a GGP Financing Vehicle, each Consortium Member shall have the right (but not the obligation) to purchase, on the same terms and conditions as all other equity owners of the GGP Financing Vehicle, up to a percentage of the GGP Financing Interests equal to such GGP Financing Member’s GGP Financing Allocation Percentage (each such Consortium Member that exercises such right, a “GGP Financing Member”).  The GGP Financing Vehicle shall be on such terms and conditions as the GGP Financing Members shall agree in good faith, but for the avoidance of doubt, shall not provide for any Carried Interest or Transaction Distribution Amount or similar fees or payments.

(c)           If, after the sale (if any) of GGP Financing Interests pursuant to Section 5.2(b) hereof, less than 100% of the GGP Financing Interests have been purchased by GGP Financing Members, each GGP Financing Member purchasing GGP Financing Interests pursuant to Section 5.2(b) hereof (the “Participating GGP Financing Members”) shall have the right (but not the obligation) to purchase up to a percentage of any GGP Financing Interests not sold to Participating GGP Financing Members equal to such Participating GGP Financing Member’s Remaining GGP Financing Percentage.

(d)           If, after the sale (if any) of GGP Financing Interests pursuant to Section 5.2(c) hereof, less than 100% of the GGP Financing Interests have been purchased by GGP Financing Members, the GGP Financing Vehicle shall have the right (but not the obligation) to sell any remaining GGP Financing Interests to any Person.  Notwithstanding the foregoing, no GGP Financing Interests sold pursuant to this Section 5.2(d) may be sold for an amount less than the price at which such GGP Financing Interests were offered to the GGP Financing Members pursuant to Section 5.2(b) or 5.2(c) hereof.

(e)           Notwithstanding anything to the contrary in this Section 5.2, no Partner shall have any obligation to purchase any GGP Financing Interests and no such purchase shall provide any such Partner with any rights pursuant to this Agreement.

(f)           If (i) approval by a Super-Majority Vote of Members is not obtained pursuant to Section 5.2(a) hereof, (ii) the Partnership or any Parallel Investment Vehicle holds pre-emptive rights in respect of the applicable GGP financing or such financing is pursuant to a rights offering and (iii) such pre-emptive rights or rights are transferable, the Partnership or such Parallel Investment Vehicle shall distribute or cause to be transferred such pre-emptive rights or rights to each Consortium Member that elects to receive such pre-emptive rights or rights in an amount commensurate with such Consortium Member’s pro rata share (determined based on such Consortium Member’s Invested Capital as a proportion of the aggregate Invested Capital of all Consortium Members that elect to receive such pre-emptive rights or rights) and such Consortium Member shall be entitled to exercise such pre-emptive rights or rights. Notwithstanding anything contained in this Agreement to the contrary, such pre-emptive rights or rights shall not constitute Investment Proceeds and shall not be distributed in accordance with Article 6 hereof.

(g)           If (i) approval by a Super-Majority Vote of Members is not obtained pursuant to Section 5.2(a) hereof, (ii) the Partnership or any Parallel Investment Vehicle holds pre-emptive rights in respect of the applicable GGP financing or such financing is pursuant to a rights offering and (iii) such pre-emptive rights or rights are non-transferable, within five (5) Business Days following the date the vote was held pursuant to Section 5.2(a) hereof, each Consortium Member that elected to receive such non-transferable pre-emptive rights or rights (each, an “Electing Member”) may notify the General Partner of the portion of such pre-emptive rights or rights that such Electing Member desires the Partnership or such Parallel Investment Vehicle to exercise on its behalf.  If a Consortium Member fails to so notify the General Partner within such period, such Consortium Member shall be deemed to have irrevocably waived such Consortium Member’s rights under this Section 5.2(g). If the aggregate pre-emptive rights or rights that all Electing Members have requested that the Partnership or such Parallel Investment Vehicle exercise on their behalf exceeds the aggregate pre-emptive rights or rights available to be exercised, the pre-emptive rights or rights to be exercised by the Partnership or such Parallel Investment Vehicle on behalf of the Electing Members shall be allocated among the Electing Members as follows: (1) first, to each Electing Member the lesser of (A) the portion of such pre-emptive rights or rights that such Electing Member desires the Partnership or such Parallel Investment Vehicle to exercise on its behalf to the extent it has not been allocated to such Electing Member on a previous application of this Section 5.2(g)(1) and (B) its pro rata share (determined based on such Electing Member’s Invested Capital as a proportion of the aggregate Invested Capital of all Electing Members) of the pre-emptive rights or rights which have not been allocated on a previous application of this Section 5.2(g)(1); and (2) second, by repeating the allocation process in Section 5.2(g)(1) until all of the pre-emptive rights or rights to be exercised by the Partnership or such Parallel Investment Vehicle on behalf of the Electing Members have been allocated. Promptly following allocation of the pre-emptive rights or rights among the Electing Members, the General Partner shall by written notice to each Electing Member call a special capital contribution (which shall not constitute a Capital Contribution for the purposes of this Agreement or the Parallel Vehicle Agreements) from each Electing Member in an amount required to exercise such Electing Member’s pro rata share (determined based on such Electing Member’s Invested Capital as a proportion of the aggregate Invested Capital of all Electing Members) of the pre-emptive rights or rights and all costs and expenses related thereto. Promptly following receipt of such special capital contribution, the General Partner, on behalf of the Electing Members (and not on behalf of all Consortium Members), shall exercise the pre-emptive rights or rights and shall promptly distribute the interests in GGP acquired through the exercise of such pre-emptive rights or rights to each Electing Member in accordance with its pro rata share (determined based on such Electing Member’s Invested Capital as a proportion of the aggregate Invested Capital of all Electing Members). Notwithstanding anything contained in this Agreement to the contrary, such interests in GGP shall not constitute Investment Proceeds and shall not be distributed in accordance with Article 6 hereof.

(h)           Notwithstanding anything in this Section 5.2, the participation by the Partnership, any Parallel Investment Vehicle and any Consortium Members in any financing, including any rights offering, conducted by GGP shall be structured in such a manner as to prevent liability under Section 16(b) of the Exchange Act with respect to any Consortium Member and the Consortium Members agree to work together in good faith to prevent such liability.  In furtherance of the foregoing, no Consortium Member shall, without its consent, (i) receive any allocation of the Partnership’s or any Parallel Investment Vehicle’s participation rights in such financing in excess of such Consortium Member’s Consortium Percentage Interest, or (ii) have the portion of the Partnership’s or any Parallel Investment Vehicle’s participation rights in such financing attributable to such Consortium Member’s Consortium Percentage Interest reallocated or sold to any other Person.

ARTICLE 6
DISTRIBUTIONS

6.1 Distributions Attributable to Investments.  Investment Proceeds shall be distributed by the General Partner in cash (except as otherwise herein expressly provided) at least quarterly, and in no event later than thirty (30) days after the availability of such Investment Proceeds for distribution by the Partnership.  Subject to Sections 6.2, 6.3, 6.4 and 6.8 hereof, Investments Proceeds shall initially be apportioned among the Partners, including the General Partner, in proportion to their Sharing Percentages at such time.  Except as otherwise provided herein, the amount apportioned to the General Partner shall be distributed to the General Partner, and the amount apportioned to each Partner shall be distributed as follows:

(a)           Return of Capital.  First, 100% to such Partner until the cumulative amount distributed to such Partner (taking into account all prior distributions made or deemed made to such Partner pursuant to this Section 6.1(a)) is equal to the aggregate amount of Invested Capital of such Partner;

(b)          Transaction Distribution Amount.  Second, 100% as a transaction distribution (the “Transaction Distribution Amount”) to the General Partner in respect of its Class C Interest, until the cumulative amount distributed to the General Partner in respect of its Class C Interest (taking into account all prior distributions made or deemed made to the General Partner in respect of its Class C Interest pursuant to this Section 6.1(b)) is equal to 3.75% of such Partner’s Invested Capital; except, that if the Minimum Condition has not been satisfied by the Long Stop Date, the Transaction Distribution Amount distributable pursuant to this Section 6.1(b) shall be reduced to an amount equal to 1.25% of such Partner’s Invested Capital;

(c)          Return.  Third, 100% to such Partner until the cumulative amount distributed to such Partner (taking into account all prior distributions made or deemed made to such Partner pursuant to this Section 6.1(c) and Section 6.1(a) hereof) would provide such Partner an Internal Rate of Return of twelve percent (12%);

(d)          Catch Up.  Fourth, 60% to the Class B Limited Partner in respect of its Class B Interests and 40% to such Partner until the cumulative amount distributed (or deemed distributed) to the Class B Limited Partner in respect of its Class B Interest pursuant to this Section 6.1(d) is equal to twenty percent (20%) of the sum of (A) the cumulative amounts distributed to such Partner pursuant to Section 6.1(c) hereof and (B) the cumulative amounts distributed to the Class B Limited Partner in respect of its Class B Interest and such Partner pursuant to this Section 6.1(d); and

(e)          Residual Amounts.  Thereafter, eighty percent (80%) to such Partner and twenty percent (20%) to the Class B Limited Partner in respect of its Class B Interest.

Notwithstanding anything to the contrary contained herein, (i) the General Partner may, in its sole discretion, waive any Transaction Distribution Amount distributable to the General Partner on account of Interests held by Affiliates of the General Partner and any amount so waived shall be distributed to the applicable Affiliate of the General Partner and (ii) the Class B Limited Partner may, in its sole discretion, waive any Carried Interest distributable to the Class B Limited Partner on account of Interests held by Affiliates of the Class B Limited Partner and any amount so waived shall be distributed to the applicable Affiliate of the Class B Limited Partner.  The General Partner does hereby waive any Transaction Distribution Amount distributable to the Partners hereunder and acknowledges that no Class B Member has been appointed, and therefore, no Carried Interest shall be payable hereunder.

6.2 Adjustments to Distributions.  Notwithstanding anything to the contrary in Section 6.1 hereof:

(a)           If the General Partner is removed as general partner as a result of any of the events described in clauses (b) or (c) of the definition of “Removal Conduct Event” having occurred, or in accordance with Section 4.6(a) hereof, notwithstanding Section 6.1 hereof the General Partner shall only be entitled to receive fifty percent (50%) of the Transaction Distribution Amount vested as of the date of its removal, and the Class B Limited Partner shall only be entitled to receive fifty percent (50%) of the Carried Interest to be received (if any), in each case, based for valuation purposes on the winding up and liquidation of the assets of the Partnership in accordance with Article 11 hereof as of the date of such Removal Conduct Event, and if such reduced Transaction Distribution Amount and Carried Interest, if any, is distributed in kind, the same shall be held by a trustee in trust for the benefit of the General Partner and the Class B Limited Partner, respectively, until the date which is six (6) months following the date of removal of the General Partner as general partner.

(b)          On any relevant Distribution Date, the Transaction Distribution Amount and the Carried Interest, if any, shall be paid in cash, to the extent the relevant distribution is in cash, or in kind, to the extent the relevant distribution is in kind.  In the event a Partner does not accept the General Partner’s recommendation of sale of its pro rata share of the Investment in accordance with clause (i) of Section 10.8(d) hereof, any Transaction Distribution Amount and Carried Interest with respect to such Partner shall be paid in kind, and such Carried Interest shall be required to be held by the Class B Limited Partner until the earlier of (i) the date that is five (5) years from the date such payment in kind was made, (ii) the date such Partner ceases to be a Partner of the Partnership, (iii) the date none of the General Partner or any of its Affiliates is the general partner of the Partnership, and (iv) the date that is ten years from the Initial Closing Date.

(c)          If, pursuant to Sections 10.1(c) or 10.8(c) hereof, the Partnership Disposes of a Partner’s pro rata share of the Investment and other assets of the Partnership, but does not Dispose of the entire Investment and other assets of the Partnership, the proceeds of such Disposition shall be apportioned in their entirety to such Partner (and not among all Partners in proportion to their Sharing Percentages as provided in the first paragraph of Section 6.1 hereof).

(d)           For the avoidance of doubt, if (i) a Partner has Transferred its entire Interest or (ii) a Parnter’s pro rata share of the Investment and other assets of the Partnership have been Disposed of by the Partnership and the Investment Proceeds related thereto have been distributed in accordance with this Article 6, in each case such Partner (but, for greater certainty, not its Transferee in the case of clause (i) above) shall have no further right to any distributions under this Article 6.

6.3 Distributions in Kind.  In the event of any distribution in kind, the General Partner shall provide written notice to each Partner of such distribution which notice shall set forth the date on which the General Partner has determined to cause such distribution to be made and shall offer to each Partner the right to elect not to receive such in kind distribution.  If the General Partner receives written notice from any Limited Partner within five (5) Business Days following receipt of the General Partner’s notice of an in kind distribution of assets of the Partnership, that, in lieu of receiving such in kind distribution, such Limited Partner desires that the General Partner Dispose of such Limited Partner’s share of the assets of the Partnership to be distributed in kind and distribute the cash proceeds, net of all Disposition commissions and expenses, to such Limited Partner, the General Partner shall use its commercially reasonable efforts to Dispose of such Limited Partner’s share of the assets of the Partnership to be distributed in kind; provided, however, that, for the purposes of this Agreement, such Limited Partner’s share of the assets of the Partnership to be distributed in kind shall be deemed to have been Disposed of for their Fair Market Value as of the date of the in-kind distribution of such assets of the Partnership to the Limited Partners who did not provide such notice.  In the event the General Partner is unable to Dispose of such Limited Partner’s share of the assets of the Partnership within two (2) weeks, such Limited Partner may deliver a written notice to the General Partner requesting that the General Partner distribute such Limited Partner’s share of the assets of the Partnership in kind to such Limited Partner and the General Partner shall promptly do so.  If the General Partner does not receive a written notice of the type referred to in the immediately preceding sentence from such Limited Partner, the General Partner shall continue its efforts to sell such Limited Partner’s share of the assets of the Partnership for an additional period of one (1) week and if the General Partner is not successful in selling such Limited Partner’s share of the assets of the Partnership to be distributed in kind during such period, at the end of such one-week period the General Partner shall distribute such Limited Partner’s share of the assets of the Partnership in kind to such Partner.  The Partnership shall use commercially reasonable efforts to seek that any shares of GGP that are distributed in kind pursuant to this Section 6.3 be freely tradeable under applicable securities laws, it being acknowledged by each of the Partners that, to the extent the Partnership is then a minority shareholder of GGP, the Partnership may be significantly limited in its ability to control the free tradeability of such shares.

6.4 Limitation on Distributions.  Notwithstanding anything to the contrary contained herein, the Partnership and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of its Interest if such distribution would violate the Act or other applicable law.

6.5 Reports on Distributions to General Partner.  The General Partner shall, for each Fiscal Year and each fiscal quarter, provide to each Partner within sixty (60) days after the end of each Fiscal Year or fiscal quarter, as applicable, a written report setting out the amount of distributions payable to the Class B Limited Partner and the Class C Partner, during such Fiscal Year or fiscal quarter, as applicable, and the basis for calculation of such distributions for the relevant period, including any offsets. The General Partner shall also provide such reports to each former Partner to the extent relating to the period during which such former Partner was a Partner.

6.6 Reinvestment.  The Partnership may not reinvest any Investment Proceeds; provided, that for the avoidance of doubt, such prohibition shall not apply to the conversion of the portion of the Investment comprised of Debt to common equity in GGP Holdco; provided, further, that proceeds received on account of payments in respect of the portion of the Investment comprised of Debt under the Plan may be retained by the Partnership and invested as part of an equity investment in GGP Holdco by the Partnership, to the extent provided for in the Restructuring Proposal or Business Plan; provided, further, that proceeds received on account of payments in respect of the DIP Loan may be retained by the Partnership and invested as part of an equity investment in GGP Holdco by the Partnership or transferred into the relevant Commitment Account; provided, further, that Investment Proceeds from Temporary Investments may be reinvested to Temporary Investments and/or in the Investment.

6.7 Clawback.  If a Partner is required to make a Capital Contribution to the Partnership on a Capital Call Payment Date at a time after the Class C Partner has received Transaction Distribution Amount or the Class B Limited Partner has received Carried Interest, the Class C Partner or the Class B Limited Partner, as applicable, shall return funds to the Partnership on such Capital Call Payment Date equal to the difference between (a) the aggregate amount of Transaction Distribution Amount or Carried Interest, as applicable, actually received by such Partner, and (b) the aggregate amount of Transaction Distribution Amount or Carried Interest, as applicable, that such Partner would have received if such additional Capital Contributions had been made immediately prior to the receipt of Transaction Distribution Amount or Carried Interest by the Class C Partner or the Class B Limited Partner, as applicable, (and such difference shall be reduced by (i) all taxes that the General Partner reasonably determines have been or may be imposed on the Class C Partner or the Class B Limited Partner, as applicable, or their respective direct or indirect owners in respect of the portion of Transaction Distribution Amount or the Carried Interest, as applicable, to be returned to the Partnership, and increased by (ii) the tax benefit that the General Partner reasonably determines would be realized by the Class C Partner or the Class B Limited Partner, as applicable, or their respective direct or indirect owners due to the return of such portion if such payment was deductible at the same rates the General Partner utilized in calculating the amounts in clause (i) above).  In making the determination of taxes and tax benefits under this Section 6.7, the General Partner may take into account the maximum combined federal, provincial, state and city tax rate applicable to individuals or corporations (whichever is higher) on ordinary income and capital gain (taking into account the applicable holding period), as the case may be, the amounts of ordinary income and capital gain allocated to the Class C Partner or the Class B Limited Partner, as applicable, pursuant to this Agreement, and otherwise based on such reasonable assumptions as the General Partner determines in good faith to be appropriate.

6.8 DIP Loan Proceeds.  Subject to the next sentence, any proceeds received by the Partnership or any Parallel Investment Vehicle (directly or through a distribution from a Subsidiary) in respect of the DIP Loan Investment shall, from time to time in the discretion of the General Partner and the managing member, general partner or manager (or equivalent) of the applicable Parallel Investment Vehicle, be distributed by the Partnership and/or the applicable Parallel Investment Vehicle to the DIP Loan Funding Members in proportion to their DIP Loan Contributions and any repayment of principal in respect of the DIP Loan Investment prior to any closing under the Restructuring Proposal shall be transferred to the applicable Commitment Account of such DIP Loan Funding Member.  In the event of a Restructuring Proposal Termination, (i) any interest income or repayments of principal received by the Partnership or any Parallel Investment Vehicle (directly or through a distribution from a Subsidiary) in respect of the DIP Loan Investment (x) prior to the payment of the Capital Contributions by the True-Up Members in accordance with Section 3.1(h)(iv), shall be distributed by the Partnership and/or the applicable Parallel Investment Vehicle to the DIP Loan Funding Members in accordance with Section 3.1(h)(iv) and not pursuant to the other provisions of this Article 6 or the corresponding provisions of the applicable Parallel Vehicle Agreements and (y) after the payment of the Capital Contributions by the True-Up Members in accordance with Section 3.1(h)(iv), shall be distributed by the Partnership and/or the applicable Parallel Investment Vehicle to all Consortium Members pursuant to the other provisions of this Article 6 and/or the corresponding provisions of the applicable Parallel Vehicle Agreements.

ARTICLE 7
CAPITAL ACCOUNTS AND ALLOCATIONS OF NET INCOME OR LOSS

7.1 Capital Accounts.  The General Partner shall maintain a separate Capital Account for each Partner and shall, on receipt of a Capital Contribution from a Partner, credit the Capital Account of such Partner with such amount.  The General Partner shall also credit to the Capital Account of each Partner the amount of all income and gains of the Partnership allocated to such Partner and shall debit the Capital Account of each Partner with the amount of all losses and expenses of the Partnership allocated to such Partner and the amount of any cash and Fair Market Value of any property distributed, or deemed distributed, from time to time by the Partnership to such Partner.  Notwithstanding the foregoing, the General Partner shall have the authority to make other Capital Account allocations, in its discretion, to reflect the intended economics of the Partnership.  Where allocations are made more often than annually, the relevant item of income, expense, gain, loss, credit and deduction being allocated shall be estimated and, if subsequent year-end or other adjustments affect allocations previously made, such adjustments shall be recorded when determined.  The Interest of a Partner shall not terminate by reason of there being a negative or nil balance in the Partner’s Capital Account, nor shall any Partner have any obligation to restore any negative balance in such Partner’s Capital Account.  If all or any portion of an Interest is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Interest.  No Partner shall be responsible for any losses or expenses of any other Partner, nor share in the income or gain or, if applicable, allocation of tax deductible expenses attributable to any other Partner.  To the extent not provided for in this Article 7, the Capital Accounts of the Partners shall be adjusted and maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised; provided, that such adjustment and maintenance does not have a material adverse effect on the economic interests of the Partners.  Subject to the foregoing sentence, in maintaining Capital Accounts, the General Partner may make such adjustments as it deems reasonably necessary to give effect to the provisions of this Agreement taking into account such facts and circumstances as the General Partner deems reasonably necessary or appropriate for this purpose.

7.2 No Interest Payable on Accounts.  No interest shall be paid to any Partner on any amount that it has contributed to the Partnership or on any balance in its Capital Account, except as expressly provided in this Agreement.

7.3 Allocation of Net Income or Loss.  Items of income, gain, loss or deduction of the Partnership for a Fiscal Year shall be allocated among the Partners in a manner that is consistent with the interests of the Partners in the Partnership determined under Treasury Regulations Section 1.704-1(b)(3), it being intended that such allocations of income, gain, loss and deduction will be reflected in the Capital Accounts that are maintained under Section 7.1 hereof and will result in Capital Account balances that are, as nearly as possible, equal (proportionately) to the amounts that would be distributed to each Partner if (a) the Partnership were to sell its assets for their book values as maintained for purposes of Code Section 704(b), (b) all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the book value of the assets securing such liability), (c) the Partnership were to distribute the proceeds of the sale pursuant to Section 6.1 hereof, and (d) the Partnership were to dissolve, minus any minimum gain and Partner minimum gain (as defined in Treasury Regulations Section 1.704-2) and the amount, if any, that such Partner is obligated (or deemed obligated) to contribute to the Partnership.  It is the intention of the parties that, to the extent possible and consistent with the economics of this Agreement, the foregoing allocations be respected for U.S. federal income tax purposes and, in furtherance of that intention, a “qualified income offset” provision, a “minimum gain chargeback” provision, and any other such provision described in applicable regulations and deemed desirable by the General Partner shall be incorporated by reference into this Agreement.  Notwithstanding anything to the contrary herein, the General Partner may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement taking into account such facts and circumstances as the General Partner deems reasonably necessary or appropriate for this purpose.

7.4 Allocation of Income or Loss for Tax Purposes.  Subject to the following sentence, items of income, gain, loss or deduction of the Partnership for tax purposes for a Fiscal Year, and its items of income, gain, loss or deduction from a particular source or a source in a particular place, capital gains and capital losses, shall be allocated to the Partners in the same proportions as amounts are allocated to the Partners pursuant to Section 7.3 hereof; provided, that in the case of any Partnership asset the Fair Market Value of which differs from its adjusted tax basis for United States federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (and the Treasury Regulations promulgated thereunder) (in any manner determined by the General Partner) so as to take account of the difference between the Fair Market Value and adjusted tax basis of such asset.  Subject to the prior sentence, amounts recognized as income, expenses, gains, losses, deductions or credits of the Partnership for income tax purposes in a fiscal period but not taken into account in Section 7.3 hereof in such fiscal period shall be allocated for income tax purposes among the Partners on the basis on which they would be allocated pursuant to Section 7.3 hereof if such amounts were taken into account in computing net income or loss of the Partnership, and the allocation of income, loss, capital gains and capital losses for income tax purposes in subsequent Fiscal Years shall be made taking such prior allocations into account.

7.5 Tax Returns.  Each Partner shall prepare and file such documents as may be required to be prepared and filed under the Code (and the Treasury Regulations promulgated thereunder) and other similar legislation to which such Partner may be subject and shall include in its computation of income the income or loss of the Partnership.

7.6 Guaranteed Payments.  Notwithstanding any other provisions of this Agreement, the Partnership and the Partners agree to treat and report any distributions made to the holders of the Class C Interest pursuant to Section 6.1(b) hereof as determined without regard to the income of the Partnership and as “guaranteed payments” for U.S. federal income tax purposes within the meaning of Section 707(c) of the Code, and the provisions of this Agreement shall be interpreted consistently with such treatment.

ARTICLE 8
ACCOUNTING AND TAX MATTERS

8.1 Books and Records; Reports.

(a)          The General Partner shall keep or cause to be kept books and records reflecting all of the Partnership’s activities and transactions and all other information required by law. The books and records shall be kept at the principal place of business of the Partnership or of Brookfield. Subject to Section 12.3, each Limited Partner and its respective agents and representatives shall be afforded access to the Partnership’s register of Partners and the Partnership’s books and records for inspection and copying and any other purpose reasonably related to such Limited Partner’s interest as a limited partner of the Partnership, at any reasonable time during regular business hours upon five (5) Business Days’ notice to the General Partner; provided, however, that any expenses incurred in connection with any such access to the Partnership’s register of Partners and the Partnership’s books and records shall be expenses of such Limited Partner and not of the Partnership.  Each former Limited Partner shall also be afforded access to the Partnership’s register of Partners and the Partnership’s books and records on the same terms to the extent relating to the period during which such former Limited Partner was a Limited Partner. The General Partner shall preserve the register of Partners and all books and records that it keeps pursuant to this Section 8.1(a) for a period of seven (7) years after the date of termination of the Partnership.  The Partnership books and records and all original copies of agreements entered into by the Partnership shall be the property of the Partnership.

(b)         The General Partner shall use its commercially reasonable efforts to furnish or cause to be furnished the following reports to each Limited Partner (and to each former Limited Partner to the extent relating to the period during which such former Limited Partner was a Limited Partner):

(i)           as soon as practicable (but in no event later than ninety (90) days) following the end of each Fiscal Year, a balance sheet of the Partnership as of the end of such Fiscal Year and statements of operations, changes in Partners’ capital and a statement of cash flows of the Partnership for such Fiscal Year, accompanied by an audited report from an Independent Accounting Firm containing an opinion of such accountants.  All such reports shall be prepared in accordance with GAAP;

(ii)          as soon as practicable (but in no event later than sixty (60) days following the end of each of the first three (3) quarters of each Fiscal Year, a report which shall contain unaudited financial statements with respect to the Partnership.  All such reports shall be prepared in accordance with GAAP (except for the absence of notes to the financial statements and typical year-end adjustments); and

(iii)         as soon as practicable (but in no event later than ninety (90) days) following the end of each Fiscal Year, (A) in the case of the Investment, a statement of the Fair Market Value (provided, that with respect to any Securities referred to in clauses (a)(i) or (a)(ii) of the definition of “Fair Market Value”, the Fair Market Value thereof shall be determined using the closing price on the last day of the Fiscal Year, or if such day is not a Business Day, the immediately preceding Business Day (rather than the Twenty-One-Day Average VWAP)) of the Investment determined as of the last Business Day of such Fiscal Year, and (B) in the case of any property (other than the Investment) held by the Partnership during such Fiscal Year, an appropriately qualified third-party independent expert valuation of such property (it being understood valuations of property (other than the Investment) shall be updated only on a triennial basis).

Notwithstanding anything to the contrary in this Section 8.1(b), the General Partner shall have the right to transition the Partnership’s financial reporting from reporting in accordance with GAAP to reporting in accordance with IFRS.

(c)          The General Partner shall use commercially reasonable efforts to send, as soon as possible after the end of each Fiscal Year, but by no later than April 1st of each Fiscal Year, to each Limited Partner (or a former Partner with respect to the period during which such former Partner was a Partner) a schedule K-1 and such other information and documents as are necessary to make appropriate tax filings with respect to such Fiscal Year, as requested in writing by the Limited Partner or former Limited Partner acting reasonably.

(d)          If requested by a Partner (or a former partner with respect to the period during which such former partner was a Partner) in writing, the General Partner shall use commercially reasonable efforts to provide such Person with such information as such Person may reasonably require for the purpose of discharging its taxation obligations or the taxation obligations of its Affiliates (in any country or jurisdiction) arising out of its investment (or former investment) in the Partnership. Further, the General Partner shall use commercially reasonable efforts to obtain the requested information and to provide such information to such Person on a timely basis. The costs incurred by the Partnership in obtaining and providing such information shall be borne by the Partnership unless the information is not readily available to the Partnership from its own records or such Person (in its absolute discretion) agrees otherwise. In the event the costs of obtaining and providing such information are to be borne by the Person requesting the same, the General Partner shall provide to such Person with a written estimate of the costs to be incurred by the Partnership to obtain the requested information before commencing to obtain such information.

8.2 Tax Election.

(a)          Elections by Partnership.  The General Partner may, but shall not be obligated to make, in its discretion, any tax election provided under the Code (and the Treasury Regulations promulgated thereunder), or any provision of state, local or foreign tax law, and the General Partner shall, to the fullest extent permitted by law, be absolved from all liability for any and all consequences to any previously admitted or subsequently admitted Partners resulting from its making or failing to make any such election; provided, however, the General Partner shall consult with the Tier One Parallel Investment Vehicles (in accordance with the Voting Agreement) regarding any material tax election under the Code or any provision of state, local or foreign tax law.  All decisions and other matters concerning the computation and allocation of items of income, expense, gain, loss, credit and deduction among the Partners, and accounting procedures not specifically and expressly provided for by the terms of this Agreement shall be determined by the General Partner in its discretion (acting reasonably).  Any determination made pursuant to this Section 8.2 by the General Partner shall be conclusive and binding on all Partners.

(b)           Elections by Partners.  If any Partner makes any tax election that requires the Partnership to furnish information to such Partner to enable such Partner to compute its own tax liability, or requires the Partnership to file any tax return or report with any tax authority, in either case that would not be required in the absence of such election made by such Partner, the General Partner may, as a condition to furnishing such information or filing such return or report, require such Partner to pay to the Partnership any incremental expenses incurred in connection therewith.

8.3 Returns.

(a)         The General Partner shall prepare or cause to be prepared all United States federal, state and local tax and information returns of the Partnership (the “Returns”) for each year for which such Returns are required to be filed.

(b)         The General Partner shall prepare or cause to be prepared all Exchange Act reports of the Partnership (including, without limitation, Schedule 13D and Forms 3, 4 and 5) (the “Reports”) at such times and for such periods for which such Reports are required to be filed and provide copies of those Reports to each Limited Partner within two (2) Business Days after filing, provided, however, that each Limited Partner shall cooperate and provide any and all documentation or information necessary in connection with such Reports to the General Partner promptly (taking into account the filing period requirements) upon the request of the General Partner.

8.4 Withholding Tax Payments and Obligations.  If withholding taxes are paid or required to be paid in respect of payments made to or by the Partnership, such payments or obligations shall be treated as follows:

(a)           Payments to the Partnership.  If the Partnership receives proceeds in respect of which a tax has been withheld, the Partnership shall be treated as having received cash in an amount equal to the amount of such withheld tax, and, for all purposes of this Agreement, each Partner shall be treated as having received a distribution pursuant to Section 6.1 hereof equal to the portion of the withholding tax allocable to such Partner, as determined by the General Partner in its reasonable discretion.

(b)           Payments by the Partnership and Others.  The Partnership is authorized to withhold from any payment made to, or any distributive share of, a Partner any taxes that are, in the General Partner’s reasonable determination, required by law to be withheld.  If, and to the extent, the Partnership is required to make any such tax payments with respect to any distributive share of income or gain of a Partner, the General Partner shall, except in the case of any such tax payments which are required by applicable law to be made sooner, give written notice to the Partner and give such Partner five (5) Business Days to elect that either (i) such Partner’s proportionate share of such distribution shall be reduced by the amount of such tax payments (which tax payments shall be treated as a distribution to such Partner pursuant to Section 6.1 hereof), or (ii) such Partner shall pay to the Partnership prior to such distribution an amount of cash equal to such tax payments (which payment of cash shall not be deemed a Capital Contribution for purposes hereof and shall not reduce the Available Commitment of such Partner) and the Partner shall receive such distribution without reduction so long as the Partnership has received the full amount of such cash payment prior to such distribution.  In the event a portion of a distribution in kind is retained by the Partnership pursuant to clause (i) above, such retained in kind amounts may, in the discretion of the General Partner, either (A) be distributed to the other Partners, or (B) the General Partner as agent on behalf of such Partner may sell such retained in kind amounts for the account of such Partner, with the General Partner retaining the amounts necessary to satisfy such tax payments and remitting any excess amount to such Partner.

(c)          Overwithholding.  None of the Partnership or the General Partner shall be liable for any excess taxes withheld and remitted in respect of any Limited Partner’s Interest, and, in the event of overwithholding, a Limited Partner’s sole recourse shall be to apply for a refund from the appropriate governmental authority.

(d)           Certain Withheld Taxes Treated as Demand Loans.  Any taxes withheld pursuant to Section 8.4(a) or 8.4(b) hereof shall be treated as if distributed to the relevant Partner to the extent an amount equal to such withheld taxes would then be distributable to such Partner, and, to the extent in excess of such distributable amounts, as a demand loan payable by the Partner to the Partnership with interest at the Prime Rate in effect from time to time plus two percent (2%), compounded annually, such interest to accrue from and after the date the General Partner is deemed to have given notice to the Partner hereunder. The General Partner may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or may withhold from one (1) or more distributions to a Partner amounts sufficient to satisfy such Partner’s obligations under any such demand loan. The Partner may at any time voluntarily repay any outstanding amounts in respect of a demand loan in whole or part.

(e)         Tax Indemnity.  If the Partnership, the General Partner, or any of their respective Affiliates, or any of their respective shareholders, partners, members, officers, directors, employees, managers and, as determined by the General Partner in its discretion, consultants or agents (each a “Tax Indemnified Party”, each of which is a third-party beneficiary of this Agreement solely for purposes of this Section 8.4(e)), becomes liable as a result of a failure to withhold and remit taxes in respect of any Partner (other than a failure to remit amounts withheld or that have been paid to the Partnership by the Partner in cash pursuant to Section 8.4(b) hereof), then, in addition to, and without limiting, any indemnities for which such Partner may be liable under Article 9 hereof, such Partner shall, to the fullest extent permitted by law, indemnify and hold harmless each Tax Indemnified Party, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability incurred by such Tax Indemnified Party, except any such amount arising as a result of any act or omission with respect to which an arbitration panel, in accordance with Section 12.14 hereof, has issued a final decision, judgment or order that such Tax Indemnified Party was grossly negligent or engaged in fraud, willful misconduct, a willful and knowing material breach of this Agreement or willful violation of law.  The provisions contained in this Section 8.4(e) shall survive the termination of the Partnership, the termination of this Agreement and the Transfer of any Interest.

(f)          Refunds of Withholding Taxes.  In the event that the Partnership receives a refund of taxes previously withheld by a third party from one (1) or more payments to the Partnership, the economic benefit of such refund shall be apportioned among the Partners in a manner reasonably determined by the General Partner to offset the prior operation of this Section 8.4 in respect of such withheld taxes.

8.5 Tax Matters Partner; Partnership Status; Certain Tax Elections.  The General Partner is designated as the “Tax Matters Partner” for all purposes pursuant to Sections 6221 – 6231 of the Code (and the Treasury Regulations promulgated thereunder).  The Tax Matters Partner shall have the right to retain professional assistance in respect of any audit of the Partnership and all expenses and fees reasonably and properly incurred by the Tax Matters Partner on behalf of the Partnership as Tax Matters Partner shall be reimbursed by the Partnership.  The Partnership shall not file an election under Section 7701 of the Code (or any similar provision of state law) to be classified as a corporation.  No election shall be made by the Partnership to be excluded from the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provision of any state tax law.  The General Partner may, in its sole discretion, make a Section 754 of the Code election or an election to have the Partnership treated as an “electing investment partnership” for purposes of Section 743 of the Code.

8.6 Advice.  A Partner may, by written notice to the General Partner, request that the General Partner provide a copy of any written taxation advice the General Partner has obtained from external taxation and other advisers, and the General Partner shall provide such copy to the Partner (with a copy being provided to all other Partners within a reasonable period of time).  Notwithstanding the foregoing, (a) a Partner shall not be entitled to a copy of any written taxation advice unless such Partner shall have executed and delivered to the taxation or other advisor that provided such written tax advice, such waiver of reliance and release from liability in respect of such advice as may be requested by such taxation or other advisor, in form and substance reasonably satisfactory to such tax advisor (provided, that no Partner shall be required to sign any such waiver or release if the effect thereof would be to prevent the Persons entitled to rely on such advice from being able to exercise all rights available to such Persons in respect of such advice), and (b) the General Partner may impose such reasonable restrictions and conditions in respect of such written tax advice as the General Partner determines are necessary or appropriate to preserve any privilege which exists with respect to such advice.

ARTICLE 9
EXCULPATION AND INDEMNIFICATION

9.1 Exculpation.  To the fullest extent permitted by applicable law, no Indemnified Party shall be liable, in damages or otherwise, to the Partnership, the Partners or any of their Affiliates for any act or omission performed or omitted by any of them (including, without limitation, any act or omission performed or omitted by any of them in good faith reliance upon and in accordance with the provisions of this Agreement or in reasonable reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except with respect to, in the case of any Indemnified Party other than any member of the Board of Directors (including any Limited Partner represented by any member of the Board of Directors in respect of acts or omissions by such Person as a member thereof), any act or omission with respect to which an arbitration panel, in accordance with Section 12.14 hereof, has issued a final decision, judgment or order that such Indemnified Party was grossly negligent or engaged in fraud, willful misconduct, a willful and knowing material breach of this Agreement or willful violation of law in the management of the Partnership.  The provisions of this Agreement, to the extent that they expressly eliminate or restrict the duties (including fiduciary duties) and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnified Party.

9.2 Indemnification.

(a)           To the fullest extent permitted by applicable law, the Partnership shall and does hereby agree to indemnify and hold harmless the General Partner, any Affiliate thereof, the members of the Board of Directors (including any Limited Partner represented by any member of the Board of Directors in respect of the actions by such Person as a member thereof), any officer of the Partnership and their respective Constituent Members, representatives, employees, managers, consultants or agents (each, an “Indemnified Party”, each of which shall be a third-party beneficiary of this Agreement solely for purposes of this Section 9.2), from and against any loss or damage incurred by them or by the Partnership for any act or omission taken or suffered by each Indemnified Party (including, without limitation, any act or omission performed or omitted by any of them in reasonable reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation) in connection with the Partnership Business (including, without limitation, acting as a director, officer, manager or member of GGP), and to pay all judgments and claims against such Indemnified Party including costs and reasonable attorneys’ fees and any amount expended in the settlement of any claims (to the extent permitted by Section 9.2(e) below) or loss or damage, except that no amount shall be paid under this Section 9.2 with respect to (i) in the case of any Indemnified Party other than any member of the Board of Directors (including any Limited Partner represented by any member of the Board of Directors in respect of acts or omissions by such Person as a member thereof) any act or omission with respect to which an arbitration panel, in accordance with Section 12.14 hereof, has issued a final decision, judgment or order that such Indemnified Party was grossly negligent or engaged in fraud, willful misconduct, a willful and knowing material breach of this Agreement or willful violation of law in the management of the Partnership and (ii) in the case of any Indemnified Party who is a member of the Board of Directors (other than the General Partner) (including any Limited Partner represented by any member of the Board of Directors in respect of acts or omissions by such Person as a member thereof), any act or omission which was taken by such Indemnified Party in bad faith. Notwithstanding anything to the contrary contained in this Section 9.2, (A) no Indemnified Party shall be entitled to indemnification in its capacity or in respect of its obligations as a Limited Partner, (B) neither a member of the Board of Directors, the General Partner, any of its Affiliates nor their respective Constituent Members, employees, managers, consultants or agents shall be entitled to indemnification by the Partnership in respect of any Internal Dispute and (C) no Person shall be entitled to indemnification for costs or expenses incurred by such Person in a litigation in which such Person is a plaintiff and is not acting on behalf of the Partnership, the General Partner, GGP or any of their respective Affiliates, other than with respect to costs or expenses incurred by such Person to establish and/or enforce such Person’s right to indemnification or exculpation as an Indemnified Party pursuant to this Agreement.  The provisions set forth in this Section 9.2 shall survive the termination of the Partnership and this Agreement.

(b)           The General Partner shall, at the Partnership’s expense, maintain directors and officers insurance for the benefit of the members of the Board of Directors and officers of the Partnership on terms customary with industry practice and the General Partner shall promptly provide the Partners with written notice if there is a material adverse change in the type of, or a reduction in the level of coverage under, the directors and officers insurance or any other insurance policy disclosed by the General Partner to a Partner prior to the Initial Closing Date.  Prior to any Indemnified Party seeking indemnification from the Partnership pursuant to Section 9.2(a) hereof, such Indemnified Party shall seek payment, to the extent available, under the directors and officers insurance policy of the Partnership.

(c)           The General Partner shall have the right and authority to require to be included in any and all Partnership contracts that it and the Limited Partners shall not be personally liable thereon and that the Person contracting with the Partnership shall look solely to the Partnership and its assets for satisfaction.

(d)           Except as otherwise provided herein, the satisfaction of any indemnification obligation pursuant to Section 9.2(a) hereof shall be from and limited to Partnership assets.  No Partner shall have any obligation to make Capital Contributions to fund its share of any indemnification obligations hereunder; provided, however, that each Partner shall be obligated to return amounts distributed to it in order to fund any deficiency in the Partnership’s indemnity obligations hereunder to the extent provided in Section 3.5 hereof.

(e)           An Indemnified Party shall not be entitled to receive any payments under Section 9.2(a) hereof for amounts in connection with the settlement of any claim involving potential losses in excess of $2,000,000 (determined, in the aggregate, on a Consortium-wide basis) without such settlement having been approved pursuant to the Voting Agreement, which such approval shall be based on the approval of a Hyper-Majority Vote of Tier One Parallel Investment Vehicles.

(f)            Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Partnership prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined upon final decision, judgment or order that such Indemnified Party is not entitled to be indemnified hereunder; provided, that the Partnership shall not advance such expenses if the General Partner believes (acting reasonably) that such Indemnified Party is not entitled to be indemnified hereunder or there is a reasonable possibility that such Indemnified Party is not entitled and that the Indemnified Party may be unable to repay such amount; provided, further, that if the Indemnified Party seeking the advance of such expenses is the General Partner or an Affiliate of the General Partner, such determination shall be made pursuant to the Voting Agreement, which such determination shall be based on the determination of a Hyper-Majority Vote of Tier One Parallel Investment Vehicles (excluding from both the numerator and denominator of such percentage the Consortium Percentage Interests voted at the direction of any board of directors of any Tier One Parallel Investment Vehicle consisting only of the General Partner and its Affiliates, including any Person or account the Interest of which is managed by Brookfield on a discretionary basis).  No advances shall be made by the Partnership under this Section 9.2(f) without the prior written approval of the General Partner.

(g)          Any repeal or modification of this Article 9 shall not adversely affect any rights of any Indemnified Party pursuant to this Article 9, including the right to indemnification and to the advancement of expenses of a Indemnified Party existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 10
TRANSFERS BY LIMITED PARTNERS; WITHDRAWAL OF AND TRANSFER BY GENERAL PARTNER; LIQUIDITY EVENTS

10.1 Restrictions on Transfer by Limited Partners.

(a)          General.

(i)           During the Standstill Period.  During the time period through the date the Standstill Period expires, except in accordance with Sections 10.1(a)(iii), 10.6 and 10.8, no Limited Partner may Transfer, and each Limited Partner shall ensure that no Transfer by any other Person occurs in respect of, all or any portion of its Interest (including by way of Transfer of an interest in or in an interest held by such Partner).

(ii)          Following the Standstill Period.  Following the date the Standstill Period expires, except in accordance with Sections 10.1(a)(iii), 10.6 and 10.8 and subject to compliance with the requirements set forth in Section 10.1(b) (as applicable), no Limited Partner may Transfer, and each Limited Partner shall ensure that no Transfer by any other Person occurs in respect of, all or any portion of its Interest (including by way of Transfer of an interest in or in an interest held by such Partner) without the prior written consent of the General Partner, which consent shall not be unreasonably withheld.

(iii)         Affiliate Transfers.  Notwithstanding Sections 10.1(a)(i) and 10.1(a)(ii) (but in any event subject to Sections 10.3 and 10.4), at any time during or following the expiration of the Standstill Period, any Limited Partner may Transfer all or any portion of its Interest (including by way of Transfer of an interest in or in an interest held by such Partner) to an Affiliate of such Limited Partner without the prior written consent of the General Partner (it being understood that a Limited Partner effecting such a Transfer shall thereafter remain liable for its Available Commitment, unless released therefrom by the General Partner in its sole and absolute discretion).

(iv)         Consequences of Prohibited Transfers.  Any purported Transfer of or in respect of all or any part of the Interest of any Limited Partner (whether by way of a Transfer by any Limited Partner of its Interest or by way of a Transfer by any other Person in respect such Interest or of an interest in such Limited Partner) not made in accordance with the provisions of this Section 10.1(a) or without satisfaction of the other requirements of Sections 10.1, 10.3 or 10.4 hereof shall, to the fullest extent permitted by law, be null and void and of no force or effect and the General Partner shall, to the fullest extent permitted by law, be entitled to cause the Transfer or re-Transfer thereof to another Person for an amount equal to the relevant portion of the Capital Account associated with such Limited Partner’s Interest at the time of Transfer or re-Transfer (or, in the case of a purported Transfer by any other Person in respect of all or any portion of such Limited Partner’s Interest including by way of Transfer of an interest in or in an interest held by a Partner, the Transfer of all or any portion of such Limited Partner’s Interest for an amount equal to the relevant portion of the Capital Account associated with such Limited Partner’s Interest at the time of such Transfer).  Further, in the event of any Transfer of or in respect of all or any part of the Interest of any Limited Partner (whether by way of a Transfer by any Limited Partner of its Interest or by way of a Transfer by any other Person in respect such Interest) without satisfaction of the requirements of Section 10.1(b), such Limited Partner shall be deemed to be a “Defaulting Limited Partner” for the purposes of Section 3.6(b) hereof and for the purposes of such Partner’s voting rights under this Agreement.

(b)         Right of First Offer.  Notwithstanding anything to the contrary contained herein (but still subject to Section 10.3(c), (d) and (e) hereof), at any time after the Standstill Period, a Partner may Transfer all or any portion of its Interest, subject to compliance by such Partner with the requirements of this Section 10.1(b); provided, that such Partner shall not be required to comply with the requirements of the next following sentence, including clauses (i) through (vi) thereof, in connection with a Transfer to an Affiliate of such Partner.  Such Partner (the “Selling Member”) must first offer such Interest (the “Offered Interest”) to the remaining Consortium Members (the “Offeree Members”) pursuant to the following procedures:

(i)           the Selling Members shall provide notice to the Partnership, the General Partner and the Offeree Members of its desire to potentially sell, assign or transfer its Interest (the “Potential Transfer Notice”);

(ii)          at any time during the ten (10) day period beginning thirty (30) days following the date of deemed receipt of the Potential Transfer Notice, the Selling Members may give notice (the “Offer Notice”) to the Partnership, the General Partner and the Offeree Members of its offer to sell, assign or transfer the Offered Interest and the price (the “Offer Price”) and terms under which it is prepared to do so (the “Offer Terms”);

(iii)         each Offeree Member shall have fifteen (15) days from the date of deemed receipt of the Offer Notice (such period, the “Acceptance Notice Period”) to elect to purchase all or any portion of the Offered Interest at the Offer Price and under the Offer Terms by providing notice to the Partnership, the General Partner and the Selling Members (the “Acceptance Notice”);

(iv)         the purchase by any Offeree Member of the Offered Interest or any portion thereof shall take place within five (5) Business Days of the date of deemed receipt of the Acceptance Notice;

(v)          if the aggregate amount of Interests that the Offeree Members elect to purchase under the Acceptance Notices is in excess of the Offered Interest, the portion of the Offered Interest which each Offeree Member providing an Acceptance Notice shall acquire shall be determined by allocating the Offered Interest among the Offeree Members as follows: (1) first, to each Offeree Member the lesser of (A) the portion of the Offered Interest indicated in its Acceptance Notice to the extent it has not been allocated to such Offeree Member on a previous application of this Section 10.1(b)(v)(1) and (B) its pro rata share (determined based on such Offeree Member’s Commitment as a proportion of the aggregate Commitments of all Offeree Members providing an Acceptance Notice) of the Offered Interest which has not been allocated on a previous application of this Section 10.1(b)(v)(1); and (2) second, by repeating the allocation process in Section 10.1(b)(v)(1) until all of the Offered Interest has been allocated;

(vi)         if the aggregate amount of Interests under the Acceptance Notices is less than the Offered Interest, the Selling Members may, in its discretion, for a period of 90 days following the end of the Acceptance Notice Period, sell, assign or transfer all or any portion of the Offered Interest (including such portion as the Offeree Members may have elected to purchase pursuant to Section 10.1(b)(iii) hereof) to a third party at a price that equals or exceeds the Offer Price and otherwise on substantially no more favorable terms to such third party than the Offer Terms; and

(vii)        for the avoidance of doubt, this Section 10.1(b) shall not be applicable to a sale, assignment or transfer of Interests by BAM or its wholly-owned Affiliates in accordance with Section 10.7 hereof or by a Partner in accordance with Section 10.8.

(c)           If any Partner is unable, despite good faith efforts, to transfer its Interests in accordance with the procedures set forth in this Section 10.1(b) hereof for a period of six (6) months, upon notice to all other Partners, such Partner may require that the Partnership Dispose of all, but not less than all, of such Partner’s pro rata share of the Investment and other assets of the Partnership, the proceeds of which shall be subject to reduction by a reasonable estimate of the Disposing Member’s proportionate share of all of the Partnership’s liabilities and the costs reasonably expected to be incurred in connection with a Disposition of the Investment and the other assets of the Partnership, in each case as determined by the Independent Accounting Firm.

(d)           With respect to any sale, assignment or transfer contemplated by Section 10.1(b) hereof, the Partnership and the General Partner shall cooperate and provide such assistance as may be reasonably requested by a Selling Members to enable such Selling Members to gather and disclose such information as may be reasonably necessary or desirable to facilitate a sale, assignment or transfer of its Interest to a third party (subject to commercially reasonable confidentiality undertakings having regard to market practice as determined by the General Partner (acting reasonably)); provided, that all costs incurred in connection with any such sale, assignment or transfer shall be for the account of such Selling Members.

(e)           Notwithstanding anything to the contrary contained in this Agreement, if elected in writing by a Selling Members or an Offeree Member to the Partnership and the General Partner, in lieu of a direct sale, assignment or transfer of the Offered Interest to the purchaser(s) thereof as contemplated by Section 10.1(b), such Selling Members or Offeree Member may comply with the Redemption Procedure, such that in the event of such an election by a Selling Members or an Offeree Member, the Selling Members’s pro rata share (determined in accordance with its Consortium Percentage Interest) of the Investment shall be sold, assigned and transferred by the Partnership to the Offeree Member’s respective Parallel Investment Vehicle.

10.2 Withdrawal of and Transfer by the General Partner.  Neither the General Partner nor the Class B Limited Partner may voluntarily withdraw from the Partnership or Transfer its Interest prior to the tenth (10th) anniversary of the Initial Closing Date, unless such withdrawal or Transfer has been approved by a Hyper-Majority Vote of Members (not including the General Partner or its Affiliates, including any Person or account the Interest of which is managed by Brookfield on a discretionary basis); provided, however, that the General Partner or the Class B Limited Partner may, at its expense, without the consent of any Limited Partner, (i) be reconstituted as or converted into a corporation or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner or the Class B Limited Partner, as applicable, for all purposes hereof) by merger, consolidation, amalgamation, plan of arrangement or otherwise, so long as such transaction does not result in a Change of Control, or (ii) (A) in the case of the General Partner, Transfer its Class C Interest (or any portion thereof) or (B) in the case of the Class B Limited Partner, Transfer its Class B Interest (or any portion thereof), in each case to one (1) or more wholly-owned Subsidiaries of BAM so long as such other entity shall have assumed in writing the obligations of the General Partner or the Class B Limited Partner, as applicable, with respect to such Transferred Interest under this Agreement, the Subscription Agreements and any other related agreements of the General Partner, or the Class B Limited Partner, as applicable, including any obligations under Sections 3.5(b)(iv) and 6.7 hereof in respect of distributions of Carried Interest received by the Class B Limited Partner.  In the event of a Transfer of all of its Interest as a general partner of the Partnership in accordance with this Section 10.2, its Transferee shall be substituted in its place and admitted to the Partnership as general partner of the Partnership upon its execution of a counterpart of this Agreement, and immediately thereafter, the former general partner shall cease to be a general partner of the Partnership, and such substituted general partner is hereby authorized to, and shall, continue the business of the Partnership without dissolution as the General Partner.

10.3 Additional Requirements and Conditions.

(a)            In addition to the requirements and conditions set forth in Section 10.1 hereof, any Transfer, in whole or in part, of a Limited Partner’s Interest (including any Transfer structured to comply with the Redemption Procedure) must be documented in writing and such documentation must (i) be in a form acceptable to the General Partner (determined in the reasonable discretion of the General Partner), (ii) have terms that are not in contravention of any of the provisions of this Agreement or of applicable law and (iii) be duly executed by the Transferor and Transferee of such Interest.  For greater certainty, the documentation referred to in the immediately preceding sentence may, in the discretion of the General Partner, include a subscription agreement in the form of the Subscription Agreement.  Each Transferor agrees that it shall pay all reasonable expenses, including legal fees, incurred by the Partnership or the General Partner in connection with a Transfer of its Interest, except to the extent that the Transferee thereof agrees to bear such expenses.

(b)           Notwithstanding anything to the contrary contained herein, the Partnership and the General Partner shall be entitled to treat the Transferor of a Limited Partner’s Interest as the absolute owner thereof in all respects, and the Partnership shall incur no liability for allocations of income, losses, other items or distributions, or transmittal of reports and notices required to be given to Limited Partners hereunder which are made in good faith to such Transferor until (i) such time as the written instrument of the Transfer has been physically received by the Partnership; (ii) compliance with Sections 10.1, 10.3, 10.4 and 10.5 hereof has taken place; (iii) the documentation in the form required by Section 10.3(a) hereof has been recorded on the Partnership books (which the General Partner must do as soon as practicable) and (iv) the effective date of such Transfer has passed.  The effective date of the Transfer of an Interest shall be the first day of the month following the day on which the last of clauses (i) through (iv) of this Section 10.3(b) occurs or at such earlier time as the General Partner determines in its discretion, being a time no earlier than the time at which the last of clauses (i) through (iv) of this Section 10.3(b) occurs.

(c)           Notwithstanding anything to the contrary contained herein, no Transfer of any Limited Partner’s Interest (including any Transfer structured to comply with the Redemption Procedure) may be made unless the General Partner, (i) if so requested of the Transferor by the General Partner, shall have received from the Transferor an opinion of counsel reasonably satisfactory to the General Partner (or waived such requirement) that such Transfer would not reasonably be expected to (A) result in a violation of, or require the Partnership or the General Partner to register as an investment company, investment advisor or similar registration requirement under, any United States federal or state securities laws or cause the assets of the Partnership to be or to be deemed to be “plan assets” within the meaning of ERISA or the Code, (B) result in a termination of the Partnership’s status as a partnership for tax purposes, (C) result in a violation of any law, rule or regulation by the Transferor, the Transferee, the Partnership or the General Partner, (D) result in (I) the Partnership being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code (and the Treasury Regulations promulgated thereunder), or (II) a termination of the Partnership pursuant to Section 708 of the Code (and the Treasury Regulations promulgated thereunder) (provided, however, that the General Partner may waive the restrictions in subclause (II) in its discretion), (ii) shall have determined  that the effect of such Transfer would not likely result in a material adverse effect on the Partnership or any of its Affiliates, or any portion of the Investment (including, without limitation, that the Partnership would, as a result of such Transfer, be required to register as an “investment company” under the Investment Company Act or that the Partnership or any Partner would, as a result of such Transfer, be subject to any liability under Section 16(b) of the Exchange Act), and (iii) received a guaranty in favor of the Partnership, in form and substance reasonably satisfactory to the General Partner, of the obligations of such Transferee under this Agreement or evidence satisfactory to the General Partner that such Transferee is of good standing and has financial capabilities adequate to fund the Transferred Commitment; provided, that no such guaranty shall be required after all of the Transferor’s Commitment has been drawn or is no longer available to be drawn. The General Partner agrees to promptly provide any Limited Partner seeking to Transfer its Interest in accordance with this Section 10.3 with such information as such Limited Partner may reasonably request to enable it to satisfy the requirements of this Section 10.3(c).  In addition, no Transfer of any Limited Partner’s Interest shall be made to a Prohibited Person or, except as provided in Section 3.3(e), any Person that is not an institutional investor.

(d)            Notwithstanding the foregoing, (i) the requirements and conditions set forth in Section 10.3(c)(ii) shall apply to any Transfer, in whole or in part, of the General Partner’s or the Class B Limited Partner’s Interest pursuant to Section 10.2, and (ii) no Transfer of the General Partner’s or the Class B Limited Partner’s Interest shall be made to a Prohibited Person.

(e)            Notwithstanding anything to the contrary contained herein, no Transfer of (i) any Partner’s Interest or (ii) any portion of any Partner’s pro rata share of the Investment following an in-kind distribution thereof to such Partner, may, in each case, be made hereunder or otherwise if such Transfer would cause the Partnership to breach any transfer restrictions applicable to the Partnership under the Restructuring Proposal.

10.4 Substituted Limited Partner.

(a)           Notwithstanding anything to the contrary contained herein, no Transferee of a Limited Partner shall have the right to become a substituted Limited Partner unless (i) the General Partner shall have consented thereto, which consent may be granted or withheld in the discretion of the General Partner, (ii) the Transferee shall have executed such documentation as the General Partner may reasonably require to acknowledge the obligation of the Transferee to contribute the amount of the Available Commitment of the Transferor pursuant to Article 3 hereof and all such other instruments as shall be reasonably required by the General Partner to signify such Transferee’s agreement to be bound by all provisions of this Agreement and all other documents reasonably required by the General Partner to effect the admission of the Transferee as a Limited Partner and (iii) the Transferee or Transferor shall have paid to the Partnership the estimated costs and expenses (including legal fees and filing costs and other out-of-pocket expenses incurred by the Partnership) incurred in effecting the Transfer and substitution.  For the avoidance of doubt, any payment made pursuant to clause (iii) in the immediately preceding sentence shall not be considered a Capital Contribution.  Such substituted Limited Partner shall reimburse the Partnership for any excess of the actual costs and expenses so incurred over the amount of such estimate.  A Transferee shall be deemed admitted as a substituted Limited Partner with respect to the Interest Transferred upon its execution and delivery of a counterpart of this Agreement (but not earlier than the effective date of the Transfer).  By execution of this Agreement or a counterpart hereof, or by authorizing such execution on its behalf, each Limited Partner consents and agrees that any Transferee may be admitted as a substituted Limited Partner and this Agreement may be amended accordingly by the General Partner through the exercise of the power of attorney granted under Section 12.6 hereof, without the necessity of any further action by, or consent of, the Limited Partners.

(b)            Upon the admission of a Transferee as a substituted Limited Partner, Schedule A shall be amended accordingly to reflect the name and address of such Transferee, Class of Interests held by such Transferee, and Commitment, Partnership Percentage Interest and Consortium Percentage Interest of such Transferee, in each case as a substituted Limited Partner.

(c)          A Transferee of a Limited Partner’s Interest who is not admitted as a substituted Limited Partner pursuant to Section 10.4(a) hereof shall be entitled only to allocations and distributions with respect to the Interest of such Limited Partner in accordance with this Agreement, and shall have no right to vote on any Partnership matters or, to the fullest extent permitted by law, to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership and shall, to the fullest extent permitted by law, have none of the rights of a Partner under the Act or this Agreement.

10.5 Incapacity of a Limited Partner.

(a)           Notwithstanding any other provision of this Agreement, the death, Bankruptcy, dissolution or incompetence of a Limited Partner shall not, in and of itself, cause a dissolution of the Partnership, and upon the occurrence of such an event, the Partnership shall continue without dissolution.  If any such event shall occur with respect to a Limited Partner, the trustee, successors or assigns of such Limited Partner shall succeed only to the economic interest of such Limited Partner herein, but no such trustee, successor or assignee shall become a substituted Limited Partner unless and until the requirements of Sections 10.1, 10.3, 10.4 and 10.5 hereof with respect thereto have been satisfied.

(b)           Notwithstanding any other provision of this Agreement, the Bankruptcy of a Partner shall not cause the Partner to cease to be a partner of the Partnership, and, upon the occurrence of such an event, the Partnership shall continue without dissolution, except to the extent provided in Section 4.6 hereof.

10.6 Tag-Along Rights.

(a)           In the event that (i) any Partner or Partners, acting together or at the same or substantially the same time in a single transaction or a series of related transactions, receives a bona fide offer from any potential Transferee(s) to Transfer to such Transferee(s) more than fifty percent (50%) of the Interests of the Consortium or (ii) Brookfield receives a bona fide offer from any potential Transferee(s) to Transfer to such Transferee(s) its Interests such that BAM and its wholly-owned Affiliates would own less than the Brookfield Minimum Hold (any Partner which is the recipient of any such offer, a “Tag-Along Partner” and any such Transfer, a “Tag-Along Transfer”), such Tag-Along Partner(s) shall comply with the requirements of Section 10.1(b) and if the Offeree Members do not elect to purchase the entire Offered Interest of such Tag-Along Partner(s), then such Tag-Along Partner(s) may proceed to enter into a definitive agreement to consummate such Tag-Along Transfer and as promptly as reasonably practicable after entering into any such definitive agreement, then such Tag-Along Partner(s) shall notify each other Partner of such Tag-Along Transfer in accordance with Article 12 hereof, such notice to contain a copy of the definitive agreement and state in reasonable detail the material terms of such agreement including the Transfer price and, in the case of a Tag-Along Transfer comprising multiple transactions or at multiple prices, such Transfer price shall for the purposes of this Section 10.6 be the volume weighted average price (each, a “Tag-Along Notice”).

(b)           Each Partner who receives a Tag-Along Notice shall deliver to the Tag-Along Partner or the General Partner, as applicable, not more than fifteen (15) Business Days after the Tag-Along Notice, a written reply stating whether or not such Partner intends to exercise such Partner’s rights under Section 10.6(c) hereof with respect to such Tag-Along Transfer (each, a “Reply”).  If a Partner receives a Tag-Along Notice but fails to deliver a Reply to a Tag-Along Notice within such fifteen (15) Business Day period, such Partner shall be deemed to have irrevocably waived such Partner’s rights under this Section 10.6 with respect to the subject Tag-Along Transfer.

(c)           With respect to any Tag-Along Transfer, each Partner may, but is under no obligation to, elect to sell, assign or transfer to the Transferee(s), on substantially the same terms as the relevant Tag-Along Partner, a portion of such Partner’s Interests not to exceed one hundred percent (100%) of such Partner’s Interests (the “Tagging Partners”).  The Tag-Along Partner shall negotiate in good faith with the Transferee(s) with the objective of consummating a Tag-Along Transfer involving the sale, assignment or transfer of Interests in an aggregate amount equal to the aggregate Interests desired to be sold, assigned or transferred by the Tag-Along Partner and each of the Tagging Partners.  In the event the Tag-Along Partner is successful in negotiating a Tag-Along Transfer involving the sale, assignment or transfer of such Interests on substantially the terms in the Tag-Along Notice, all such Interests shall be sold, assigned and transferred to the Transferee(s) in connection with the Tag-Along Transfer.  In the event the Tag-Along Partner is only successful in negotiating a Tag-Along Transfer involving the sale, assignment or transfer of some of such Interests on substantially the terms in the Tag-Along Notice, the Interests which the Tag-Along Partner and each Tagging Partner shall sell, assign and transfer in connection with such Tag-Along Transfer shall be determined by allocating the Interests among the Tag-Along Partners and Tagging Partners as follows: (1) first, to each such Partner the lesser of (A) the portion of such Interests that such Partner desires to sell, assign or transfer to the extent it has not been allocated to such Partner on a previous application of this Section 10.6(c)(1) and (B) its pro rata share (determined based on such Partner’s Commitment as a proportion of the aggregate Commitments of all Tag-Along Partners and Tagging Partners) of the Interests which have not been allocated on a previous application of this Section 10.6(c)(1) and (2) second, by repeating the allocation process in Section 10.6(c)(1) until all of the Interests have been allocated. The aggregate amount of consideration from the Transferee(s) for the Interests being sold, assigned and transferred in connection with the Tag-Along Transfer shall be divided among the Tag-Along Partner and the Tagging Partners pro rata in proportion to the Interests being sold, assigned and transferred by each of them in connection with such Tag-Along Transfer.  If such consideration is in more than one form, the aggregate amount of the consideration of each form shall be apportioned among the Tag-Along Partner and the Tagging Partners pro rata in proportion to the Interests being transferred by each of them in connection with such Tag-Along Transfer.

(d)          Each sale, assignment or transfer in connection with a Tag-Along Transfer shall be effectuated as promptly as practicable but in no event more than fifteen (15) Business Days after the expiration of the fifteen (15) Business Day period set forth in Section 10.6(b) hereof or the earlier date on which the Tag-Along Partner has received a Reply from each Partner to the relevant Tag-Along Notice.  Each sale, assignment or transfer to be made in connection with a Tag-Along Transfer shall be effectuated simultaneously on substantially the terms in the Tag-Along Notice and no Tagging Partner or Tag-Along Partner shall consummate any sale, assignment or transfer in connection with a Tag-Along Transfer unless the Tag-Along Partner and each Tagging Partner are permitted to consummate all such sales, assignments and transfers.  At the time such Transfers are consummated, the Tag-Along Partner shall require that the Transferee remit directly to the Tag-Along Partner and the Tagging Partners that portion of the consideration to which each of them is entitled.  In the event that any Tag-Along Transfer and its related sales, assignments and transfers are not consummated prior to the expiration of the fifteen (15) Business Day period set forth in this Section 10.6(d) or the Transferee fails timely to remit any portion of the consideration, such Tag-Along Transfer shall be deemed to be in violation of this Section 10.6 unless a new Tag-Along Notice is delivered and the procedures set forth in this Section 10.6 are repeated.

(e)           Notwithstanding anything to the contrary contained in this Agreement, if requested in writing by any Tag-Along Partner or any Tagging Partner to the Partnership and the General Partner, in lieu of a direct sale, assignment or transfer of such Partner’s Interest to the Transferee as contemplated by this Section 10.6, such Partner may comply with the Redemption Procedure.

10.7 Syndication.  Notwithstanding anything contained in this Article 10 to the contrary (but subject to Section 10.3(c) hereof), so long as the aggregate Commitments of BAM and its wholly-owned Affiliates represent more than the Brookfield Minimum Hold, then, for a period ending six (6) months following the effective date of the Plan, Brookfield shall have the right, at its sole cost and expense, at any time and from time to time, to syndicate its Commitment to one or more third parties and/or one or more investment vehicles managed by Brookfield; provided, that BAM and its wholly-owned Affiliates shall, in the aggregate, maintain Commitments of no less than the Brookfield Minimum Hold.

10.8 Liquidity Events.

(a)           Failure to Satisfy Minimum Condition.  If the Minimum Condition has not been satisfied by the Long Stop Date, the General Partner shall attempt to Dispose of the Investment and other assets of the Consortium through an en bloc sale or other orderly disposition to maximize value; provided, that if such sale is not completed within three (3) weeks following the Long Stop Date, the Investment shall be Disposed of through an in-kind distribution to the Consortium Members in accordance with Article 6 (and the corresponding provision of each Parallel Investment Vehicle) and the Fair Market Value thereof shall be determined at the date of such distribution.

(b)           General Partner Removal.  Upon the removal of the General Partner as the general partner of the Partnership in accordance with Section 4.6 hereof, the Partnership will be wound up and the assets of the Partnership liquidated in accordance with Section 11.3.

(c)           Hyper-Majority Vote of Members.  Upon the approval of a Hyper-Majority Vote of Members , the General Partner shall make a Disposition of the Investment and other assets of the Partnership through an en bloc sale or other orderly disposition to maximize value.  For greater certainty, subject to Section 4.5, no Partner shall be entitled to, or be restricted from, acquiring the Investment from the Partnership at such time; provided that any acquisition of all or any part of the Investment by the General Partner or its Affiliates shall require the Hyper-Majority Vote of Members (other than the General Partner and its Affiliates, including any Person or account the Interest of which is managed by Brookfield on a discretionary basis).

(d)            Rights Following the Third Anniversary. At any time following the third (3rd) anniversary of the effective date of the Plan, General Partner or any Partner, as applicable, may exercise on the following liquidity rights:

(i)          General Partner Sale Recommendation.

(A)           The General Partner may recommend (a “Sale Recommendation”) that the Investment and all other assets of the Consortium be sold, which recommendation, if any, shall include reasonable details relating to the intended strategy or exit plan to be pursued and such other information as the General Partner determines may be relevant to Partners in deciding whether to accept such recommendation. Any Partner may accept such Sale Recommendation within the ten (10) Business Day period following the date of such recommendation (the “Sale Recommendation Acceptance Period”). If one or more Partners accepts such Sale Recommendation, the General Partner in its discretion shall Dispose of such Partners’ Consortium Percentage Interests of the Investment and other assets of the Consortium in the manner set forth in the Sale Recommendation or by such other means of maximizing value as the General Partner may determine, including, without limitation, through an en bloc sale or other orderly disposition (it being understood that the proceeds from such sale distributable to each such Partner shall be reduced by such Partner’s Consortium Percentage Interest of the liabilities of the Consortium, such Partner’s Partnership Percentage Interest of any Partnership-specific liabilities (as determined in accordance with Section 4.12(c)) and the Partner’s proportionate share (determined by dividing such Partner’s Invested Capital by the aggregate sum of the Invested Capital of all the Consortium Members participating in the Sale Recommendation) of the costs incurred in connection with the Disposition of such portion of the Investment and other assets of the Consortium, as determined by the Independent Accounting Firm as of the date such portion of the Investment and other assets of the Consortium are sold). At any time following the Sale Recommendation Acceptance Period, a Partner that did not accept the Sale Recommendation may nonetheless request that its pro rata share (determined in accordance with its Consortium Percentage Interest) of the Investment and other assets of the Consortium be sold by the Consortium and the proceeds distributed (it being understood that the proceeds from such sale distributable to each such Partner shall be reduced by such Partner’s Consortium Percentage Interest of the liabilities of the Consortium, such Partner’s Partnership Percentage Interest of any Partnership-specific liabilities (as determined in accordance with Section 4.12(c)) and the Partner’s proportionate share (determined by dividing such Partner’s Invested Capital by the aggregate sum of the Invested Capital of all the Consortium Members participating in the Sale Recommendation) of the costs incurred in connection with the Disposition of such portion of the Investment and other assets of the Consortium, as determined by the Independent Accounting Firm as of the date such portion of the Investment and other assets of the Consortium are sold). In the event that such request is made prior to completion of the Disposition being made pursuant to the Sale Recommendation, the General Partner will endeavor to cause such pro rata share to be included in the en bloc sale being made pursuant to the Sale Recommendation, and otherwise will seek to sell such pro rata share of the Investment and other assets of the Consortium in the market or otherwise in a manner that seeks to maximize value.

(B)           In connection with any Sale Recommendation, and solely for the purpose of Sections 6.1(b), 6.1(d) and 6.1(e) hereof, the entire Investment and other assets of the Consortium will be deemed to be Disposed of and the proceeds distributed as follows: (x) in the event any Partner accepts the Sale Recommendation within the Sale Recommendation Acceptance Period, such distribution shall be based on the price received under such Disposition and taking into account the liabilities of the Consortium, such Partner’s Partnership Percentage Interest of any Partnership-specific liabilities (as determined in accordance with Section 4.12(c)) and the costs reasonably expected to be incurred on a Disposition of the Investment and other assets of the Consortium, in each case as determined by the Independent Accounting Firm, and (y) in the event the Sale Recommendation is not accepted by any Partner within the Sale Recommendation Acceptance Period, such distribution shall be based on the deemed Disposition of the Investment and other assets of the Consortium at the then-current Fair Market Value, taking into account the liabilities of the Consortium, such Partner’s Partnership Percentage Interest of any Partnership-specific liabilities (as determined in accordance with Section 4.12(c)) and the costs reasonably expected to be incurred in connection with a Disposition of the Investment and other assets of the Consortium, in each case as determined by the Independent Accounting Firm.

(ii)          Single Partner Sale.  If the General Partner has not made a recommendation as provided in clause (ii) above, any Partner (other than the General Partner) (the “Disposing Member”) may seek to sell its Interests (the “Subject Interest”) to the other Consortium Members (the “Acquiring Members”) pursuant to the following procedures:

(A)           the Disposing Member shall provide notice to the Partnership and the Acquiring Members of its desire to potentially sell its Interest (the “Provisional Sale Notice”);

(B)           at any time during the ten (10) day period beginning thirty (30) days following the date of deemed receipt of the Provisional Sale Notice, the Disposing Member may give notice (the “Sale Notice”) to the Partnership and the Acquiring Members of its offer to sell its Interests (the “Sale Offer”) and the price (the “Exit Price”) under which it is prepared to do so;

(C)           within seven (7) days of the date of deemed receipt of the Sale Notice, each Acquiring Member may elect by notice to the Partnership and the Disposing Member (the “Acquisition Notice”) to acquire all or any portion of the Subject Interest (expressed as a percentage of the Subject Interests) at the Exit Price; provided, however that at any time during such seven-day period, the Disposing Member may, in its sole discretion, elect to withdraw the Sale Offer and to reject the sale of any portion of the Subject Interest to any Acquiring Member and, if the Sale Offer is so withdrawn and any sale is so rejected, the Disposing Member shall give prompt written notice thereof to the Acquiring Members; provided, further, that if the Disposing Member elects to withdraw its Sale Offer and to reject the sale of any portion of the Subject Interest, the Disposing Member may, in its sole discretion, elect to re-offer the Subject Interest for sale in accordance with the procedures set forth in Section 10.8(d)(ii)(E);

(D)           the closing of any acquisition by the Acquiring Members shall take place within five (5) Business Days of the date of deemed receipt of the Acquisition Notice;

(E)           the Exit Price with respect to any portion of the Subject Interest to be acquired by any Acquiring Member shall be an amount equal to the sum of (I) the product of (x) a fraction, the numerator of which is such portion of the Subject Interest, and the denominator of which is all Interests, and (y) an amount equal to the sale proceeds that would have been obtained if all assets of the Partnership had been sold at Fair Market Value on the date of the Sale Notice (provided, that (i) with respect to any Securities referred to in clauses (a)(i) or (a)(ii) of the definition of “Fair Market Value”, the Fair Market Value thereof shall be determined using the Ten-Day Average VWAP (rather than the Twenty-One-Day Average VWAP) and (ii) with respect to any assets of the Partnership the Fair Market Value of which is required to be determined based on a valuation made by an appropriately qualified independent third-party valuation agent, such valuation shall have been completed within three (3) months prior to the date of the Sale Notice, and if no such valuation is available, the Partnership shall obtain a valuation by an appropriately qualified independent third-party valuation agent prior to the date the Acquisition Notice is required to be given), less (II)  (x) a reasonable estimate of the proportionate share of all of the Partnership’s liabilities attributable to such portion of the Subject Interest determined by the Independent Accounting Firm (the sum of clause (I) and clause (II)(x), “Partially Adjusted Exit Price”) and (y) the Transaction Distribution Amount and the Carried Interest attributable to such portion of the Subject Interest determined based on the Partially Adjusted Exit Price (it being understood that the acquisition of the Subject Interest by the Acquiring Members shall have no effect on the Transaction Distribution Amount and the Carried Interest, if any, distributable to the General Partner and the Class B Limited Partner, respectively, in respect the Subject Interest after the date of acquisition thereof by the Acquiring Members), in each case determined by the Independent Accounting Firm;

(F)           if the aggregate amount of Interests under the Acquisition Notices is in excess of the Subject Interest, the Subject Interest which each Acquiring Member providing an Acquisition Notice shall acquire shall be determined by allocating the Subject Interest among the Acquiring Members as follows: (1) first, to each Acquiring Member the lesser of (A) the portion of the Subject Interests indicated in its Acquisition Notice to the extent it has not been allocated to such Acquiring Member on a previous application of this Section 10.8(d)(ii)(F)(1) and (B) its pro rata share (determined based on such Acquiring Member’s Commitment as a proportion of the aggregate Commitments of all Acquiring Members providing an Acquisition Notice) of the Subject Interest which has not been allocated on a previous application of this Section 10.8(d)(ii)(F)(1); and (2) second, by repeating the allocation process in Section 10.8(d)(ii)(F)(1) until all of the Subject Interest has been allocated; and

(G)           if the aggregate amount of Interests under the Acquisition Notices is less than the entire Subject Interest, then the Disposing Member may elect to withdraw the Sale Offer or elect to have the Partnership Dispose of the Disposing Member’s remaining share of the Investment and other assets of the Partnership, the proceeds of which shall be subject to reduction by a reasonable estimate of the Disposing Member’s remaining share of all of the Partnership’s liabilities and the costs incurred in connection with the Disposition of such remaining share of the Investment and other assets of the Partnership, in each case as determined by the Independent Accounting Firm.

(H)           Notwithstanding anything to the contrary contained in this Agreement, if requested in writing by any Disposing Member to the Partnership and the General Partner, in lieu of a direct sale of the Subject Interest to the Acquiring Members as contemplated by this Section 10.8(d)(ii), such Disposing Member may comply with the Redemption Procedure.

(e)           Notwithstanding anything to the contrary herein, Dispositions made pursuant to this Section 10.8 shall be structured solely in a manner as to prevent any liability under Section 16(b) of the Exchange Act with respect to any Consortium Member or any entity within the Consortium.

ARTICLE 11
DISSOLUTION AND WINDING
UP OF THE COMPANY

11.1 Events of Dissolution.  The Partnership shall dissolve upon the happening of any of the following events:

(a)          the decision of the General Partner to dissolve the Partnership with the consent pursuant to the Voting Agreement, which such consent shall be based on the approval of a Hyper-Majority Vote of Tier One Parallel Investment Vehicles;

(b)          the occurrence of any event that results in the General Partner ceasing to be a general partner of the Partnership pursuant to Section 4.6 hereof or under the Act (other than in connection with a Transfer of its entire Interest in accordance with this Agreement or if it has only been temporarily replaced); provided, however, that the events set forth in Section 17-402(a)(4) of the Act shall not be events of withdrawal and upon the happening of any of the events set forth in Section 17-402(a)(4) of the Act the Partnership shall continue without dissolution; provided, however, that the Partnership shall not be dissolved and required to be wound up in connection with any such event if the Partnership is continued without dissolution in a manner permitted by this Agreement;

(c)          a judicial decree of dissolution has been obtained; or

(d)          at any time there are no Limited Partners, unless the business of the Partnership is continued without dissolution in accordance with the Act.

11.2 Winding Up.  Upon a dissolution of the Partnership, the Partnership shall not terminate, but shall cease to engage in further business, except to the extent necessary to perform existing contracts and preserve the value of its assets, and subject to Section 4.6 the General Partner, or if there is no general partner of the Partnership, a liquidating trustee selected by a Majority Vote of the Tier One Parallel Investment Vehicles (in accordance with the Voting Agreement), shall act as liquidator to wind up the Partnership’s affairs and liquidate its assets (including, if applicable, by means of the distribution in kind of any assets of the Partnership, in accordance with Section 11.3(c) hereof).  During the course of the winding up and liquidation of the Partnership, all of the provisions of this Agreement shall continue to bind the parties and apply to the activities of the Partnership (including, without limitation, the distribution provisions of Article 6 hereof), except as specifically provided herein to the contrary. As promptly as possible following dissolution of the Partnership, the General Partner (or other liquidating trustee if applicable) shall cause to be prepared a statement setting forth the assets and liabilities of the Partnership and its Subsidiaries as of the date of dissolution, a copy of which statement shall be furnished to all of the Partners.

11.3 Liquidation.

(a)          As soon as practicable following the effective date of dissolution, the proceeds from liquidation shall be applied and distributed as follows:

(i)           First, to the satisfaction (whether by payment or the reasonable provision for payment) of the obligations of the Partnership to creditors in the order of priority established by the instruments creating or governing such obligations and to the extent otherwise permitted by law, including to establish of any reserves which the General Partner or other liquidating trustee as may be selected considers necessary for any anticipated contingent, conditional or unmatured liabilities or obligations of the Partnership and to satisfy all applicable formalities in such circumstances as may be prescribed by applicable law.  All such reserves shall be paid over to a national bank selected by the General Partner (or other liquidating trustee if applicable) and authorized to conduct business as an escrowee to be held by such bank as escrowee for the purpose of disbursing such reserves in payment in respect of any of the aforementioned liabilities or obligations.  At the expiration of such period as the General Partner (or other liquidating trustee, if applicable) shall deem advisable, any balance of any such reserves not required to discharge such liabilities or obligations shall be distributed as provided in subsection (ii) below; and

(ii)           Second, to the Partners in accordance with Article 6 hereof.

(b)           Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and shall have no recourse therefor, upon dissolution or otherwise, against the General Partner or a Limited Partner.  Subject to Section 11.3(c) hereof, no Partner shall have any right to demand or receive property other than cash upon dissolution of the Partnership.

(c)          If upon the winding up and liquidation of the Partnership there shall be any assets of the Partnership to be distributed in kind, the General Partner shall provide written notice to each Partner of such distribution which notice shall set forth the date on which the General Partner has determined to cause such distribution to be made and shall offer to each Partner the right to elect not to receive such in kind distribution.  If the General Partner receives written notice from any Limited Partner within five (5) Business Days following receipt of the General Partner’s notice of an in kind distribution of assets of the Partnership, that, in lieu of receiving such in kind distribution, such Limited Partner desires that the General Partner dispose of such Limited Partner’s share of the assets of the Partnership to be distributed in kind and distribute the cash proceeds, net of all Disposition commissions and expenses, to such Limited Partner, the General Partner shall use its commercially reasonable efforts to Dispose of such Limited Partner’s share of the assets of the Partnership to be distributed in kind; provided, however, that, for the purposes of this Agreement, such Limited Partner’s share of the assets of the Partnership to be distributed in kind shall be deemed to have been Disposed of for their Fair Market Value as of the date of the in-kind distribution of such assets of the Partnership to the Limited Partners who did not provide such notice.  In the event the General Partner is unable to dispose of such Limited Partner’s share of the assets of the Partnership within two (2) weeks, such Limited Partner may deliver a written notice to the General Partner requesting that the General Partner distribute such Limited Partner’s share of the assets of the Partnership in kind to such Limited Partner and the General Partner shall promptly do so.  If the General Partner does not receive a written notice of the type referred to in the immediately preceding sentence from such Limited Partner, the General Partner shall continue its efforts to sell such Limited Partner’s share of the assets of the Partnership to be distributed in kind for an additional period of one (1) week and if the General Partner is not successful in selling such Limited Partner’s share of the assets of the Partnership to be distributed in kind during such period, at the end of such one-week period the General Partner shall distribute such Limited Partner’s share of the assets of the Partnership in kind to such Partner.  The Partnership shall use commercially reasonable efforts to seek that any shares of GGP that are distributed in kind pursuant to this Section 11.3(c) be freely tradeable under applicable securities laws, it being acknowledged by each of the Partners that, to the extent the Partnership is then a minority shareholder of GGP, the Partnership may be significantly limited in its ability to control the free tradeability of such shares.

11.4 Termination of Partnership.  Upon the application and distribution of the proceeds of liquidation and the assets of the Partnership as provided in Section 11.3 hereof, the Partnership shall file its certificate of cancellation of the Certificate in accordance with the Act, whereupon the Partnership shall terminate.  Upon cancellation of the Certificate in accordance with the Act, this Agreement shall terminate (other than the rights and obligations under Sections 3.5(b), 3.5(c), 6.5, 6.7, 8.1, 8.4(e), 9.2, 12.1, 12.3, 12.11 and 12.13 to 12.23).

11.5 Other Dissolution and Termination Provisions.  Subject to Section 11.1 hereof, none of the following shall automatically affect the existence of, dissolve or terminate the Partnership:

(a)          the substitution, death, incompetency, (voluntary or involuntary) dissolution, winding up, liquidation, insolvency, Bankruptcy or other disability or the withdrawal of a Limited Partner;

(b)           the amalgamation, reorganization, recapitalization, consolidation, merger, sale of all or substantially all of the securities or assets of, or other change in the ownership or nature of the General Partner;

(c)           the substitution, death, incompetency, (voluntary or involuntary) dissolution, winding up, liquidation, insolvency, Bankruptcy or other disability or the withdrawal of the General Partner or of any direct or indirect shareholder in the General Partner;

(d)           the admission of any additional shareholder in the General Partner;

(e)            the admission of any additional Limited Partner to the Partnership or the transfer of any Interest; or

(f)          the pledge, mortgage, grant of a security interest in or other encumbrance of any Interest by a Partner.

ARTICLE 12
GENERAL PROVISIONS

12.1 Notices.

(a)          All notices or other communications to be given hereunder to a Partner shall be in writing and shall be sent by delivery in person, by courier service, by electronic mail transmission or telecopy addressed as follows or such other address as may be substituted by notice as herein provided:

(i)           If to the Partnership:

[______________]
c/o Brookfield Asset Management Inc.
Brookfield Place, Suite 300
181 Bay Street, P.O. Box 762
Toronto, Ontario M5J 2T3
Attention:  Joseph S. Freedman
Telephone:  (416) 956-5182
Electronic Mail:  jfreedman@brookfield.com

(ii)          If to the General Partner:

Brookfield Asset Management Private
Institutional Capital Adviser (Canada), L.P.
c/o Brookfield Asset Management Inc.
Brookfield Place, Suite 300
181 Bay Street, P.O. Box 762
Toronto, Ontario M5J 2T3
Attention:  Joseph S. Freedman
Telephone:  (416) 956-5182
Electronic Mail:  jfreedman@brookfield.com

(iii)         If to the Limited Partners, at the addresses set forth in their respective Subscription Agreement.

(b)          Any notice given hereunder shall be deemed to have been given upon the earliest of, in the case of notices to and from parties within the same country: (i) if delivered by hand during Business Hours, on the date of delivery and (ii) one (1) day after being sent by any recognized overnight delivery service, return receipt requested.  In the case of notices to and from parties in one country to any other country, such notices shall be deemed to have been given upon the earlier of (A) receipt during Business Hours, and (B) five (5) days after being sent by any internationally recognized courier service, return receipt requested.  In the case of notices sent by electronic mail transmission, telecopy or by posting to IntraLinks (or similar online service), such notices shall be deemed to have been given upon receipt during Business Hours; provided, however, that any notice sent by electronic mail transmission or by posting to IntraLinks (or similar online service) shall only be effective upon confirmation (by telephone,  telecopy or electronic confirmation of receipt (other than a confirmation generated automatically) or access notification, as applicable) from the Partner to whom such notice was sent.

12.2 Title to Partnership Property.  Legal title to Partnership property shall at all times be held by and in the name of the Partnership or its nominee or custodian, other than securities held in “street name” by a broker or dealer for the benefit of the Partnership.

12.3 Confidentiality.

(a)          Except with the consent of the General Partner or as otherwise provided in this Agreement, no Limited Partner shall disclose to any Person any information related to the General Partner, the Partnership, any Parallel Investment Vehicle, the Board of Directors (or the board of directors of any Parallel Investment Vehicle), GGP, or any of their respective Affiliates, in each case, that is not publicly available (or that is publicly available only as a result of a disclosure by such Limited Partner or any director, employee, officer, legal, financial or tax advisor or auditor of such Limited Partner or its Affiliates in violation of this Section 12.3); provided, however, that nothing contained herein shall prevent any Limited Partner from furnishing (i) any required information to any governmental regulatory agency or self-regulating body or in connection with any judicial, governmental or other regulatory proceeding or as otherwise required by law (provided, that any disclosure that is either (A) not to a governmental regulatory agency or (B) not on a confidential basis, shall require prior written notice thereof to the General Partner to the extent allowed by law) or (ii) any information, so long as such disclosure is for a bona fide business purpose of such Limited Partner in respect of its Interest, to directors, officers, employees, legal, financial and tax advisors or auditors of such Limited Partner or its Affiliates who are informed of the confidential nature of the information and who agree to be bound by the provisions of this Section 12.3, and each Limited Partner agrees to be bound hereby.  Without limitation of the foregoing, each Limited Partner acknowledges that notices and reports to such Limited Partner hereunder may contain material non-public information concerning, among other things, GGP and the Investment, and agrees not to use such information other than in connection with monitoring its investment in the Partnership and agrees, in that regard, not to trade in any Securities (other than its Interest as permitted hereunder), Debt, New Equity or any other interests in GGP or any other investment likely to effect the value thereof on the basis of any such information. The General Partner agrees that it shall use information required to be kept confidential by this Section 12.3 only in connection with the performance of its duties under this Agreement.

(b)           Except as otherwise agreed by the General Partner or as otherwise provided in this Agreement, in order to preserve the confidentiality of certain information disseminated by the General Partner or the Partnership under this Agreement that a Limited Partner that is subject to FOIA or any Limited Partner that has one or more equity owners that are subject to FOIA (any such Limited Partner a “FOIA Partner”) is entitled to receive pursuant to the provisions of this Agreement, including, without limitation, quarterly, annual and other reports (other than such information necessary to file such Limited Partner’s tax and information returns), information provided to the Board of Directors and any information provided at meetings of the Limited Partners, the General Partner may (i) provide to such FOIA Partner access to such information only on the Partnership’s (or General Partner’s) website in password protected, non-downloadable, non-printable format or (ii) require such FOIA Partner to return any copies of information provided to it by the General Partner or the Partnership (including any subsequent copies made by such Limited Partner).

(c)           Notwithstanding the provisions of Section 12.3(a) hereof, the General Partner agrees that each Partner that (i) is a private fund of funds (or other similar private collective investment vehicle) having reporting obligations to its investors and (ii) has, prior to the date on which such Partner was admitted to the Partnership, notified the General Partner in writing that it is electing the benefits of this Section 12.3(c) may, in order to satisfy such reporting obligations, provide the following information to its investors (but only to the extent that such investors are informed of the confidential nature of the information and either agree to be bound by the provisions of this Section 12.3 or are otherwise bound by substantially similar obligations of confidentiality):  (A) the name and address of the Partnership; (B) the fact that such Partner is a member of the Partnership; (C) the identity of the General Partner; (D) the date the Partner was admitted as a Partner; (E) the amount of such Partner’s Commitment; (F) the aggregate amount of such Partner’s Capital Contributions; (G) the aggregate amount of distributions received by such Partner from the Partnership; (H) the reported value of such Partner’s Interest (as set forth in the reports furnished by the General Partner to such Limited Partner pursuant to Sections 8.1(b)(i) and 8.1(b)(ii) hereof); (I) a total of the amounts set forth in clauses (G) and (H) above; (J) such Partner’s net internal rate of return with respect to the Partnership’s performance as a whole as prepared by such Partner; (K) the name of GGP, a description of the business of GGP and information regarding the industry and geographic location of GGP and (L) and any other information that can be derived from the information referred to in clauses (A) through (K) above (with or without any other publicly available information).  With respect to any disclosure referred to in clauses (A) through (L) above, each Limited Partner shall indicate that such disclosure was not prepared, reviewed or approved, by the General Partner or the Partnership.

(d)            Except as otherwise agreed by the General Partner or as otherwise provided in this Agreement, each Limited Partner shall promptly notify the General Partner if at any time such Limited Partner is or becomes subject to any public disclosure law, rule or regulation of any governmental or non-governmental entity that could require similar or broader public disclosure of confidential information provided to such Limited Partner (collectively such laws, rules or regulations, “FOIA”).  To the extent that any such Limited Partner receives a request for public disclosure of any confidential Partnership information provided to it, such Limited Partner agrees that:  (i) it shall use its commercially reasonable efforts to (A) promptly notify the General Partner of such disclosure request and promptly provide the General Partner with a copy of such disclosure request or a detailed summary of the information being requested, (B) inform the General Partner of the timing for responding to such disclosure request, and (C) consult with the General Partner regarding the response to such disclosure request; (ii) it shall use commercially reasonable efforts to oppose and prevent the requested disclosure unless (A) such Limited Partner is advised by counsel that there exists no reasonable basis on which to oppose such disclosure or (B) such disclosure relates solely to the information contained in clauses (A) through (L) of Section 12.3(c) hereof (and does not include any information relating to GGP or the Investment (except as it relates to such Limited Partner’s Interest) and/or copies of this Agreement or related documents); and (iii) notwithstanding any other provision of this Agreement, the General Partner may, in order to prevent any such potential disclosure that the General Partner determines in good faith is likely to occur, withhold all or any part of the information otherwise to be provided to such Limited Partner; provided, however, that the General Partner shall not withhold any such information if such Limited Partner confirms in writing to the General Partner, based upon advice of counsel, that compliance with the procedures in Section 12.3(b) hereof is legally sufficient to prevent such potential disclosure.

(e)           Each Partner agrees not to, and shall ensure that each of their respective Affiliates does not, make any press release or other announcement or other marketing disclosure about any other Partner’s investment in the Partnership (or any indirect investment in the Partnership by any other Person) without such other Partner’s prior written approval; provided, however, that the General Partner and its Affiliates may indicate that a Partner has invested in the Partnership (or any other Person has invested indirectly); provided, further, that prior written notice has been given to the Partner of any indication in a public forum (e.g., on a website)).

(f)           The obligations and undertakings of each Limited Partner under this Section 12.3 shall be continuing and shall survive termination of the Partnership and this Agreement.  Any restriction or obligation imposed on a Limited Partner pursuant to this Section 12.3 may be waived by the General Partner in its discretion.  Any such waiver or modification by the General Partner shall not constitute a breach of this Agreement or, to the fullest extent permitted by law, of any duty stated or implied in law or in equity to any Limited Partner, regardless of whether different agreements are reached with different Limited Partners.

(g)            The parties hereto agree that irreparable damage would occur if the provisions of this Section 12.3 were breached.  It is accordingly agreed that the parties hereto shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Section 12.3 as modified or waived and to enforce specifically the terms and provisions hereof as modified or waived in any court having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

12.4 Exclusivity.  Until the winding up and dissolution of the Partnership in accordance with Article 11 hereof (or, if earlier, the Disposition of the entire Investment and the distribution of the proceeds therefrom in accordance with Article 6 hereof), each Partner agrees to work exclusively with the Partnership in connection with:  (a) any potential plan of reorganization of GGP or any of its Affiliates; (b) any proposal for, and the provision of, financing to GGP or any of its Affiliates; or (c) any acquisition, merger, consolidation, tender or exchange offer, leveraged buy-out, share, asset, debt, claim or security purchase, exchange of capital stock or assets, joint venture, liquidation, dissolution or business combination involving GGP, its Affiliates or any of their assets during the term of the Chapter 11 Case or in connection with the effectiveness of the Plan (other than pursuant to investments in mutual funds, hedge funds and other investment vehicles or accounts over which such person has no direct or indirect investment discretion and to which neither it nor any of its representatives has conveyed any confidential information in breach of this Agreement), and agrees not to, directly or indirectly, make, be involved in, promote, discuss, encourage or finance, either independently or with any other person, any of the events or actions under clauses (a), (b) or (c) hereof to GGP, its Affiliates or any representative of GGP; provided, that if a Super-Majority Vote of Members approving the establishment of a GGP Financing Vehicle in accordance with Section 5.2 hereof is not obtained, any Partner that desires to participate in such financing and is permitted to do so under Section 5.2(f) or (g) hereof shall be exempted from the exclusivity requirements of this Section 12.4 solely to the extent necessary to permit such Partner to participate in such financing.  The General Partner shall be entitled to exercise the Partnership’s rights to enforce this Section 12.4 and Section 12.3 hereof on behalf of the Partnership.  For the avoidance of doubt, the provisions of this Section 12.4 shall not restrict any Partner (either independently or with any other Person) from pursuing or entering into any property or asset-level investments with GGP following the effective date of the Plan.

12.5 Relations with Partners.  Unless named in this Agreement as a Partner, or unless admitted to the Partnership as a substituted Limited Partner, an Additional Limited Partner or a substituted or temporary replacement general partner of the Partnership, as provided in this Agreement, no Person shall be considered a Partner.  Subject to Article 10 hereof, the Partnership and General Partner need deal only with Persons so named or admitted as Partners.

12.6 Appointment of General Partner as Attorney-in-Fact.  Subject to the receipt of any required approval under the Voting Agreement or of the Board of Directors or the Partners with respect to any matter as required under the Voting Agreement, this Agreement or applicable law, each Limited Partner (including any substituted Limited Partner or Additional Limited Partner) hereby irrevocably makes, constitutes and appoints the General Partner and each of its duly authorized officers, managers, successors and assignees, with full power of substitution and resubstitution, as its true and lawful attorney-in-fact, in its name, place and stead and for its use and benefit, to execute, certify, acknowledge, file, record and swear to all instruments, agreements and documents necessary or advisable to carrying out the following:

(a)           any and all amendments to this Agreement that may be authorized, permitted or required by this Agreement or the Act, including, without limitation, amendments required to effect the admission of Additional Limited Partners or substituted Limited Partners pursuant to and as permitted by this Agreement or to revoke any admission of a Limited Partner which is prohibited by this Agreement;

(b)          any amendment to the Certificate and all certificates and other instruments necessary or appropriate to qualify or to continue the qualification of the Partnership as a limited partnership under the laws of the State of Delaware and in each other jurisdiction where the Partnership may conduct its activities or where such qualification is necessary or desirable to maintain limited liability of Limited Partners in that jurisdiction;

(c)           all instruments and certificates and any amendment to the Certificate necessary or appropriate to reflect any amendment, change or modification of this Agreement, subject to the terms and restrictions of this Agreement;

(d)         all conveyances and other instruments and documents necessary to reflect the dissolution and liquidation of the Partnership, subject to the terms and restrictions of this Agreement;

(e)          all elections, determinations or designations under the Code (and the Treasury Regulations promulgated thereunder) or any other taxation or other legislation or laws of like import of the United States or of any states, provinces or jurisdictions in respect of the affairs of the Partnership, subject to the terms and restrictions of this Agreement;

(f)          any business certificate, certificate of limited partnership, amendment thereto, or other instrument or document of any kind necessary to accomplish the Partnership Business, subject to the terms and restrictions of this Agreement; and

(g)          all other instruments that may be required or permitted by law to be filed on behalf of the Partnership and that are not inconsistent with this Agreement.

Each Limited Partner authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever necessary or advisable to be done in and about the foregoing as fully as such Limited Partner might or could do if personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.  The appointment by each Limited Partner of the General Partner and each of its duly authorized officers, managers, successors and assigns with full power of substitution and resubstitution, as aforesaid, as attorneys in fact is a power coupled with an interest, shall be irrevocable and shall survive and not be affected by the dissolution, Bankruptcy, incapacity, disability or death of any Limited Partner, in recognition of the fact that each of the Limited Partners under this Agreement shall be relying upon the power of the General Partner and such officers, managers, successors and assigns to act as contemplated by this Agreement in such filing and other action by it on behalf of the Partnership.  The foregoing power of attorney shall survive the Transfer by any Limited Partner of the whole or any part of its Interest hereunder, except that if any assignee of such Limited Partner has been approved for admission to the Partnership as a substitute Limited Partner, the power of attorney granted hereby shall survive the delivery of the assignment for the sole purpose of (a) enabling the General Partner to execute, acknowledge and file any instrument necessary to effect the substitution and (b) approving any actions that relate to the period of time prior to such substitution.  With respect to each Limited Partner, the granting of this power of attorney shall not terminate any continuing power of attorney previously granted by such Limited Partner and shall not be terminated by such Limited Partner on the execution of a continuing power of attorney in the future, and such Limited Partner hereby agrees not to take any action in the future which results in the termination of this power of attorney.  The power of attorney granted herein shall not:  (x) entitle the General Partner to vote on any matter or to consent to any written resolution of the Limited Partners on behalf of the Limited Partners; (y) be deemed to constitute a written consent of any Limited Partner for purposes of this Agreement; or (z) be exercised in contravention of this Agreement.

12.7 General Partner Discretion.  To the fullest extent permitted by law, except where expressly provided otherwise in this Agreement, whenever in this Agreement the General Partner is permitted or required to make a decision (a) in its “discretion,” or under a grant of similar authority or latitude, the General Partner shall be entitled to act “in its sole and absolute discretion” and to consider only such interests and factors as it desires and, to the fullest extent permitted by law, shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership, the Partners or any other Person, so long as such action does not constitute gross negligence or an engagement in fraud, willful misconduct, a willful and knowing material breach of this Agreement or willful violation of law in the management of the Partnership or (b) in its “good faith”, “reasonably” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standard.

12.8 Other Instruments and Acts.  The Partners agree to execute any other instruments or perform any other acts that are or may be necessary to effectuate and carry on the Partnership created by this Agreement.

12.9 Binding Agreement.  This Agreement shall be binding upon the transferees, successors, permitted assigns, and legal representatives of the Partners.

12.10 Payments by Partners.  Any amount payable by any Partner to the Partnership in respect of such Partner’s Commitment shall be paid to the bank account of the Partnership designated by the General Partner prior to the Initial Closing Date or such other bank account of the Partnership as the General Partner may designate by written notice to such Partner not less than five (5) Business Days prior to the earliest date on which such Partner is required or entitled to make a payment to the Partnership in respect of its Commitment.

12.11 No Third Party Beneficiaries.  It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto (and their respective transferees, successors and permitted assigns), and that no other Person, other than a Tax Indemnified Party pursuant to Section 8.4(e) hereof or an Indemnified Party pursuant to Section 9.2 hereof, shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

12.12 Reliance on Authority of Person Signing Agreement.  If a Partner is not a natural Person, neither the Partnership nor any Partner shall (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or (b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

12.13 Applicable Law; Waiver of Jury Trial.  This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTNER WAIVES, AND COVENANTS THAT SUCH PARTNER WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY PARTNER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.  THE COMPANY OR ANY PARTNER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.13 HEREOF WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTNERS TO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.

12.14 Arbitration.  Any dispute, controversy or claim (“Dispute”) arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach hereof which cannot be resolved by good faith discussions between the relevant parties within ninety (90) days of the date on which the Dispute is deemed to arise in accordance with this Section 12.14 shall be referred by any such party to, and shall be finally settled by, arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “Rules”).  A Dispute shall be deemed to have arisen when a relevant party (or parties) gives notice to the other to that effect, pursuant to Section 12.1 hereof.  The place of arbitration shall be London, United Kingdom, and shall be conducted in the English language.  The decision or award of three (3) arbitrators, appointed in accordance with the Rules and in accordance with the requirements following in this Section 12.14, shall be in writing and is final and binding on the relevant parties.  Each of the three (3) arbitrators shall be an attorney with at least ten (10) years of practice (at least five (5) of which must be predominately in the areas of corporate law) and who has served as an arbitrator in at least five (5) International Chamber of Commerce arbitrations.  The arbitration panel shall award the prevailing party (or parties) its attorneys’ fees and costs, arbitration administrative fees, panel member fees and costs, and any other costs associated with the arbitration, proceedings for the recognition and enforcement of any arbitral award and the costs and attorney’s fees involved in the recognition and enforcement proceedings.  The parties further agree that (i) attorney’s fees and costs associated with the successful recognition and enforcement of an arbitral award shall always be paid by the non-enforcing party (or parties) and (ii) notwithstanding anything in this Section 12.14 to the contrary and without inconsistency with this arbitration provision, the parties consent to the non-exclusive jurisdiction of any court identified in Section 12.15 hereof for the purpose of any proceeding for recognition and enforcement of both the arbitral award and the parties’ agreement as to costs of that proceeding in accordance with this Section 12.14.  The arbitration panel may only award damages as provided for under the terms of this Agreement and in no event may punitive, consequential and special damages be awarded.  In the event of any conflict between the Rules and any provision of this Agreement, this Agreement shall govern.  Notwithstanding anything in this Section 12.14 to the contrary, any party may, without inconsistency with this arbitration provision, apply to any court identified in Section 12.15 hereof to seek interim provisional or injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved or to enforce an arbitration decision or award.

Notwithstanding any provision of this Agreement to the contrary, this Section 12.14 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Uniform Arbitration Act (10 Del. C. § 5701 et seq.) (the “Delaware Arbitration Act”).  If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 12.14, including the Rules, shall be invalid or unenforceable under the Delaware Arbitration Act, or other applicable law, such invalidity shall not invalidate all of this Section 12.14.  In that case, this Section 12.14 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 12.14 shall be construed to omit such invalid or unenforceable provision, but for the avoidance of doubt, the parties have no desire to have the Delaware Arbitration Act apply to this Agreement.

12.15 Submission to Jurisdiction and Service of Process.

(a)          Each of the parties hereby irrevocably consents and agrees that any action, suit or proceeding with respect to or relating in any way to the enforcement of the arbitration provisions contained in this Agreement, the enforcement of an arbitration decision or award, or any matter permitted by the terms of Section 12.14 hereof to be brought in a court in the first instance, may be brought in the United States District Court for the District of Delaware (or if jurisdiction is not available in such court, then in the state court of Delaware sitting in Wilmington) and each of the parties hereby irrevocably accepts and submits, for itself and in respect of its properties, to the non-exclusive jurisdiction of such court in personam, generally and unconditionally, with respect to any such action, suit or proceeding.

(b)           Each of the parties hereby irrevocably consents to the service of process in any such action, suit or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to another party at the address specified in this Agreement for notices to such other party.  In addition to or in lieu of any such service, service of process may also be made in any other manner permitted by applicable law.

(c)           Each of the Partners hereby irrevocably and unconditionally waives any objection or defense which it may now or hereafter have to the laying of venue to any such action, suit or proceeding in the United States District Court for the District of Delaware (or if jurisdiction is not available in such court, then in the state court of Delaware sitting in Wilmington) and hereby irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

12.16 Remedies and Waivers.  No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof.  The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy.  The rights, powers and remedies provided hereunder are cumulative and are not exclusive of any rights, powers and remedies provided by law.

12.17 Amendments.  Subject to Section 4.2(e), this Agreement may not be amended and no provision hereof may be waived without the consent of a Hyper-Majority Vote of Members; provided, however, that amendments made (a) to reflect the admission of one (1) or more Additional Limited Partners or Transfers of Interests of Limited Partners or permitted withdrawals of Limited Partners, (b) to change the name of the Partnership, to clarify any inaccuracy or ambiguity herein or to reconcile any inconsistent provision herein or (c) that have no material adverse effect on any Limited Partner or benefit all Limited Partners in substantially the same way, may be made by the General Partner unilaterally without the consent of any other Partner.  Notwithstanding anything to the contrary contained in this Section 12.17 (other than clauses (a), (b) and (c) which shall be controlling and except where approval of the Partners is specifically provided for elsewhere in this Agreement), without the approval or written consent of each of the Partners affected thereby, no amendment shall (A) materially and adversely affect a Partner in a different manner than all of the other Partners (including any change to the ownership structure of the Partnership that could have a material and adverse effect on a Partner’s tax position, as notified in writing by such Partner to the Partnership), (B) modify the limited liability of any Partner or increase any Partner’s Commitment, or (C) dilute the Sharing Percentage, Partnership Percentage Interest or Consortium Percentage Interest of any Partner, except as a result of the admission of an Additional Limited Partner, increases in Commitments, defaults, withdrawals or Transfers, in each case in accordance with this Agreement.  No amendment shall alter in a materially adverse manner any provision hereof that requires approval or consent of any specified percentage of Interests of Partners, of the Board of Directors or of the Tier One Parallel Investment Vehicles without the approval or written consent of Partners holding such specified percentage of Interests, such specified percentage of the Board of Directors or such specified percentage of the Tier One Parallel Investment Vehicles.  If the Voting Agreement is amended by the terms thereof and the provision so amended is also reflected in this Agreement, the General Partner shall cause this Agreement to be so amended.  The General Partner shall give written notice to all Partners promptly after any amendment has become effective, other than amendments solely for the purpose of the admission of Additional Limited Partners or substitute Limited Partners to the Partnership.

12.18 Counterparts.  This Agreement may be executed in counterparts, each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

12.19 Construction; Headings.  Whenever the feminine, masculine, neuter, singular or plural shall be used in this Agreement, such construction shall be given to such words or phrases as shall impart to this Agreement a construction consistent with the interest of the Partners entering into this Agreement.  As used herein, “including”, “includes” or “include” shall mean, in each case, “including without limitation.”  Reference to any agreement or other instrument in writing means such agreement or other instrument in writing as amended, modified, replaced or supplemented from time to time.  Unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends.  Whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.  The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof.  It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning, to the fullest extent permitted by law, and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

12.20 Severability.  If any term or provision of this Agreement or the application thereof to any Person or circumstances shall be held invalid or unenforceable, the remaining terms and provisions hereof and the application of such term or provision to Persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

12.21 Side Letters.  Notwithstanding anything to the contrary contained herein (including, without limitation, Section 12.17 hereof) or the provisions of any Subscription Agreement, it is hereby acknowledged and agreed that the General Partner, on its own behalf or on behalf of the Partnership, and without the approval of any Limited Partner or any other Person, may enter into a side letter or similar agreement to or with a Limited Partner or Limited Partners which has the effect of establishing rights thereunder, or altering or supplementing the terms hereof (including, but not limited to, any Transfer to an Affiliate or similar Person) or any Subscription Agreement with respect to any such Limited Partner entering into a side letter or similar agreement.  The parties hereto agree that any terms contained in a side letter or similar agreement to or with a Limited Partner shall govern with respect to such Limited Partner, and to the extent disclosed to a Person other than such Limited Partner prior to such Person’s admission to the Partnership as a Partner, may affect rights or obligations of such Person, notwithstanding anything to the contrary contained herein (including, without limitation, Section 12.17 hereof) or the provisions of any Subscription Agreement, and each Limited Partner acknowledges and agrees that it shall have no rights and shall make no claims under this Agreement with respect to another Limited Partner that are inconsistent with the terms of any such side letter or similar agreement with such other Limited Partner.  The admission of a Person as a Partner is subject to and conditional upon the General Partner having disclosed to such Person prior to such Person’s admission as a Partner any terms contained in a side letter or similar agreement to or with a Limited Partner that, under this Section 12.21, affects rights or obligations of such Person if disclosed to such Person.

12.22 Entire Agreement.  This Agreement, each Subscription Agreement, the Voting Agreement and any side letters constitute the entire agreement among the Partners with respect to the subject matter hereof and supersede any prior agreement or understanding among or between them with respect to such subject matter.  The representations and warranties of the Limited Partners in, and the other provisions of, the Subscription Agreements shall survive the execution and delivery of this Agreement.

12.23 Anti-Money Laundering and Anti-Terrorist Laws.  Notwithstanding anything to the contrary contained in this Agreement, the General Partner, in its own name and on behalf of the Partnership, shall be authorized without the consent of any Person, including any other Partner, to take such action as it determines in its discretion to be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures, including the actions contemplated in any Subscription Agreement.

12.24 Investment by Certain Employee Benefit Plans.  Each Partner that is, or is investing assets on behalf of, an “employee benefit plan,” as defined in and subject to ERISA, or a “plan,” as defined in and subject to Section 4975 of the Code (each such employee benefit plan and plan, a “Benefit Plan”), and each fiduciary thereof who has caused the Benefit Plan to become a Partner (a “Benefit Plan Fiduciary”), represents and warrants that (a) the Benefit Plan Fiduciary has considered an investment in the Partnership for such Benefit Plan in light of the risks relating thereto; (b) the Benefit Plan Fiduciary has determined that, in view of such considerations, the investment in the Partnership for such Benefit Plan is consistent with the Benefit Plan Fiduciary’s responsibilities under ERISA; (c) the investment in the Partnership by the Benefit Plan does not violate and is not otherwise inconsistent with the terms of any legal document constituting the Benefit Plan or any trust agreement thereunder; (d) the Benefit Plan’s investment in the Partnership has been duly authorized and approved by all necessary parties; (e) none of the General Partner, any broker-dealer that sells Interests, any of their respective affiliates or any of their respective agents or employees:  (i) has investment discretion with respect to the investment of assets of the Benefit Plan used to purchase the Interest; (ii) has authority or responsibility to or regularly gives investment advice with respect to the assets of the Benefit Plan used to purchase the Interest for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to the Benefit Plan and that such advice will be based on the particular investment needs of the Benefit Plan; or (iii) is an employer maintaining or contributing to the Benefit Plan; and (f) the Benefit Plan Fiduciary (i) is authorized to make, and is responsible for, the decision for the Benefit Plan to invest in the Partnership, including the determination that such investment is consistent with the requirement imposed by Section 404 of ERISA that Benefit Plan investments be diversified so as to minimize the risks of large losses; (ii) is independent of the General Partner, each broker-dealer that sells Interests and each of their respective affiliates, and (iii) is qualified to make such investment decision.

12.25 Disclosures and Restrictions Regarding Employee Benefit Plans.  Each Partner that is a “benefit plan investor” (defined as any Benefit Plan, any other employee benefit plan or plan as defined in but not subject to either ERISA or Section 4975 of the Code and any entity deemed for any purpose of ERISA or Section 4975 of the Code to hold assets of any employee benefit plan or plan) represents that the individual signing the Subscription Agreement has disclosed such Partner’s status as a benefit plan investor by checking the appropriate box in the Subscription Agreement.  Each Partner that is not a “benefit plan investor” represents and agrees that if at a later date such Partner becomes a benefit plan investor, such Partner will immediately notify the General Partner of such change of status.  Notwithstanding anything herein to the contrary, the General Partner, on behalf of the Partnership, may take any and all action including, but not limited to, refusing to admit persons as Partners or refusing to accept additional subscriptions, and requiring the Transfer of some or all of the Interests of any Partner, as may be necessary or desirable to assure that at all times the aggregate investment by all benefit plan investors with respect to each class of equity interests in the Partnership as determined pursuant to United States Department of Labor Regulation Section 2510.3-101 (as modified by Section 3(42) of ERISA) do not amount to or exceed twenty-five percent (25%) of the total value of such class of equity interests of all Partners (not including the investments of the General Partner or any Person (other than a benefit plan investor) who provides investment advice for a fee (direct or indirect) with respect to the assets of the Partnership, who has discretionary authority or control with respect to the assets of the Partnership, or who is an “affiliate,” as such term is defined in the applicable regulation promulgated under ERISA, of any such Person) or to otherwise prevent the Partnership from holding “plan assets” under ERISA or the Code with respect to any Benefit Plan.

12.26 Custodian.  It is understood and agreed by each of the parties hereto that (a) this Agreement, the Subscription Agreement and any side letter or similar agreement that is executed and delivered by a Partner that is a custodian or a nominee for any other Person (such other Person, a “Beneficial Owner”) are executed and delivered only in such Partner’s capacity as custodian or nominee and (b) the General Partner may, on behalf of the Partnership, pursuant to Section 12.21 hereof, agree that such Partner is liable under this Agreement, such Subscription Agreement and any such side letter or similar agreement solely to the extent that it is actually indemnified by the Beneficial Owner in respect of which it acts as custodian or nominee; provided, that such Partner’s liability under this Agreement, such Subscription Agreement and any such side letter or similar agreement shall be reduced only to the extent that the Beneficial Owner enters into a side letter or similar agreement for the benefit of each Person in respect of which such Partner owes obligations under this Agreement, such Subscription Agreement and any side letter or similar agreement to which such Partner is a party pursuant to which the Beneficial Owner agrees to be directly responsible and liable for any obligations of such Partner and to pay or cause to be paid any amounts owing by, or any other liabilities of, such Partner to the extent such Partner is relieved of liability therefor by this Section 12.26.

12.27 Certain Protections.  The General Partner acknowledges and agrees that the letter agreement, dated February 24, 2010, among BAM, Pershing Square, LP and certain affiliates of Pershing Square, LP that provides for certain bid protections is being held by BAM for the benefit of the Consortium. The General Partner agrees to pay, or to cause to be paid, to the Consortium, any amounts payable to BAM under such letter agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARTNERSHIP:

[______________]

GENERAL PARTNER:

Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P.

By:	Brookfield Private Funds Holdings Inc.,
its general partner

By:
Name:
Title:

By:
Name:
Title:

SIGNATURE PAGE TO LIMITED PARTNERSHIP AGREEMENT

WITHDRAWING LIMITED PARTNER:

[______________]

SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT

[LIMITED PARTNER SIGNATURE PAGES TO BE ATTACHED]

SIGNATURE PAGE TO LIMITED PARTNERSHIP AGREEMENT

SCHEDULE A
SCHEDULE OF PARTNERS AND
INVESTORS IN PARALLEL INVESTMENT VEHICLES

Partners/PIV Investors	Class of Interest	Commitment	Partnership Percentage Interest	Consortium Percentage Interest	Date of Admission

SCHEDULE B
TRANSACTION COSTS

Type of Expense	Amount

SCHEDULE C
INITIAL MEMBERS OF BOARD OF DIRECTORS

EXHIBIT A
FORM OF ESCROW AGREEMENT

EXHIBIT B
RESTRUCTURING PROPOSAL

EXHIBIT C
REDEMPTION PROCEDURE

1.           Defined Terms.

As used in this Exhibit C, the following terms have the meanings set forth below:

“Applicable Interest” means (i) the Offered Interest, (ii) the Interests (or portion thereof) of any Tag-Along Partner or Tagging Partner to be transferred in any Tag-Along Transfer or (iii) the Subject Interest, as applicable.

“Contributing Party” means (i) any Offeree Member or any third-party purchaser under Section 10.1(b)(vi) of the Agreement, (ii) any Transferee under Section 10.6 of the Agreement or (iii) any Acquiring Member, as applicable, or any group of any of the foregoing.

“Redeeming Party” means (i) any Selling Members, (ii) Tag-Along Partner or Tagging Partner or (iii) Disposing Member, as applicable.

“Redemption Price” means an amount in Dollars equal to the purchase price to be paid for the Applicable Interest.

2.           Redemption Procedure.

A Redeeming Party may have its Applicable Interest redeemed by the Partnership in accordance with the following procedures:

(t)            The Redeeming Party shall designate a Contributing Party, the General Partner shall establish a Parallel Investment Vehicle, and the Contributing Party shall make a contribution to such Parallel Investment Vehicle equal to the Redemption Price.

(u)           The Partnership shall sell, assign and transfer the Redeeming Party’s pro rata share (determined in accordance with its Consortium Percentage Interest) of the Investment corresponding to the Applicable Interest to such Parallel Investment Vehicle in exchange for the Redemption Price.

(v)           The Partnership shall redeem the Applicable Interest and distribute to the Redeeming Party an amount in Dollars equal to the Redemption Price (it being understood that such distribution shall not constitute Investment Proceeds and shall not be distributed in accordance with Article 6 of the Agreement). If the Applicable Interest is the entire Interest of the Redeeming Party, the Redeeming Party shall cease to be a Partner upon receipt of such distribution.

(w)          As a condition to the admission of the Contributing Party as an investor in the Parallel Investment Vehicle, the Contributing Party shall agree that the interest to be issued by the Parallel Investment Vehicle shall have the same rights, privileges and obligations as the portion of the Applicable Interest redeemed pursuant to Section 2(c) hereof (it being understood that such Contributing Party shall be liable for its pro rata portion of the liabilities of the Redeeming Party in respect of the Applicable Interest which would otherwise have been directly sold, assigned or transferred, including, without limitation, liability for Transaction Distribution Amount and Carried Interest).

Notwithstanding anything to the contrary contained in this Section 2, any Parallel Investment Vehicle established by the General Partner pursuant to Section 2(b) hereof shall not (i) be merged with or otherwise consolidated into the Partnership or (ii) be dissolved, in each case for a period of two (2) years following the date the sale, assignment and transfer of the relevant portion of the Investment to such Parallel Investment Vehicle is completed.

Exhibit C-2